UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT

Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[   ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

[   ] Definitive Information Statement

ACQUIRED SALES CORP.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[  ] No fee required

[X]        Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: common stock

(2)	Aggregate number of securities to which transaction applies: 5,000,000

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined.): $19,500,000

Stock Consideration per Exchange Act Rule 0-11(a)(4):  5,000,000 common stock shares to be issued at a $3.50 per share market value (the average of the bid and asked price for other over-the-counter securities as of October 10, 2019, a specified date within 5 business days prior to the date of the filing) equals $17,500,000 times one-fiftieth of one percent or .0002 totals $3,500.

Cash Consideration per Exchange Act Rule 0-11(c)(1): One-fiftieth of one percent of the proposed $2,000,000 cash payment is $400.

(4)	Proposed maximum aggregate value of transaction:

(5)	Total Fee Paid: $3,900

[ ]           Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

   (4) Dated Filed:

ACQUIRED SALES CORP.

31 N. Suffolk Lane, Lake Forest, Illinois 60045

Telephone: 847-915-2446

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the stockholders of Acquired Sales Corp.:

This information statement is furnished to the stockholders of Acquired Sales Corp., a Nevada corporation (sometimes “Acquired Sales”, the “Corporation”, “Company”, “we”, “us” or “our”) in connection with the approval by our board of directors and holders of a majority of our common stock to do the following:

1.Approve the merger of CBD Lion LLC, an Illinois limited liability company (“CBD Lion”) into the Company.

2.Amend the Corporation's Articles of Incorporation with the Nevada Secretary of State to change the Corporation’s name to CBD Lion Corp.

The CBD Lion Transaction

Terms of the Merger

•Subject to a number of conditions, Acquired Sales Corp. will acquire 100% of the ownership of CBD Lion for two million dollars ($2,000,000) in cash, plus five million (5,000,000) shares of unregistered common stock of the Corporation (the "Stock Consideration").

•The effects of the Merger shall be that all assets, property, rights, privileges, immunities, powers, franchises, licenses, and authority of CBD Lion shall vest in the Corporation, and all debts, liabilities, obligations, restrictions, and duties of CBD Lion shall become the debts, liabilities, obligations, restrictions, and duties of the Corporation.

•The articles of incorporation of the Corporation shall be the articles of incorporation of the Surviving Entity; and (ii) the by-laws of the Corporation shall be the by-laws of the Surviving Entity.

•The directors of the Corporation shall be Gerard M. Jacobs (Chairman), Erik S. Lundgren (Vice Chairman),Vincent J. Mesolella (Lead outside director), Thomas W. Hines, James S. Jacobs, Joshua A. Bloom, Richard E. Morrissy, Michael D. McCaffrey and a ninth director who will be designated by Erik S. Lundgren and reasonably acceptable to Gerard M. Jacobs and the officers of the Corporation shall be as set forth below, each to hold the office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with applicable Law.

oGerard M. Jacobs - Chairman, CEO and Secretary

oWilliam C. Jacobs - President, CFO and Treasurer

oErik S. Lundgren - Co-Vice Chairman, Co-Chief Operating Officer

oKatie M. Nauert – Chief Branding Officer

oAndrew R. Stepniak - Co-Chief Technology Officer

Conditions of the Merger

•At least twenty (20) days shall have passed after the mailing of this information statement and after the requisite filings are made with the State of Nevada.

•The parties shall have received the necessary authorizations of relevant governmental authorities.

•All filings required under the Securities Act or the Exchange Act necessary to consummate the Merger shall have been made.

•CBD Lion shall have received a written opinion from Taft Stettinius & Hollister LLP that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

•The Parties executing and delivering to the Corporation an employment agreement of Erik S. Lundgren.

•Gerard M. Jacobs, William C. Jacobs and the CBD Lion owners executing and delivering a stockholders agreement to vote in concert regarding the election of directors of the Corporation and on certain other matters.

•The Corporation and each CBD Lion Owner executing and delivering an escrow agreement;

•Each of Chris Weiland and Chris Nauert individually and Gary S. Lundgren and Gayle Lundgren as trustees of the Katie M. Lundgren 2008 Trust and as trustees of the Erik S. Lundgren 2008 Trust executing and delivering estoppel letters indicated that they have no right, title or interest whatsoever in and to the ownership interests, business or assets of CBD Lion.

•The Corporation and each CBD Lion Owner executing and delivering to the Corporation a registration rights agreement.

•Erik S. Lundgren delivering to the Corporation a file containing all product recipes used in CBD Lion business.

•No event, change, or effect that would, individually or in the aggregate, reasonably be expected to negatively impact the value of CBD Lion or the Corporation as set out in the Merger Agreement.

•Completion of an audit by an independent accountant of CBD Lion’s financial statements, which audit is acceptable to the Corporation.

•The release of a personal guaranty executed by Erik Lundgren.

Stockholders of record at the close of business on October 1, 2019 (the “Record Date”) are entitled to notice of this stockholder action by written consent.  Stockholders representing a majority of our issued and outstanding shares of common stock have already consented to the action to be taken by written consent to be effective as of 20 days after the mailing of this information statement and after the requisite filings are made with the State of Nevada.

ACQUIRED SALES IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED TO NOT SEND A PROXY.   Because the written consent of the holders of a majority of our voting power satisfies all applicable stockholder voting requirements, we are not asking for a proxy: please do not send us one.

Only stockholders of record at the close of business on October 1, 2019 (the “Record Date”) shall be given a copy of the Information Statement.  The date on which this Information Statement will be sent to stockholders will be on or about October 25, 2019.

The accompanying information statement is for information purposes only.  Please read it carefully.

By Order of the Board of Directors

/s/ Gerard M. Jacobs

Chief Executive Officer

October 11, 2019

This information statement is being furnished to all holders of the common stock of Acquired Sales in connection with the proposed action by Written Consent to authorize the board of directors to carry out the process to facilitate the reorganization of the  Company in connection with the acquisition of CBD Lion, and to change the name of Company to CBD Lion Corp.

ITEM 1.

INFORMATION STATEMENT

This information statement is being furnished to all holders of the common stock of Acquired Sales, in connection with resolutions of the Board of Directors and the written consent of the holders of in excess of 50% of the voting rights of the shareholders of Acquired Sales. The Board of Directors, as approved by the written consent of the holders of in excess of 50% of the voting rights of the shareholders of Acquired Sales as of the Record Date, provides public notice of the approval and authorization to carry out activities in connection with (i) the merger with CBD Lion (“Merger”); and, (ii) amending the Corporation's Articles of Incorporation with the Nevada Secretary of State to change the Corporation’s name to CBD Lion Corp. (“Name Change”) (collectively, the “Corporate Actions”).

The Merger will be effectuated pursuant to the Agreement and Plan of Merger annexed hereto as Appendix A. The Name Change will be effectuated pursuant to a Certificate of Amendment (the “Amendment”) to our Articles of Incorporation in the form as annexed hereto as Appendix B.

The Company will pay all costs associated with the distribution of the definitive Information Statement.

The Board of Directors of the Company (the “Board”), and a majority of the Company's stockholders at the Board’s recommendation, have already approved of the Corporate Actions described above by written consent in lieu of meeting pursuant to Chapter 78 of the Nevada Revised Statutes of the State of Nevada (the “NRS”). Therefore, we are not seeking approval for the Amendment or any related capitalization change, or other Corporate Actions from any of the Company's remaining stockholders, and the Company's remaining stockholders will not be given an opportunity to vote on the Amendment or Corporate Actions.  All necessary Board approvals have been obtained as of July 31, 2019 with all stockholder approvals effective as of October 1, 2019, and this Information Statement is being furnished solely for the purpose of providing advance notice to the Company's stockholders of the Amendment as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nevada law.

DATE, TIME AND PLACE INFORMATION

Under Section 14(c) of the Exchange Act and Rule 14c-2 promulgated thereunder, the Merger and Name Change cannot be effectuated until 20 days after the date that a Definitive Information Statement is sent to the Company's stockholders.  This Preliminary Information Statement was filed with the Securities and Exchange Commission on October 15, 2019.  It is anticipated that a Definitive Information Statement will be mailed ten days thereafter, on or about October 25, 2019 (the “Mailing Date”) to the stockholders of the Company as of the close of business on October 1, 2019 (the “Record Date”).  The Company expects to file the Amendment so as to effectuate both the Merger and Name Change with the Nevada Secretary of State, approximately 20 days after the Mailing Date.  The effective date of the Amendment and the Merger therefore, is expected to be on or after November 13, 2019.

DISSENTER’S RIGHT OF APPRAISAL

Pursuant to the NRS, our stockholders are not entitled to dissenters' rights of appraisal with respect to the Merger and Name Change as effectuated by the Amendment and the Company will not independently provide shareholders with any such right.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Common Stock

There will be no changes to any of the rights or privileges associated with our Common Stock.  The following summarizes the rights of holders of our Common Stock before and after the filing of the Amendment relating to the capitalization change:

•Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by our stockholders generally, including the election of directors;

•There are no cumulative voting rights;

•The holders of our Common stock are entitled to dividends and other distributions as may be declared from time to time by the Board out of funds legally available for that purpose, if any, subject to any dividend rights of the preferred stock, if any;

•Upon our liquidation, dissolution or winding up, the holders of shares of Common Stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock; and

•The holders of Common Stock have no preemptive or other subscription rights to purchase shares of our stock, and are not entitled to the benefits of any redemption or sinking fund provisions.

Dividends

We have not declared or paid cash dividends or made distributions in the past, and we do not anticipate paying cash dividends or making distributions in the foreseeable future.  We currently intend to retain and reinvest future earnings, if any, in order to finance our operations.

Outstanding Shares And Voting Rights

Currently, our only class of securities entitled to vote on the matters to be acted upon is common stock, of which the total amount presently outstanding is 2,726,669 shares, each share being entitled to one vote.  The record date for determination of the security holders entitled to vote or give consent is October 1, 2019.  The consent of the holders of a majority of the shares entitled to vote upon the matter is required for approval of the actions.  The board of directors and Stockholders owning 1,488,974 which constitute a majority of 54.6% of the outstanding voting securities of Acquired Sales Corp. have unanimously adopted, ratified and approved resolutions to effect the actions listed above.  No other votes are required or necessary.  We anticipate effecting the name change, acquisition and all other actions set out herein within two months of the date that this information statement is filed.

On July 31, 2019, our Board adopted resolutions approving and authorizing the Merger and on May 24, 2019, our Board signed a unanimous written consent to the Amendment containing the Name Change. Effective as of October 1, 2019, a majority of the stockholders of the Company took action by written consent and approved the Merger and an amendment to the Company’s Articles of Incorporation with respect to the Name Change.

As of the Record Date, the Company has authorized capital stock of 110,000,000 shares, of which 100,000,000 are shares of Common Stock and 10,000,000 are shares of preferred stock. As of October 15, 2019, 2,726,669 shares of our common stock were issued and outstanding, held by 243 holders of record. As of October 15, 2019, 66,150 shares of our Series A Preferred Stock and 90,000 shares of our Series B Preferred Stock were issued and outstanding. Our common stock is traded on the OTC Markets under the ticker symbol ASQP.

The following 17 shareholders, being beneficial owners of an aggregate of 1,488,974 shares of Common Stock constituting approximately 54.6% of our 2,726,669 shares of outstanding authorized Common Stock, voted in favor of the Amendment effecting the Name Change and other Corporate Actions described above:

Name	Number of Shares
William C. Jacobs	200,000
Roger S. Greene	112,413
Daniel F. Terry	572,000
Steven M. Skinner	7,021
Robert John Jacobs	25,000
Roberti Jacobs Family Trust (1)	181,623
Miss Mimi Corporation	100,000
Liberty Capital LLC (2)	10,000
Michelle Stratton (2)	10,000
Leonard D. Hall (2)	30,000
Brian Peterson (2)	10,000
Kathy Carter (2)	60,917
Alison Brewer (2)	10,000
Alpine Securities FBO V Mark Peterson Roth IRA (2)	10,000
Richard E. Morrissy	25,000
Joshua A. Bloom	50,000
James S. Jacobs	75,000
Total	1,488,974

(1)The Roberti Jacobs Family Trust irrevocably conveyed all of its voting power to Gerard M. Jacobs pursuant to a 2007 shareholder agreement, Mr. Jacobs is one of the grantors of the trust corpus, Mr. Jacobs and his wife Grace Roberti are the trustees, and Mr. Jacobs’ children are the beneficiaries. The trust is irrevocable.

(2)Shares voted by Gerard M. Jacobs pursuant to an irrevocable proxy dated as of 7/25/2007

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Pursuant to Chapter 78 of the NRS, the approval of a majority of the Company's voting power is required in order to effectuate the Amendment and Corporate Actions.  Chapter 78 of the NRS eliminates the need to hold a special meeting of the Company's stockholders to approve the Corporate Actions, including the Amendment and related capitalization change by providing that, unless the Company's Articles of Incorporation or Bylaws state otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent is signed by stockholders holding at least a majority of the Company's voting power in favor of such action.  Neither the Articles of Incorporation nor the Bylaws of the Company state otherwise and a majority of the Corporation’s common stock have voted in favor of the Amendment and other Corporate Actions.

The Amendment would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

DIRECTORS AND EXECUTIVE OFFICERS

Our articles of incorporation and bylaws authorize a board of directors comprised of a number of not less than one.

Set forth below for each person who has been elected director, based on information supplied by him, are his name, age as of the date of the Information Statement, any presently held positions with us, his principal occupation now and for the past five years, other directorships in public companies and his tenure of service with us as a director.  Each shall hold office until their successors are elected and qualify. The information has been provided by the nominees without independent verification by our management.

Executive Officers and Directors

The following table sets forth certain information regarding our current Directors and Executive Officers as of October 15, 2019.

Name	Age	Position
Joshua A. Bloom, M.D.	63	Director
Gerard M. Jacobs	64	Chairman of the Board, Chief Executive Officer and Secretary
James S. Jacobs, M.D.	65	Director
William C. "Jake" Jacobs, CPA	31	President, Chief Financial Officer and Treasurer
Michael D. McCaffrey	73	Director
Vincent J. Mesolella	70	Director
Richard E. Morrissy	64	Director
Thomas W. Hines, CPA CFA	60	Director

Our Directors serve in such capacity until the next annual meeting of our shareholders and until their successors have been elected and qualified. Our Chief Executive Officer serves at the discretion of our Board of Directors, until his death, or until he resigns or has been removed from office.

Joshua A. Bloom, M.D., age 63, has been a member of our board of directors since July 2007. He has been a practicing physician in Kenosha, Wisconsin since completion of his training in 1988. He is board Certified in Internal Medicine, Pulmonary Diseases, Critical Care Medicine and in Hospice and Palliative Care. He has been employed by Froedtert South (formerly known as United Hospital System) in the Clinical Practice Division from 1995 to present. He had been in private practice at the same address from 1988 to 1995. Dr. Bloom served on the board of directors of Kenosha Health Services Corporation from 1993 to approximately 2010 and the board of Hospice Alliance, Inc. since 1994 and Medical Director there since 1998. He also served on the board of the Beth Israel Sinai Congregation 1998 to 2014, where he served as the President from 2004 until 2010. We believe that Dr. Bloom’s experience serving as a director of the Corporation since 2007, his intelligence and educational background, and his familiarity with the medical field which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation.

Dr. Bloom received a medical degree from the University of Illinois in 1982 and completed his residency in internal medicine in 1985 and fellowship in Respiratory & Critical Care Medicine in 1988; both at the University of Illinois. He received an MS in Organic Chemistry from the University of Chicago in 1978 and a BS in Chemistry from Yale College in 1977.

Gerard M. Jacobs, age 64, is Chairman of our Board of Directors, Chief Executive Officer and Secretary of the Company. Mr. Jacobs has been a private investor since 2006. In 2001, Mr. Jacobs took control of CGI Holding Corporation, and served as its Chief Executive Officer and member of its board of directors until 2006. Under Mr. Jacobs’ guidance, CGI Holding Corporation changed its name to Think Partnership Inc., made 15 acquisitions primarily of businesses involved in online marketing and advertising, and succeeded in having its common stock listed on the American Stock Exchange. The company is now known as Inuvo Inc. (NYSE:MKT: INUV). Previously, in 1995, Mr. Jacobs took control of General Parametrics Corporation, and served as its Chief Executive Officer and member of its board of directors until 1999. Under Mr. Jacobs’ guidance, General Parametrics changed its name to Metal Management Inc., made 37 acquisitions primarily of businesses involved in scrap metal recycling, and succeeded in building one of the largest scrap metal recycling companies in the world. The company is now part of Sims Metal Management Ltd. (ASX trading symbol: SGM). Mr. Jacobs has also served as the lead outside director for America’s Car-Mart, Inc. (NASDAQ: CRMT) and Patient Home Monitoring Corp. (Toronto: PHM). We believe that Mr. Jacobs’ experience serving as the Chief Executive Officer of three publicly traded companies and as a director of two other publicly traded companies, his work as an investment banker and as an attorney, and his intelligence and educational background, qualifies him to serve as a director of the Corporation.

Mr. Jacobs received a law degree from the University of Chicago Law School, which he attended as a Weymouth Kirkland Law Scholar, in 1978; and an A.B from Harvard College, in 1976, where he was elected to Phi Beta Kappa. Mr. Jacobs’ brother, James S. Jacobs, M.D., is also a member of our board of directors and William C. Jacobs, our President and Chief Financial Officer and Treasurer, is Gerard M. Jacobs’ son.

Gerard M. Jacobs earns compensation from the Company at the rate of $7,500 per month. He is also entitled to reimbursement for all of his business-related expenses.

James S. Jacobs, M.D., age 65, has been a member of our board of directors since July 2007. He is a Physician in the Department of Radiation Oncology, at St. Joseph Hospital in Denver, Colorado. He was previously the Resident Physician in Radiation Oncology at Rush Medical Center in Chicago, Illinois. We believe that Dr. Jacobs’ experience serving as a director of the Corporation since 2007, his intelligence and educational background, and his familiarity with the medical field which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation.

Dr. Jacobs did a residency in Radiation Oncology at Rush Medical Center in Chicago, Illinois and an internal medicine internship and residency at the University of Colorado Medical Center in Denver, Colorado. Dr. Jacobs received a BA in Neuroscience from Amherst College in Amherst, Massachusetts in 1976.

William C. “Jake” Jacobs, CPA, age 31, is President, Chief Financial Officer and Treasurer of the Company. Effective as of February 27, 2019, the Board appointed Mr. Jacobs, the son of our Company’s Chief Executive Officer Gerard M. Jacobs, to serve as the President, Chief Financial Officer and Treasurer of the Company. Prior to becoming President, Chief Financial Officer and Treasurer of the Company, Mr. Jacobs served as an independent contractor for the Company for the past several years. Previously, Mr. Jacobs worked in the Assurance Division of Ernst & Young (doing business as EY), auditing both publicly traded and privately held companies. Mr. Jacobs graduated from the University of Southern California, with a double major in Accounting and Finance. In 2015, Mr. Jacobs won a Gold Medal at the United States of America Snowboard and Freeski Association (USASA) National Championships in the Boardercross Snowboard Senior (23-29) Men’s division.

William C. Jacobs earns compensation from the Company at the rate of $5,000 per month. He is also entitled to reimbursement for all of his business-related expenses.

Michael D. McCaffrey, age 73, has been a member of our board of directors since July 2007. He is an attorney practicing in Irvine, California and specializing in commercial and business litigation. Mr. McCaffrey has tried more than 100 jury and non-jury trials, representing numerous large companies, institutional lenders, real estate developers, contractors and various public and private corporations, partnerships and sole proprietorships. He has had sole or primary responsibility for defense and prosecution of significant matters including real property secured transactions; real estate syndication/fraud; partnership disputes/accounting/dissolution actions; corporate control; insurance (policyholders’ interests and insurers’

interests); employment litigation; prosecution, defense and expert witness on professional liability claims involving attorneys and accountants; construction, including prosecution and defense of major defect cases; and various business tort cases. We believe that Michael D. McCaffrey’s experience serving as a litigator and advisor to corporations, and his intelligence and educational background, qualifies him to serve as a director of the Corporation.

Mr. McCaffrey received his Juris Doctor in 1974 from the University of Denver College of Law where he was a member of the University of Denver Law Review (qualified by class rank, top 5%) and received a B.S. in Engineering from UCLA in 1968.

Vincent J. Mesolella, age 70, has been a member of our board of directors since October 2010. He has served for many years as the Chairman of the Narragansett Bay Commission, Providence, Rhode Island, one of the largest wastewater treatment utilities in the U.S. Mr. Mesolella also served for over twenty years as a member of the Rhode Island House of Representatives, including serving as the Majority Whip. Mr. Mesolella is the founder, President and Chief Executive Officer of MVJ Realty, LLC, a diversified real estate investment firm. Mr. Mesolella has served on the board of directors of Think Partnership Inc., an American Stock Exchange company. Mr. Mesolella has raised a great deal of money for charities including the Make-A-Wish Foundation. Mr. Mesolella resides in Rhode Island. We believe that Vincent J. Mesolella’s experience serving as a director of two publicly traded companies including service as Chairman of the Audit Committee of both, his work as a developer and business owner, his experience as an elected public official, his Chairmanship of a major wastewater treatment organization that has been nationally recognized for its excellence, his intelligence and educational background, and his familiarity with the real estate industry which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation.

Richard E. Morrissy, age 64, has been a member of our board of directors since July 2007. Since August 2016, Mr. Morrissy has been working at the UIC Department of Medicine’s Section of Infectious Disease in a research clinic called Project WISH as Clinical Coordinator in Regulatory Affairs. Previously, Mr. Morrissy was the Senior Research Specialist at the Department of Surgery – CS within the UIC College of Medicine. Mr. Morrissy was a project coordinator for the School of Pharmacy. His duties included serving as project coordinator on four clinical trial research projects funded by the National Institutes of Health’s National Cancer Institute. The School of Pharmacy projects have involved multiple research projects utilizing Lycopene in restoring DNA damage in men’s prostates. The project at UIC’s internationally acclaimed Occupational Therapy School involved the setup and running of focus groups with impaired individuals to create a movement and activity computer survey for the World Health Organization. During his tenure, Mr. Morrissy managed clinical research trials including the submission of institutional review board documents and grant proposals, recruitment of subjects and data management and storage. He also designed and led focus groups, designed and critiqued research surveys, and edited manuscripts and scientific journals. We believe that Mr. Morrissy’s experience serving as a director of the Corporation since 2007, his intelligence and educational background, and his familiarity with the medical field which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation. He received a B.A. in History from Western Illinois University in 1976.

Thomas W. Hines, CPA CFA, age 60, has been a member of our board of directors since February 2019.  Mr. Hines is a Vice President with Lowery Asset Consulting. Previously, Mr. Hines served as the Executive Vice President at Good Harbor Financial, as the National Director of Financial Planning at The Northern Trust Company, and as a tax partner at Ernst & Young in the financial planning group. Mr. Hines is a Certified Public Accountant (CPA) and a Chartered Financial Analyst (CFA). Mr. Hines holds a Bachelor of Science degree in Accounting from Marquette University, and a Master of Science in Taxation from the University of Wisconsin-Milwaukee.  Mr. Hines has been featured in publications including Fortune, American Banker, and the Premier edition of Wealth magazine. We believe that Mr. Hines’ experience as a CPA and CFA, his intelligence and educational background, qualifies him to serve as a director of the Corporation. Mr. Hines has completed over 120 Triathlons, including the Hawaii Ironman World Championship.

There are no agreements or understandings for our Chief Executive Officer or directors to resign at the request of another person, and neither the Chief Executive Officer nor directors are acting on behalf of nor will any of them act at the direction of any other person. Directors are elected until their successors are duly elected and qualified.

Board Membership of Acquired Sales and CBD Lion Before and After the Proposed Acquisition.

CBD Lion board of directors pre-Merger:  CBD Lion is a limited liability company without a board of directors. It is managed by Erik Lundgren.

CBD Lion board of directors after Merger:  Upon the closing of the Merger, CBD Lion will disappear into Acquired Sales Corp. It will have no Board.

Acquired Sales board of directors pre-Merger:  The board of directors of Acquired Sales currently consists of seven people: Gerard M. Jacobs, Joshua A. Bloom, M.D., James S. Jacobs, M.D., Thomas W. Hines, CPA CFA, Michael D. McCaffrey, Vincent J. Mesolella, and Richard E. Morrissy. Gerard M. Jacobs serves as the Chairman of Acquired Sales. Neither Erik S. Lundgren, nor his designee is currently a director of Acquired Sales.

Acquired Sales board of directors after Merger:  Pursuant to the terms of the Merger Agreement, at the Closing of the Merger the Acquired Sales board of directors will consist of Gerard M. Jacobs, Joshua A. Bloom, M.D., James S. Jacobs, M.D., Thomas W. Hines, CPA CFA, Michael D. McCaffrey, Vincent J. Mesolella, Erik S. Lundgren and Richard E. Morrissy, plus a ninth director who will be designated by Erik S. Lundgren and reasonably acceptable to Gerard M. Jacobs who will continue to serve as the Chairman of Acquired Sales following the closing of the Merger. Each to hold the office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with applicable Law.

Board Leadership Structure

Prior to the closing of our acquisition of CBD Lion, our board of directors has seven members. Gerard M. Jacobs is serving as both our principal executive officer and as the Chairman of our board of directors. Mr. Jacobs, who is a Phi Beta Kappa graduate of Harvard College and attended the University of Chicago Law School as a Weymouth Kirkland Law Scholar, has extensive experience serving as the Chief Executive Officer of several publicly traded companies, and has served as an independent member of the board of directors of other publicly traded companies, in several industries. Our company pays Mr. Jacobs consulting fees of $7,500 per month. Upon AQSP closing its acquisition of CBD Lion or Lifted Liquids, we intend to enter into a formal, individual employment agreement with Mr. Jacobs pursuant to the terms set out in the Compensation Agreement attached as Exhibit 10.53 to the Current Report on Form 8-K filed on June 26, 2019. Vincent Mesolella is formally designated as our lead independent director. Mr. Jacobs regularly consults with several of our independent directors, and especially with Vincent J. Mesolella in regard to all aspects of our company’s affairs.

Mr. Mesolella has served on the boards of directors of publicly traded companies, and for many years has served as the Chairman of the Narragansett Bay Commission, a large wastewater treatment agency in Rhode Island that has won national awards under his leadership. Mr. Mesolella has been actively involved in our evaluation of CBD Lion as a potential acquisition candidate, and in our negotiations of the terms of our pending acquisition of CBD Lion. Mr. Mesolella also receives and reviews a copy of each of our monthly bank statements.

Our board of directors has appointed an Investment Committee currently consisting of our CEO Gerard M. Jacobs, our President and CFO William C. Jacobs CPA, and director Thomas W. Hines. Our Investment Committee evaluated CBD Lion as a potential acquisition candidate, and has approved the terms and conditions of the Merger.

We believe that our current leadership structure is appropriate given the current financial resources of our corporation, the extensive experience of our directors, and the collaborative decision-making style of Mr. Jacobs. The board of directors’ role in the risk oversight of our company involves periodic telephonic board meetings, and one-on-one and conference telephone calls and email correspondence questioning Mr. Jacobs regarding his decision-making thought process, reviewing available financial and other documents as appropriate, and brainstorming with Mr. Jacobs as to how to best advance and protect our shareholders’ interests in regard to potential acquisitions and capital raises.

The leadership structure of our board of directors will not change substantially following the closing of our acquisition of CBD Lion. Our board of directors is expected to expand to nine members with the addition of Erik S. Lundgren and also a new director designated by Mr. Lundgren and approved by Gerard M. Jacobs.

At the present time, Vincent Mesolella is our lead outside director. We also draw upon the knowledge, experience and contacts of all of our directors. We believe that this anticipated leadership structure, with an experienced Chairman and several strong independent directors providing counsel to him, is appropriate given the experience of our directors and the collaborative decision-making style of Mr. Jacobs. It is anticipated that, following the closing of our acquisition of CBD Lion, the board of directors’ role in the risk oversight of our company will continue to involve periodic telephonic board meetings, and one-on-one and conference telephone calls and email correspondence questioning Mr. Jacobs, regarding his decision-making thought process, reviewing available financial and other documents as appropriate, and brainstorming with Mr. as to how to best advance and protect our shareholders’ interests in regard to potential acquisitions and capital raises, and in regard to operational and growth issues that may face CBD Lion.

Family Relationships

Gerard M. Jacobs and James S. Jacobs, MD are brothers. Gerard M. Jacobs and William C. Jacobs are father and son. James S. Jacobs and William C. Jacobs are uncle and nephew. There is no other family relationship among any of our officers or directors.

There are no agreements or understandings for any of our executive officers or director to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person. Directors are elected until their successors are duly elected and qualified.

Certain Relationships And Related Transactions

The following includes a summary of transactions during our fiscal years ended December 31, 2018 and December 31, 2017 to which we have been a party, in which the amount involved in the transaction exceeds the lesser of  $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this registration statement.

Rights to Purchase Warrants

On April 1, 2018, we issued to director Dr. James S. Jacobs, brother of Chief Executive Officer Gerard M. Jacobs, rights to purchase warrants, for a purchase price of $1.00, an aggregate of 40,000 shares of common stock of the Company, at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024.

On April 1, 2018, we issued to then independent contractor and now our President and Chief Financial Officer William C. Jacobs, son of chief executive officer Gerard M. Jacobs, rights to purchase warrants, for a purchase price of $1.00, an aggregate of 210,000 shares of common stock of the Company, at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024. On March 13th, 2019, William C. Jacobs exercised these warrants to purchase 200,000 shares of common stock of the company, and assigned the remaining 10,000 warrants to a third party.

Operating Loans 2018

On July 16, 2018 and November 12, 2018, Joshua A. Bloom, a member of our Board of Directors, loaned the Company $10,025 and $10,000, respectively, for working capital needs. The loans bear interest at 15% per annum. The loans are payable on demand by lender. There is a default rate of 18% interest in the event that the loans are not paid on demand. The loans are secured by all of the assets of the Company. In addition, the loan terms grant Mr. Bloom a total of 25,000 financing warrants to purchase shares of common stock of Acquired Sales Corp., exercisable at $0.03 per share at any time through July 16, 2023.

On July 18, 2018 and November 8, 2018, Gerard M. Jacobs, our Chief Executive Officer and a member of our Board of Directors, loaned the Company $4,765.70 and $6,000, respectively, for working capital needs. The loans bear interest at 15% per annum. The loans are payable on demand by lender. There is a default rate of 18% interest in the event that the loans are not paid on demand. The loans are secured by all of the assets of the Company. In addition, the loan terms grant Mr. Jacobs a total of 12,500 financing warrants to purchase shares of common stock of Acquired Sales Corp., exercisable at $0.03 per share at any time through July 16, 2023.

Operating Loans 2019

On January 7, 2019, January 21, 2019 and February 6, 2019, Gerard M. Jacobs, our Chief Executive Officer and a member of our board of directors, loaned the Company $5,967.50, $804, and $8,000, respectively, for working capital needs. The loans bear interest at 15% per annum. The loans are payable on demand by lender. There is a default rate of 18% interest in the event that the loans are not paid on demand. The loans are secured by all of the assets of the Company. In addition, the loan terms grant Mr. Jacobs a total of 18,750 financing warrants to purchase shares of common stock of Acquired Sales Corp., exercisable at $0.03 per share at any time through July 16, 2023.

Investment in Series A Preferred Stock

On February 27, 2019, director Thomas W. Hines purchased 5,400 shares of our Series A Preferred Stock convertible into 540,000 shares of our common stock at $1.00 per share.

Acquisition of Real Estate in Rhode Island

As discussed in our prior public filings, we have attempted to acquire one or more parcels of real estate in Rhode Island, referred to as the Mesolella/Jacobs Properties that are owned by entities affiliated with Vincent J. Mesolella and his son Derek V. Mesolella, formerly an independent contractor to the Company. One of the Mesolella/Jacobs Properties is also partly owned by an affiliate of our Chief Executive Officer, Gerard M. Jacobs. Discussions among Messrs. Mesolella and Jacobs and our independent directors have made it highly likely that we will never purchase any of the Mesolella/Jacobs Properties.

Indemnification of Officers and Directors

Our bylaws specifically limit the liability of our Chief Executive Officer and directors to the fullest extent permitted by law. As a result, aggrieved parties may have a more limited right to action than they would have had if such provisions were not present. The bylaws also provide for indemnification of our Chief Executive Officer and directors for any losses or liabilities they may incur as a result of the manner in which they operated our business or conducted internal affairs, provided that in connection with these activities they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest. In the ordinary course of business, we also may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, independent contractors and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third-parties. We may also agree to indemnify former officers, directors, employees and independent contractors of acquired companies in connection with the acquisition of such companies.

Director Independence

We are not listed on a national exchange, such as NASDAQ, at this time. As such, we are not required to have independent directors. Our management believes that, consistent with Rule 5605(a)(2) of the Nasdaq Listing Rules that a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our management has reviewed the composition of our Board of Directors and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that each of our directors, with the exceptions of Gerard M. Jacobs and Dr. James S. Jacobs, is an “independent director”.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.  Except as set forth in our discussion above in the section entitled “Certain Relationships and Related Transactions, and Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Board Composition and Committees

Our Board of Directors is currently composed of seven members: Messrs. Gerard M. Jacobs, Joshua A. Bloom, M.D., Thomas W. Hines, James S. Jacobs, M.D., Michael D. McCaffrey, Richard E. Morrissy and Vincent J. Mesolella. Our Board has decided that it would judge the independence of its directors by the heightened standards established by the NASDAQ Stock Market, despite the Company not being subject to these standards at this time. Accordingly, the Board has determined that five of our six non-employee directors, Messrs. Joshua A. Bloom, M.D., Thomas W. Hines, Michael D. McCaffrey, Richard E. Morrissy and Vincent J. Mesolella, each meet the independence standards established by the NASDAQ Stock Market and the applicable independence rules and regulations of the SEC, including the rules relating to the independence of the members of our audit committee and compensation committee. Our Board of Directors considers a director to be independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of the NASDAQ Stock Market and the rules and regulations of the SEC.

Audit Committee and Audit Committee Financial Expert

We have an audit committee consisting of Joshua A. Bloom, M.D., Thomas W. Hines, Michael D. McCaffrey, Vincent J. Mesolella and Richard E. Morrissy as members. We have not adopted an Audit Committee charter. Vincent J. Mesolella serves as our audit committee chairman and financial expert. Our audit committee performs the following functions including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. Our Board of Directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member’s financial sophistication. Accordingly, the Board of Directors believes that each of its members has the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee member should have for a business such as the Company.

Compensation Committee

Our compensation committee is comprised of Messrs. Bloom, Hines, McCaffrey, Mesolella and Morrissy. Joshua A. Bloom, M.D. is Chairman of the compensation committee. The compensation committee is responsible for, among other things, reviewing and recommending to our Board of Directors the annual salary, bonus, stock compensation and other benefits of our executive officers, including our Chief Executive Officer and Chief Financial Officer; reviewing and providing recommendations regarding compensation and bonus levels of other members of senior management; reviewing and making recommendations to our Board of Directors on all new executive compensation programs; reviewing the compensation of our Board of Directors; and administering our equity incentive plans. The compensation committee may delegate any or all of its duties or responsibilities to a subcommittee of the compensation committee, to the extent consistent with the Company's organizational documents and all applicable laws, regulations and rules of markets in which our securities trade, as applicable. The Board has determined that each member of the compensation committee is “independent,” as that term is defined by the rules of the NASDAQ Stock Market.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee is comprised of Messrs. Bloom, Hines, McCaffrey, Mesolella and Morrissy. Michael D. McCaffrey is Chairman of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for, among other things, annually assessing the composition, skills, size and tenure of the Board of Directors in advance of annual meetings and whenever individual directors indicate that their status may change; annually considering new members for nomination to the Board of Directors; causing the Board of Directors to annually review the independence of directors; and developing and monitoring our general approach to corporate governance issues as they may arise. The Board has determined that each member of the corporate governance and nominating committee is “independent,” as that term is defined by the rules of the NASDAQ Stock Market.

Investment Committee

Our board of directors has appointed an Investment Committee currently consisting of our Chief Executive Officer Gerard M. Jacobs, our President and Chief Financial Officer William C. Jacobs, CPA and director Thomas W. Hines, CPA, CFA. Future acquisitions by the Company of direct equity ownership interests in any entity other than Ablis, Bendistillery and Bend Spirits will be subject to unanimous approval by such Investment Committee and to majority approval by the Board of Directors of the Company, provided that the requirement of unanimous approval by such Investment Committee will be terminated if the investors in the Company’s Series A Preferred Stock no longer hold 25% or more of their investment in the form of Preferred Stock or common stock of the Company following conversion, or if the Company’s common stock has closed at $10.00 per share or higher for 20 consecutive trading days and there have been on average at least 50,000 shares traded on each of those 20 consecutive trading days, or if 84 months have passed since the first date that the registration statement covering the common shares of the company into which the Company's Series A Preferred Stock can be converted (the "Series A Registration Statement") is effective.

Code of Ethics

We currently have not adopted a code of ethics due to our limited size and operations. Following completion of acquisition of assets and expansion of our business in 2019, we intend to adopt a code of ethics consisting of written standards that are designed to deter wrongdoing and to promote (a) Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (b) Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Commission and in other public communications made by us; (c) Compliance with applicable governmental laws, rules and regulations; (d) The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (e) Accountability for adherence to the code.

Section 16(a) Beneficial Ownership Compliance.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Such persons are further required by SEC regulation to furnish us with copies of all Section 16(a) forms (including Forms 3, 4 and 5) that they file. Based solely on our review of the copies of such forms received by us with respect to fiscal year 2019, or written representations from certain reporting persons, we believe all of our directors, executive officers and 10% holders have met all applicable filing requirements, except as described in this paragraph:

Daniel F. Terry, Jr. is a holder of 10% of our common stock and has not filed a Form 3. Gerard M. Jacobs, Vincent Mesolella, Joshua A. Bloom, Thomas W. Hines, Richard E. Morrissy and James S. Jacobs, members of our board of directors, have not filed a Form 3 or Form 4

COMPENSATION OF DIRECTORS AND OFFICERS

Summary Compensation Table

Set forth below is information for the fiscal years indicated relating to the compensation of each person who served as our principal executive officer (the “Named Executive Officer”) during the past two fiscal years.

	Year	Salary($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total ($)
Gerard M. Jacobs,	2018	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
CEO(1)	2017	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
William C. Jacobs,	2018	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Pres CFO(2)	2017	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

(1) As of December 31, 2018, we did not experience any cash flow events as a result of any payments to our Chief Executive Officer, Gerard M. Jacobs. We have not provided retirement benefits or severance or change of control benefits to Mr. Gerard M. Jacobs. Unexercised options or warrants issued as compensation held by our Chief Executive Officer at the years ended December 31, 2017 and 2018 are set out in the following table; no equity awards were made during these years.

(2) William C. Jacobs was an independent contractor of the Company from May 2014 until February 4, 2019, when he was promoted to President, Treasurer and CFO of the Company. As an independent contractor, William C. Jacobs earned fees of $5,000 per month, plus reimbursement for all of his business-related expenses. However, during 2017 and 2018, William C. Jacobs was not paid the independent contractor fees that he had earned, and he was not reimbursed for any of his business-related expenses, because the Company did not have the cash to pay him. All of the independent contractor fees that were owed to William C. Jacobs but were not paid because the Company did not have the cash to pay him, plus reimbursement for all of his business related expenses, were fully paid to him during 2019 out of the proceeds of the sale of the Company's Series A convertible preferred stock. These independent contractor fees totaled $60,000 for 2017 and $60,000 for 2018.

BOARD OF DIRECTORS COMPENSATION

Fees and Equity Awards for Non-Employee Directors

On April 1, 2018, we issued to director James S. Jacobs and to William C. Jacobs, then an independent contractor and now our President and Chief Financial Officer, rights to purchase warrants, for an aggregate purchase price of $2.00, an aggregate of 250,000 shares of common stock of the Company (40,000 to James S. Jacobs, and 210,000 to William C. Jacobs), at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024. We recorded total stock compensation expense of $72,500 related to these rights to purchase warrants; this consists of $11,600 of stock compensation for the rights to purchase warrants issued to James S. Jacobs, and $60,900 of stock compensation for the rights to purchase warrants issued to William C. Jacobs.

The table below sets forth the compensation of our directors for the fiscal years ended December 31, 2018 and 2017.

Name	Year	Fees earned or paid in cash ($)	Stock awards ($)	Option awards	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Joshua A. Bloom, M.D. (2)	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-
Gerard M. Jacobs (1)	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-
James S. Jacobs, M.D. (2)	2018	-	$ 11,600	-	-	-	-	$ 11,600
	2017	-	-	-	-	-	-
Michael D. McCaffrey (2)	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-
Vincent J. Mesolella (3)	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-
Richard E. Morrissy (2)	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-
Thomas W. Hines CPA CFA	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-

(1) In 2014, Mr. Gerard M. Jacobs was granted the right to purchase from Acquired Sales, for an aggregate purchase price of $2.00: (1) warrants to purchase an aggregate of 750,000 shares of common stock, at an exercise price of $0.01 per share expiring on December 31, 2024, and (2) warrants to purchase an aggregate of 750,000 shares of common stock, at an exercise price of $1.85 per share expiring on December 31, 2024, if a required performance contingency is met. The combined fair value of these warrants was expensed in the 2014 income statement.

(2) In 2014, Dr. Joshua A. Bloom, Dr. James S. Jacobs, Mr. Michael D. McCaffrey, and Mr. Richard E. Morrissy each were granted the right to purchase from Acquired Sales, for an aggregate purchase price of $2.00: (1) warrants to purchase an aggregate of 25,000 shares of common stock, at an exercise price of $0.01 per share expiring on December 31, 2024, and (2) warrants to purchase an aggregate of 25,000 shares of common stock, at an exercise price of $1.85 per share expiring on December 31, 2024. The combined fair value of these warrants was expensed in the 2014 income statement.

(3) In 2014, Mr. Vincent J. Mesolella was granted the right to purchase from Acquired Sales, for an aggregate purchase price of $2.00: (1) warrants to purchase an aggregate of 500,000 shares of common stock, at an exercise price of $0.01 per share expiring on December 31, 2024, and (2) warrants to purchase an aggregate of 500,000 shares of common stock, at an exercise price of $1.85 per share expiring on December 31, 2024, if a required performance contingency is met. The combined fair value of these warrants was expensed in the 2014 income statement.

Compensation Discussion and Analysis

Throughout most of our history, rather than having full-time employees, our management has regularly engaged outside consultants, accountants and other professional service providers for purposes of providing services to the Company.  We also often issued options in lieu of cash compensation, so as to preserve capital where needed and limit cash risk exposure. Our Chief Executive Officer directly or indirectly owned equity in the Company, but was not paid cash. In the past year, the Company has significantly increased operations, and working capital. We hired a CFO and paid him $5,000 per month. In addition, our chief executive officer commenced receiving $7,500 per month as a consulting fee. In addition, upon the closing of the CBD Lion LLC and/or Warrender Enterprise Inc. d/b/a Lifted Liquids acquisitions, the salaries, equity incentives, expense reimbursements and bonuses will increase. There are also to be significant bonuses awarded to the CEO and CFO in the event the Company closes on the acquisitions of CBD Lion LLC and Warrender Enterprise Inc. d/b/a Lifted Liquids, and in the event that the Company raises $15 million and $25 million. For a further description of the proposed compensation arrangements, please refer to the current report on Form 8-K, and its exhibit, filed with the SEC on or about June 25, 2019.

Historically, funding for the Company was sourced from management affiliates through loans over the past years.  The Corporation limits cash compensation to outside or internal directors and does not have a cash compensation policy.  The Corporation believes that, given the extensive experience of Mr. Jacobs and the rest of the board of directors, and the current opportunity cost factor for each of them, combined with the fact that, until recently each of them has continued to provide services without cash compensation, that the amount of compensation provided in the form of options, which must be purchased for cash, is fair and reasonable for the Corporation. Additionally, the Corporation has, in the past, sought to retain management, which would require that the Corporation enter into long term, inflexible employment arrangements with persons that may have a limited stake in the Corporation’s success as compared to our principals.

Proposed Bonus Pool

In the event that we close the Merger with CBD Lion we have contracted to award annual bonuses to certain of our executives, including, Gerard M. Jacobs, William C. Jacobs, Erik S. Lundgren and Nicholas S. Warrender and several others.  For each fiscal year during each executive’s (“Executive”) employment term, which is anticipated to be rolling multi-year terms (each an “Employment Term”), each Executive shall be eligible to be considered for an annual bonus (the “Annual Bonus”) as part of a Company-wide management bonus pool arrangement. During the 4th quarter of each year, the Chairman of the

Compensation Committee of the Board (the “Compensation Committee”) shall recommend in writing a consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) target (each, a “Target”) for the following year (the “Target Year”), which Target must be approved in writing by each of the following for as long as that Executive remains employed by the Company:  Gerard M. Jacobs, William C. Jacobs, Erik S. Lundgren and Nicholas S. Warrender (collectively, and with respect to each for only as long as he is an employee of the Company, the “Executive Management Group”).

If the Chairman of the Compensation Committee does not recommend in writing a Target for a Target Year that is approved in writing by all of the members of each Executive Management Group prior to the commencement of the Target Year, then the Target for the Target Year shall be equal to the actual consolidated EBITDA of the Company and its subsidiaries during the then-current year (i.e., the year preceding the Target Year) as certified in writing by the Company’s outside firm of independent certified public accountants. If the actual consolidated EBITDA of the Company and its subsidiaries during the Target Year as certified in writing by the Company’s outside firm of independent certified public accountants exceeds the Target (the amount by which the actual consolidated EBITDA of the Company and its subsidiaries during the Target Year as certified in writing by the Company’s outside firm of independent certified public accountants exceeds the Target, the “Excess Amount”), then cash equal to 33% of the Excess Amount shall be set aside by the Company as a cash management bonus pool (the “Bonus Pool”), and the amount of the Bonus Pool shall be allocated and paid out by the Company as bonuses or fees to the officers of the Company and its subsidiaries (and potentially, to directors or third parties who have significantly helped the Company and its subsidiaries during the Target Year), with the amount to be paid to each payee, including the amount of any Annual Bonus to be paid to each Executive, to be determined by unanimous written agreement of each Executive Management Group, in their sole discretion.

Each Executive expressly agrees and acknowledges that the amount of the Annual Bonus (if any) allocated and paid to each Executive as so determined by unanimous written agreement of each Executive Management Group shall be final, non-appealable, and binding upon each Executive, regardless of whether each Executive receives any Annual Bonus, and regardless of whether any Annual Bonus received by each Executive is higher or lower than any other person’s bonus, under any and all circumstances whatsoever.  The Company shall pay each Executive the Annual Bonus, if any, no later than March 15th of the year following the applicable Target Year.)

Compensation Committee

Our directors, Chief Executive Officer, and our President and Chief Financial Officer, do not receive remuneration from us unless approved by the Board of Directors, but we expect to enter into employment agreements with officers in the future pursuant to the Compensation Agreement. No such payment shall preclude any director from serving us in any other capacity and receiving compensation in connection with that service. We have a compensation committee consisting of Joshua A. Bloom, M.D., Thomas W. Hines, Michael D. McCaffrey, Vincent J. Mesolella and Richard E. Morrissy as members. Joshua A. Bloom, M.D. serves as the committee’s chairman.

Long-Term Incentive Plans

Except for the incentives set out in the Compensation Agreement in favor of our Chief Executive Officer, and our President/Chief Financial Officer, there are no current arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our Board of Directors. We do not have any material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options or warrants may be granted at the discretion of our Board.

Except for the incentives set out in the Compensation Agreement in favor of our Chief Executive Officer, and our President/Chief Financial Officer and the proposed Bonus Pool described above to be created in favor of several of our executives, we have no current plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Aggregate Option Exercise of Last Fiscal year and Fiscal Year-End Option Values

The table below sets forth unexercised options, stock that has not yet vested and equity incentive plan awards for our Chief Executive Officer outstanding as of December 31, 2018. The options are exercisable at the respective prices listed below.

Outstanding Equity Awards At Fiscal Year End
(see description of columns (a) through (j) below)

(a) (b) (c) (d) (e) (f) (g) (h) (i) (j)
Gerard M. Jacobs, 605,000 - - $2.00 9/29/2021 - - - -
CEO 471,698 - - $2.00 11/4/2020 - - - -

Description of Columns (a) Through (j):

Option awards

(a)  The name of the named executive officer;

(b)  Number of securities underlying unexercised options (#) exercisable

(c)  Number of securities underlying unexercised options (#) unexercisable;

(d)  Equity incentive plan awards: number of securities underlying unexercised unearned options;

(e)  Option exercise price;

(f)  Option expiration date;

Stock awards

(g)  Number of shares or units of stock that have not vested (i);

(h)  Market value of shares or units of stock that have not vested;

(i)   Equity incentive plan awards: number of unearned shares, units or other rights that have not vested; and

(j)  Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested.

INDEPENDENT PUBLIC ACCOUNTANTS

On April 13, 2017, Eide Bailly LLP resigned as the Company’s independent registered public accounting firm. On July 16, 2018, the Company engaged Fruci & Associates II, PLLC (“Fruci”) as the Company’s independent registered public accounting firm.

The following describes the audit fees, audit-related fees, tax fees, and all other fees for professional services provided by Fruci:

For the year ended December 31, 2018:For the year ended December 31, 2017:

Audit Fees: $12,500Audit Fees: $6,000

Audit-Related Fees: NoneAudit-Related Fees: None

Tax Fees: $2,000Tax Fees: $2,500

All Other Fees: NoneAll Other Fees: None

COMPENSATION PLANS

Equity Compensation Plans

None.

Option Plans

None.

AUTHORIZATION OR ISSUANCE OF SECURITIES

OTHERWISE THAN FOR EXCHANGE

Description of Securities

General

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, of which 2,726,669 shares are issued and outstanding.  We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share of which 66,150 Preferred A and 90,000 Preferred B shares are currently outstanding. Approximately 2,427,377 shares of the 2,726,669 shares of common stock presently issued and outstanding are "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act.  The remaining 299,292 shares are believed to be free-trading.

Common Stock

Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders.  Shares of common stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors, and, if they do so, minority stockholders would not be able to elect any members to the board of directors.  Our board of directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the stockholders and which may dilute the book value of the common stock.

Shareholders have no pre-emptive rights to acquire additional shares of common stock.  The common stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.  The shares of common stock, when issued, will be fully paid and non-assessable. We currently do not accumulate money on a regular basis in a separate custodial account, commonly referred to as a sinking fund, to be used to redeem debt securities.

Holders of common stock are entitled to receive dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.  We have not paid dividends on common stock and do not anticipate that we will pay dividends in the foreseeable future.

Series A Preferred Stock

We have designated 400,000 shares of Series A Preferred Stock of which 66,150 shares are currently issued and outstanding. Each share of Series A Preferred Stock may be converted into 100 shares of common stock. The Series A Preferred Stock pays dividends at the rate of 3% annually. The Series A Preferred Stock dividends are cumulative if we do not have the necessary cash to pay the dividend when due. The Series A Preferred Stock dividends shall cease to accrue at such time as our Common Stock has closed at $3.00 per share or higher for 20 consecutive trading days after the first date that the Series A Registration Statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series A Preferred Stock have no voting rights. The holders of the Series A Preferred Stock have voluntary conversion rights. Shares of Series A Preferred Stock are subject to Mandatory Conversion (in the discretion of the Company) at such time as our Common Stock has closed at $5.00 per share or higher for 20 consecutive trading days after the first date that the Series A Registration Statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

Series B Preferred Stock

We have designated 5,000,000 shares of Series B Preferred Stock of which 90,000 shares are currently issued and outstanding. On June 28, 2019, we commenced an offering, on an any-or-all basis, to sell shares of preferred stock strictly to purchasers who are verified accredited investors pursuant to the safe-harbor exemption set out in Regulation D, Rule 506(c). The offering contemplates the sale of restricted “Series B Preferred Stock”. The principal amount of the offering is $25,000,000, which may be increased by any amount in the sole discretion of the Company. The proposed primary terms of the Series B Preferred Stock include a $5.00 per share purchase price, conversion rights into one share of common stock for each share of Series B preferred stock, and dividends at the rate of 3% annually. The proposed Series B Preferred Stock dividends are cumulative if the Company does not have the necessary cash to pay the dividend when due. The proposed Series B Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $7.00 per share or higher for 20 consecutive trading days after the first date that the registration statement covering the common shares of the company into which the Company's Series B Preferred Stock can be converted (the "Series B Registration Statement") is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The proposed Series B Preferred Stock shall have no voting rights. The holders of the proposed Series B Preferred Stock shall have voluntary conversion rights. Shares of the proposed Series B Preferred Stock shall be subject to Mandatory Conversion (in the discretion of the Company) at such time as the Company’s Common Stock has closed at $9.00 per share or higher for 20 consecutive trading days after the first date that the Series B Registration Statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days. As of October 4, 2019, we have accepted subscriptions from three accredited investors in private placements to purchase 90,000 shares of the Series B Preferred Stock for an aggregate purchase price of $450,000 in cash, convertible at the option of the holders into an aggregate of 90,000 shares of newly issued common stock of the Company, or $5.00 per share of common stock of the Company.

Our board of directors has the authority, without further action by the stockholders, to issue up to the 9,843,850 balance of 10,000,000 shares of authorized preferred stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock.

Nature and Approximate Amount of Consideration to be Received by Us in Exchange for our Share Issuance to CBD Lion.

In addition to $2,000,000 in cash, in connection with the proposed acquisition of CBD Lion, CBD Lion’s shareholders will exchange all of the outstanding equity of CBD Lion and receive 5,000,000 shares of our common stock.

Reasons for the proposed issuance and general effect on the rights of our security holders.

Our long stated objectives have been to seek, investigate and, if warranted, acquire an interest in one or more businesses, particularly focusing upon existing privately held businesses whose owners are willing to consider merging their businesses into our Company in order to establish a public trading market for their common stock, and whose managements are willing to operate the acquired businesses as divisions or subsidiaries of our company. CBD Lion fits into that longtime objective. The general effect on the rights of our security holders will be a dilution of their relative ownership, but an anticipated increase in the value and liquidity of their shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 15, 2019 by:

•each of our named executive officers;

•each of our directors;

•all of our current directors and executive officers as a group; and

•each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of October 15, 2019, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 2,726,669 shares of common stock outstanding on October 15, 2019.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director, executive officer and stockholders listed is c/o Acquired Sales Corp., 31 N. Suffolk Lane, Lake Forest, Illinois 60045.

This table does not include any of the 5,000,000 shares to be issued pursuant to the Merger with CBD Lion LLC.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Voting Securities
ZIE Partners LLC (1)	2,500,000	91.7%
Gerard M. Jacobs (2)	2,309,571	84.7%
Daniel F. Terry, Jr. (3)	597,000	21.9%
Thomas W. Hines, CPA CFA (4)	540,000	19.8%
Vincent J. Mesolella (5)	537,862	19.7%
Elana Knight (6)	460,000	16.9%
Reginald Carnick (7)	350,000	12.8%
Michael Forte (8)	250,000	9.2%
John Chris Jackson (9)	250,000	9.2%
Thomas J. and Karen D. Neckopulos (10)	250,000	9.2%
Nicholas W. Tiller (11)	250,000	9.2%
Minh N. Le (12)	211,986	7.8%
William C. "Jake" Jacobs, CPA (13)	200,000	7.3%
Cahill Ventures (14)	200,000	7.3%
Roberti Jacobs Family Trust (15)	181,623	6.7%
Janean Monroe (16)	150,000	5.5%
Charles Flieringa (17)	150,000	5.5%
Lincolnshire Associates II Ltd (18)	142,453	5.2%
Roger S. Greene (19)	118,208	4.3%
James S. Jacobs, M.D. (20)	100,000	3.7%
Joshua A. Bloom, M.D. (21)	80,000	2.9%
Michael D. McCaffrey (22)	55,000	2.0%
Richard E. Morrissy (23)	55,000	2.0%
Total Officers and Directors as group (8 persons) (24)	3,877,433	148.90%

(1) Christian Zann is the Manager of ZIE Partners LLC. The address for ZIE Partners LLC is 31 N. Suffolk Lane, Lake Forest, IL 60045. ZIE Partners LLC owns 25,000 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 2,500,000 shares of Acquired Sales Corp.'s common stock.

(2) The address for Mr. Gerard M. Jacobs is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Gerard M. Jacobs, our Chairman, Chief Executive Officer, and Secretary, has voting control over 2,309,571 shares, consisting of: (a) 181,623 Company shares owned by the Roberti Jacobs Family Trust, over which Mr. Gerard M. Jacobs has voting control via a 2007 shareholders agreement; (b) 100,000 Company shares owned by his affiliate Miss Mimi Corporation; (c) 170,000 Company shares owned by unrelated shareholders of the Company, over which Mr. Gerard M. Jacobs has voting control via a 2007 shareholders agreement; (d) 605,000 options at $2.00 per share, the vesting of which occurred upon the closing of the merger with Cogility; (e) 471,698 options at $2.00 per share (originating from Cogility); (f) 750,000 warrants at $0.01 per share, which Mr. Jacobs or his designee have the right to purchase from the Company for an aggregate purchase price of $1.00; (g) 750,000 warrants at $1.85 per share, which Mr. Jacobs or his designee have the right to purchase from the Company for an aggregate purchase price of $1.00 subject to the condition that the Company shall have acquired at least one of certain real estate properties owned by entities controlled by Vincent J. Mesolella, a Director of the Company; and (h) 31,250 financing warrants at $0.03 per share.

(3) The address for Mr. Daniel F. Terry, Jr., is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Daniel F. Terry owns 597,000 shares of our stock.

(4) The address for Thomas W. Hines, CPA CFA, is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Hines owns 5,400 shares of preferred stock convertible into 540,000 shares of our common stock at $1.00 per share.

(5) The address for Mr. Vincent J. Mesolella is 27 Paddock Drive, Lincoln, Road Island 02865. Mr. Vincent J. Mesolella owns 7,862 shares of our common stock. He holds options and warrants to purchase a total of 30,000 shares of our common stock, consisting of (a) 5,000 options at $2.00 per share and (b) 25,000 options exercisable at $0.001 per share. Mr. Mesolella or his designee has the right to purchase from the Company (a) 500,000 warrants at $0.01 per share for an aggregate consideration of $1.00, and (b) 500,000 warrants at $1.85 per share for an aggregate consideration of $1.00 subject to the condition that the Company shall have acquired at least one of certain real estate properties owned by entities controlled by him.

(6) The address for Elana Knight is 31 N. Suffolk Lane, Lake Forest, IL 60045. Elana Knight owns 4,000 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 400,000 shares of Acquired Sales Corp.'s common stock. Elana Knight also owns 60,000 shares of Acquired Sales Corp.'s Series B Preferred Stock, convertible into 60,000 shares of Acquired Sales Corp.'s common stock.

(7) The address for Reginald Carnick is 31 N. Suffolk Lane, Lake Forest, IL 60045. Reginald Carnick owns 3,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 350,000 shares of Acquired Sales Corp.'s common stock.

(8) The address for Michael Forte is 31 N. Suffolk Lane, Lake Forest, IL 60045. Michael Forte owns 2,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 250,000 shares of Acquired Sales Corp.'s common stock.

(9) The address for John Chris Jackson is 31 N. Suffolk Lane, Lake Forest, IL 60045. John Chris Jackson owns 2,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 250,000 shares of Acquired Sales Corp.'s common stock.

(10) The address for Thomas J. and Karen D. Neckopulos  is 31 N. Suffolk Lane, Lake Forest, IL 60045. Thomas J. and Karen D. Neckopulos  own 2,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 250,000 shares of Acquired Sales Corp.'s common stock.

(11) The address for Nicholas W. Tiller is 31 N. Suffolk Lane, Lake Forest, IL 60045. Nicholas W. Tiller owns 2,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 250,000 shares of Acquired Sales Corp.'s common stock.

(12) The address for Mr. Minh N. Le is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Minh N. Le owns 211,986 shares of our stock, 100,000 of which he received in the acquisition of DSTG and 111,986 of which he purchased from Acquired Sales for $3.18 per share.

(13) The address of William C. “Jake” Jacobs, CPA, our President, Chief Financial Officer and Treasurer, is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Jacobs owns 200,000 shares of our common stock.

(14) Benjamin Cahill is the President and CEO of Cahill Ventures. The address for Cahill Ventures is 31 N. Suffolk Lane, Lake Forest, IL 60045. Cahill Ventures owns 2,000 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 200,000 shares of Acquired Sales Corp.'s common stock.

(15) The address for the Roberti Jacobs Family Trust is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. The Roberti Jacobs Family Trust irrevocably conveyed all of its voting power to Mr. Gerard M. Jacobs pursuant to the 2007 shareholder agreement described above. Mr. Gerard M. Jacobs is one of the grantors of the trust corpus, Mr. Gerard M. Jacobs’ mother-in-law, Joan B. Roberti, is the trustee, and Mr. Gerard M. Jacobs’ children are the beneficiaries. The trust is irrevocable. The Trust owns 181,623 shares.

(16) The address for Janean Monroe is 31 N. Suffolk Lane, Lake Forest, IL 60045. Janean Monroe owns 1,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 150,000 shares of Acquired Sales Corp.'s common stock.

(17) The address for Charles Flieringa is 31 N. Suffolk Lane, Lake Forest, IL 60045. Charles Flieringa owns 1,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 150,000 shares of Acquired Sales Corp.'s common stock.

(18) The address for Lincolnshire Associates II Ltd is 555 Skokie Blvd. #555, Northbrook, Illinois 60062.

(19) The address for Mr. Roger S. Greene is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Roger S. Greene owns 113,208 shares of stock. In addition, he holds options to purchase a total of 5,000 shares of our common stock at $2.00 per share.

(20) The address for Dr. James S. Jacobs is 1785 Krameria Street, Denver, Colorado 80220. Dr. James S. Jacobs owns 10,000 shares of stock. He or his designee has the right to purchase from the Company 50,000 warrants at between $0.01 and $1.85 per share for an aggregate purchase price of $2.00. On April 1, 2018, the Company issued to Dr. James S. Jacobs rights to purchase warrants, for an aggregate purchase price of $1.00, an aggregate of 40,000 shares of common stock of the Company, at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024.

(21) The address for Dr. Joshua A. Bloom is 1520 South Main Street, Racine, Wisconsin 53403. Dr. Joshua A. Bloom does not own any shares of stock. However: (a) he holds options to purchase 5,000 shares of our common stock at $2.00 per share;  (b) he or his designee has the right to purchase from the Company 50,000 warrants at between $0.01 and $1.85 per share for an aggregate purchase price of $2.00; and (c) 25,000 financing warrants at $0.03 per share.

(22) The address for Mr. Michael D. McCaffrey is 10 Celano Court, Newport Coast, California 92657. Mr. Michael D. McCaffrey does not own any shares of stock. However: (a) he holds options to purchase 5,000 shares of our common stock at $2.00 per share; and (b) he or his designee has the right to purchase from the Company 50,000 warrants at between $0.01 and $1.85 per share for an aggregate purchase price of $2.00.

(23) The address for Mr. Richard E. Morrissy is 117 South Euclid Avenue, Oak Park, Illinois 60302. Mr. Richard E. Morrissy does not own any shares of stock. However: (a) he holds options to purchase 5,000 shares of our common stock at $2.00 per share; and (b) he or his designee has the right to purchase from the Company 50,000 warrants at between $0.01 and $1.85 per share for an aggregate purchase price of $2.00.

(24) Due to the combination of proxies and a shareholder agreement, all of the shares of the Roberti Jacobs Family Trust and Mr. Gerard M. Jacobs, collectively total 2,309,571 shares (which total includes unexercised options, warrants and the right to purchase warrants to purchase shares of our common stock, all of which may be exercised at any time in the discretion of the holder or his designee, except for the right to purchase warrants to purchase an aggregate of 750,000 shares of our common stock, which may not be exercised until a required performance contingency is met) which may be voted together (without any double counting). The other directors hold a total of 3,877,433 shares (which total includes unexercised options, warrants and rights to purchase warrants to purchase shares of our common stock which may be exercised at any time in the discretion of the holder or his designee, except for the right to purchase warrants to purchase an aggregate of 500,000 shares of our common stock, which may not be exercised until a required performance contingency is met) which may be voted together (without any double counting).

FINANCIAL AND OTHER INFORMATION

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None.

Management Discussion and Analysis

Please refer to the section of this information statement entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations of CBD Lion” for an analysis of our business post-merger with CBD Lion. For a Management Discussion and Analysis of Acquired Sale’s business pre-merger, please refer to the Company’s transitional report on Form 10-K filed on or about March 13, 2019.

Financial Statements

The full text of our audited consolidated and pro forma financial statements begins on page F-1 of this Information Statement and include the following:

CBD Lion LLC

Balance Sheets

December 31, 2018 and 2017

CBD Lion LLC

Statements of Operations

For the Year Ended December 31, 2018 and for the Period August 5, 2017 (Inception) to December 31, 2017

CBD Lion LLC

Statements of Cash Flows

For the Year Ended December 31, 2018 and for the Period August 5, 2017 (Inception) to December 31, 2017

CBD Lion LLC

Statements of Members Equity (Deficit)

For the Year Ended December 31, 2018 and for the Period August 5, 2017 (Inception) to December 31, 2017

CBD Lion LLC

Pro Forma Consolidated Balance Sheet

As of December 31, 2018

CBD Lion LLC

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2018

CBD Lion LLC

Pro Forma Consolidated Statement of Operations

For the Six Month Ended June 30, 2019

Acquired Sales Corp.

Balance Sheets

December 31, 2018 And 2017

Acquired Sales Corp.

Statements of Operations

For the Years Ended December 31, 2018 and 2017

Acquired Sales Corp.

Statements of Shareholders' Equity (Deficit)

For the Years Ended December 31, 2018 and 2017

Acquired Sales Corp.

Statements of Cash Flows

For the Years Ended December 31, 2018 and 2017

Table of Contents for the Audited Financial Statements of CBD Lion LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMF-1

CBD LION LLC  BALANCE SHEETSF-2

CBD LION LLC  STATEMENTS OF OPERATIONSF-3

CBD LION LLC  STATEMENTS OF CASH FLOWSF-4

CBD LION LLC  STATEMENTS OF MEMBERS EQUITY (DEFICIT)F-5

CBD LION LLC  NOTES TO THE FINANCIAL STATEMENTSF-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers, Members, and Stakeholders of CBD Lion LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CBD Lion LLC  (“the Company”) as of December 31, 2018 and 2017, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the period from inception (August 5, 2017) to December 31, 2017 and the year ended December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a start-up, has yet to achieve profitable operations, and there are uncertainties about the ability to continue to sell its products. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019. Spokane, Washington
October 15, 2019

CBD LION LLC BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 78,837	$ 18,094
Accounts Receivable, net of $0 allowance in 2018 and $0 in 2017	31,062	0
Inventory, net allowance of $6,000 in 2018 and $6,000 in 2017	217,405	63,009
Prepaid inventory	7,298	0
Receivables from Related Parties	0	17,200
Total Current Assets	334,601	98,303
Fixed Assets, less accumulated depreciation of $5,217 in 2018 and $417 in 2017	94,688	24,621
Security Deposit	2,465	715
Total Assets	$ 431,754	$ 123,638
LIABILITIES AND EQUITY
Current Liabilities:
Credit Cards	$ 29,427	$ 0
Accrued Expenses	12,688	0
Interest Payable	10,066	1,297
Notes Payable	362,430	155,630
Total Current Liabilities	414,610	156,927
Total Liabilities	414,610	156,927

Commitments and Contingencies	0	0

Equity:
Capital Contributions	10,000	10,000
Retained Earnings	7,143	(43,288)
Total Equity	17,143	(33,288)
Total Liabilities and Equity	$ 431,754	$ 123,638

CBD LION LLC STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018 AND FOR THE PERIOD AUGUST 5, 2017 (INCEPTION) TO DECEMBER 31, 2017

	For the Year Ended December 31, 2018	For the Period From August 5, 2017 (Inception) To December 31, 2017
Net Sales	$ 706,648	$ 0
Cost of Goods Sold	224,731	0
Gross Profit	481,916	0
Selling, General and Administrative Expenses	118,842	36,382
Depreciation	4,799	417
Professional Fees	21,325	3,115
Payroll Expenses	160,736	0
Trade Show Expenses	112,158	2,077
Income (Loss) From Operations	64,056	(41,992)
Other Expenses
Interest Expense	13,624	1,297
Net Income/(Loss)	$ 50,432	$ (43,288)

CBD LION LLC STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2018	For the Period From August 5, 2017 (Inception) To December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(Loss)	$ 50,432	$ (43,288)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	4,799	417
Effect on cash of changes in operating assets and liabilities
Accounts receivable	(31,062)	0
Inventory	(154,396)	(63,009)
Prepaid inventory	(7,298)	0
Security deposit	(1,750)	(715)
Receivable from related party	17,200	(17,200)
Interest Payable	8,769	1,297
Credit cards and Accrued Expenses	42,114	0
Net cash provided by (used in) operating activities	$ (71,190)	$ (122,498)
INVESTING ACTIVITIES
Purchase of fixed assets	(74,867)	(25,038)
Net cash provided by (used in) investing activities	$ (74,867)	$ (25,038)
FINANCING ACTIVITIES
Proceeds from notes payable	206,800	155,630
Members contributions	0	10,000
Net cash provided by financing activities	$ 206,800	$ 165,630
Net cash increase for period	$ 60,743	$ 18,094
Cash at beginning of period	18,094	0
Cash at end of period	$ 78,837	$ 18,094

SUPPLEMENTAL INFORMATION
Cash paid during the year for:
Interest	$ 4,855	0
Income taxes	0	0

CBD LION LLC STATEMENTS OF MEMBERS EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2018 AND FOR THE PERIOD AUGUST 5, 2017 (INCEPTION) TO DECEMBER 31, 2017

Total
		Retained	Members'
	Members Contributions	Earnings	Equity (Deficit)
Balance, August 5, 2017 (Inception)
Capital Contributions	$ 10,000		$ 10,000
Net Loss		$ (43,288)	$ (43,288)
Balance, December 31, 2017	$ 10,000	$ (43,288)	$ (33,288)
Net Income		$ 50,432	$ 50,432
Balance, December 31, 2018	$ 10,000	$ 7,143	$ 17,143

CBD LION LLC
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organization – CBD Lion LLC (hereinafter sometimes referred to as “CBD LION” or the “Company”) was formed in the state of Illinois on August 5, 2017.

Nature of Operations – CBD LION’s slogan is “PRIDE IN QUALITY.” CBD LION’s focus is manufacturing effective, quality cannabidiol (CBD)-infused products such as CBD vape pens, cartridges, concentrates, tinctures, gummies and lotions.

Basis of Presentation – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates – The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) typically requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity date within 90 days. Cash equivalents are carried at cost. The Company maintains its cash balance at a credit-worthy financial institution that is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Deposits with this bank may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk.

Fair Value of Financial Instruments – The historical carrying amount of the financial instruments, which principally include cash, trade receivables, historical accounts payable and accrued expenses, approximates fair value due to the relative short maturity of such instruments. Accounting Standards Codification (“ASC”) 820 defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair-value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quotes prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Accounts Receivable – The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s recent loss history and an overall assessment of past due trade accounts receivable outstanding. No allowances for bad debts were recorded at December 31, 2017 because the Company did not make any sales in 2017. No allowances for bad debts were recorded at December 31, 2018 because typically, products are not released to customers until funds are received.

Inventory – Inventory is valued at the lower of first-in, first-out, cost or market value (net realizable value). Inventory consisted of the following at December 31, 2017 and 2018:

	December 31, 2018		December 31, 2017
Raw Goods	$104,209		$63,009
Finished Goods	$113,196	$
Total Inventory	$217,405		$63,009

Fixed Assets – Fixed assets are recorded and stated at cost. Fixed assets that cost less than $2,500 are expensed, and fixed assets that cost $2,500 or more are capitalized. Depreciation of furniture and fixtures, office and computer equipment, computer software, equipment, and vehicles is based on the asset’s estimated useful life and is calculated using the straight-line method. Amortization of leasehold improvements is based on the lesser of their estimated useful lives or the terms of the related leases and is calculated using the straight-line method. Normal repairs and maintenance costs are expensed as incurred. Expenditures that materially increase values or extend useful lives are capitalized. The related costs and accumulated depreciation of disposed assets are eliminated and any resulting gain or loss on disposition is included in net income.

Management regularly reviews property and equipment and other long-lived assets, including certain definite-lived intangible assets, for possible impairment. This review occurs annually, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment, management then prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated using the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks.

Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. Long-lived assets held for sale are recorded at the lower of their carrying amount or fair value less cost to sell.

Security Deposits – The Company has paid a security deposit to its sublessor for the Company’s current office, manufacturing and warehouse space. The Company expects to be repaid its security deposit from another office, manufacturing and warehouse space that the Company no longer leases.

Revenue

Revenue Recognition – The Company recognizes revenue in accordance with Accounting Standards Codification ("ASC") 606. The Company primarily sells its products to distributors, which the sell CBD LION’s products to vape shops, CBD stores, convenience stores, health food stores, and other locations. The Company also sells its products to wholesalers and directly to consumers online.

The Company’s revenue is recognized when it satisfies a single performance obligation by transferring control of its products to a customer. Control is generally transferred when the Company’s products are either shipped or delivered based on the terms contained within the underlying contracts or agreements.

The Company excludes from revenues all taxes assessed by a governmental authority that are imposed on the sale of its products and collected from customers.

Promotional and other allowances (variable consideration) recorded as a reduction to gross sales, primarily include consideration given to the Company’s distributors or retail customers including, but not limited to discounted or free products.

The Company’s promotional and other allowance accruals are established during the year for its anticipated liabilities. These accruals require management’s judgment. Differences between such estimated expenses and actual expenses for promotional and other allowance costs are recognized in earnings in the period such differences are determined.

Management believes that adequate provision has been made for cash discounts, returns and spoilage based on the Company’s historical experience.

End customers have the right to return their purchases, but the Company charges end customers a restocking fee of 30% of the sale price for returns. Historically, this restocking fee has dissuaded customers from making any returns, so there have not been any effects on the recognized revenue. In the rare event that a wholesaler or distributor wants to return a purchase, the Company will exchange the wholesaler’s or distributor’s purchase for items of the same value; as such, any difference in sale price is immaterial.

Disaggregation of Revenue

The Company did not make any sales in 2017. In 2018, all of the Company’s sales in 2018 occurred in the United States of America.

Contract Liabilities

Amounts received from distributors at inception of their distribution contracts or at the inception of certain sales or marketing programs would be accounted for as deferred revenue. There was no deferred revenue recognized at December 31, 2017 or at December 31, 2018.

Cost of Goods Sold – Cost of goods sold consists of the costs of raw materials utilized in the manufacture of CBD-infused products, co-packing fees, repacking fees, in-bound freight charges, as well as internal transfer costs, warehouse expenses incurred prior to the manufacture of the CBD LION’s finished products and certain quality control costs. Raw materials account for the largest portion of cost of sales. Raw materials include ingredients, product components and packaging materials.

Operating Expenses – Operating expenses include payroll costs, trade show travel costs, professional service fees, insurance, utility charges, advertising and marketing, depreciation and other general and administrative costs.

Recently Issued Accounting Pronouncements – In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which superseded previous revenue recognition guidance. ASU No. 2014-09 and its amendments were included in ASC 606, “Revenue from Contracts with Customers”. ASC 606 requires that a company recognizes revenue at an amount that reflects the consideration to which the company expects to be entitled in exchange for transferring goods or services to a customer. The Company adopted and implemented ASC 606 effective January 1, 2018. The Company did not make any sales in 2017, thus no retrospective adjustments to the financials were required.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, “Leases” (Topic 842) (“ASU 2016-02”).  The amended guidance, which is effective for the Company on January 1, 2019, requires the recognition of lease assets and lease liabilities on the balance sheet for those leases with terms in excess of 12 months and currently classified as operating leases. Disclosure of key information about leasing arrangements will also be required. We are currently evaluating the impact that this guidance will have on our financial statements.

Advertising and Marketing Expenses – Advertising and marketing expenses are expensed as incurred. During the year ended December 31, 2018, the Company incurred $10,674 in advertising and marketing expenses. In comparison, during the year ended December 31, 2017, the Company incurred $4,896 in advertising and marketing expenses.

Trade Show Expenses – The Company participates in trade shows throughout the year in the United States of America. For the period August 5, 2017 (inception) through December 31, 2017, the Company incurred $2,077 in trade show expenses. In comparison, during the year ended December 31, 2018, the Company incurred $112,158 in trade show expenses.

Product Warranty – The Company will replace any malfunctioning devices or broken products free of charge to customers that provide the Company with a picture of the malfunctioning or broken product, and a receipt. Warranty costs are immaterial and expensed as incurred.

Off Balance Sheet Arrangements – We have no off-balance sheet arrangements.

NOTE 3 – RISKS AND UNCERTAINTAINES

Going Concern – The Company is a start-up entity. There are no guarantees or assurances that the Company will be able to continue selling its products. As a result, there is substantial doubt that the Company will be able to continue as a going concern. Bankruptcy of the Company at some point in the future is a possibility. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management plans to sustain the Company as a going concern by taking the following actions: (1) anticipating consumer demands to manufacture products that consumers will buy; (2) acquiring and/or developing profitable businesses that will create positive income from operations; and/or (3) completing private placements of the Company’s common stock and/or preferred stock. Management believes that by taking these actions, the Company will be provided with sufficient future operations and cash flow to continue as a going concern. However, there can be no assurances or guarantees whatsoever that the Company will be successful in consummating such actions on acceptable terms, if at all. Moreover, many of such actions can be expected to result in substantial dilution to the existing shareholders of the Company.

Note 4 – Property and Equipment, Net

Property and Equipment consist of the following at December 31:

NOTE 5 – RELATED PARTY TRANSACTIONS

Receivables From Related Parties – During 2017, the Company made advances to its officers which were subsequently repaid as a part of those officers' capital contributions and/or note agreements during 2018. Two officers’ loans were not actually funded until 2018, resulting in a credit balance as of December 31, 2017. As such, the Company reclassified the balances to receivables from related parties, for amounts that were still due from the officers but were not funded until 2018.

Notes and Accrued Interest Owed to Related Parties – At December 31, 2017, there were notes payable on demand of $155,630 and related interest of $1,297 owed by the Company to its owners. At December 31, 2018, there were notes payable on demand of $362,430 and related interest of $10,066 owed by the Company to its owners. Annual interest rates on the notes range from 3% to 7%.

NOTE 6 – SHAREHOLDERS’ EQUITY

Ownership  – The Company’s owners, whose names are listed below, made the following initial capital contributions to the Company, and have the following membership interests:

There are familial ties between all of the Company's owners except for Andrew Stepniak.

NOTE 7 – CONTINGENT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS AND LITIGATION

Operating Lease Commitments – Since its inception, the Company has leased three different office, manufacturing and warehouse spaces.

The first occupied space was leased for $715 per month, and this lease ended June 30, 2019. As the Company grew in size, the Company moved to a larger location. This second space was leased from mid-November 2018 through March 31, 2019 at rate of $1,750 per month.

Then, the Company moved to its current, larger location, where the Company subleases its space. This sublease started on April 1, 2019 and ends on June 30, 2024. A security deposit of $5,236 was paid upon the execution of the sublease. The sum of $62,838 will be paid per year in monthly installments of $5,236.46. An agreement within the sublease was made to have the rent installments for the months of April and May of 2019 be abated. However, in the event of any default under the Agreement such abatement shall be forfeited and immediately become due and payable by the Company to the sublessor.

Minimum future rental payments under the Company’s existing sublease for each of the next five years and in the aggregate are as follows:

2019 $   46,195

2020 $   62,838

2021 $   62,838

2022 $   62,838

2023 $   62,838

2024 $   31,419

$ 328,966

Litigation – The Company may be involved in certain legal proceedings that arise from time to time in the ordinary course of its business. Except for income tax contingencies, the Company records accruals for contingencies to the extent that management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred.

NOTE 8 – INCOME TAX PROVISION

The Company elected tax treatment as an S corporation. As such, income flows through to the Company’s owners, and no tax provision has been recorded.

NOTE 9 – SUBSEQUENT EVENTS

We have evaluated subsequent events through the date of filing this information statement and we have identified the following for disclosure:

Subleasing of Manufacturing, Office and Storage Space - The Company's current sublease of manufacturing, office and storage space started on the April 1, 2019 and ends on June 30, 2024. A security deposit of $5,236 was paid upon the execution of the sublease. The sum of $62,838 will be paid per year in monthly installments of $5,236.46. An agreement within the sublease was made to have the rent installments for the months of April and May of 2019 be abated. However, in the event of any default under the Agreement such abatement shall be forfeited and immediately become due and payable by the Company to the sublessor.

Minimum future rental payments under the Company’s existing sublease for each of the next five years and in the aggregate are as follows:"

2019 $   46,195

2020 $   62,838

2021 $   62,838

2022 $   62,838

2023 $   62,838

2024 $   31,419

$ 328,966

Loans From Related Parties - On January 18, 2019, one of the Company's owners made a loan of $50,000 to the Company, accruing simple interest at 5% per year. On March 20, 2019, another one of the Company's owners made a loan of $50,000 to the Company, accruing simple interest of 5% per year.

Advertising Contract – On June 21, 2019, the Company executed a three-month contract with a third-party advertising firm for a total of $23,600.

Loan for Growth Capital Made by Acquired Sales Corp. – On May 8, 2019, Acquired Sales Corp., its CEO Gerard M. Jacobs and its President and CFO William C. “Jake” Jacobs, entered into a Letter of Intent with the Company and its owners (the “Lion Owners”) to, subject to a number of conditions, acquire 100% of the ownership of the Company (the “Transaction”).

On August 8, 2019, after the preparation of draft definitive documentation regarding the Transaction, including a draft merger agreement, stockholders agreement, registration rights agreement, and employment agreements, Acquired Sales Corp. made an unsecured $300,000 loan to the Company (the “Loan”) evidenced by a promissory note (the “Note”). The proceeds of the Loan are to be used by the Company exclusively for growth capital and not to be used to repay any related party debt of the Company nor to pay any increased salaries or bonuses to any of the executives of the Company. If the Transaction closes, then the Loan shall be extinguished, because post-closing of the Transaction, the Company and Acquired Sales Corp. will constitute the same entity. Pursuant to the terms of the Note, if the Transaction does not close and the merger agreement is terminated, then the Loan shall be repaid by the Company to Acquired Sales Corp. in six equal monthly installments of principal, together with accrued interest at the rate of 6% per year, with the first such installment due and payable by the Company to Acquired Sales Corp. on the first day of the first calendar month following the termination of the merger agreement.

Table of Contents for Unaudited Proforma Financial Statements

1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATIONF-13

CBD LION LLC   PRO FORMA CONSOLIDATED BALANCE SHEETF-14

CBD LION LLC  PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONSF-16

CBD LION LLC   UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONSF-17

CBD LION LLC  NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTSF-18

ACQUIRED SALES CORP.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On August 15, 2019, Acquired Sales Corp. (the “Company”), Gerard M. Jacobs and William C. “Jake” Jacobs entered into an Agreement and Plan of Merger with CBD Lion LLC (“CBD Lion”) wherein Acquired Sales, is to acquire CBD Lion for $2,000,000 in cash and 5,000,000 shares of stock. CBD Lion is a manufacturer and seller of CBD related products, including CBD vape pens, cartridges, concentrates, concentrated liquid herbal extracts or tinctures, gummies, and lotions. Closing of the acquisition of CBD Lion is subject to a number of conditions, including but not limited to completion of the audit of CBD Lion, receipt of a tax opinion on the transaction, obtaining all necessary approvals, the completion of all necessary securities filings, informational notice to stockholders, at least a 20 day waiting period after stockholder notice, government consents, entry into key person employment agreements, a stockholders agreement and a registration rights agreement.  In the event that the proposed acquisition of CBD Lion is completed, the Merger Agreement requires that as soon as practicable following the closing of the proposed sale, the Company will change its name to "CBD Lion Corp.” and request a new trading symbol that better relates to the new proposed name.

The following unaudited pro forma financial information includes adjustments to the historical financial statements of Acquired Sales and CBD Lion that give effect to events that are directly attributable to the transaction and factually supportable. The following unaudited pro forma consolidated balance sheet has been prepared to present the effects on the historical financial position of Acquired Sales and CBD Lion as though the Merger had occurred. The unaudited pro forma consolidated statement of operations for the years ended December 31, 2018 and from the period August 5, 2017 (inception) to December 31, 2017 and for the six months ended June 30, 2019 have been prepared to present the effects on the historical results of operations of Acquired Sales and CBD Lion assuming the merger had occurred at the beginning of each period.

The accompanying pro forma financial information includes only the issuance of securities issued through June 30, 2019 and December 31, 2018, as applicable, and management has no obligation to update this pro forma information for events or transactions occurring after that date. However, if additional securities are issued, the effects of those issuances would affect the pro forma information included herein. The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had the entities been combined during the six months ended June 30, 2019 or during the year ended December 31, 2018.

CBD LION LLC PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2018
	CBD LION	Acquired Sales Corp.	Combined Totals	Pro Forma Adjustments	Ref	Adjusted Pro Forma Totals
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 78,837	$ 0	$ 78,837	$ 0		$ 78,837
Accounts Receivable, net of $0 allowance in 2018 and $0 in 2017	31,062	0	31,062			31,062
Inventory, net allowance of $6,000 in 2018 and $6,000 in 2017	217,405	0	217,405			217,405
Prepaid inventory	7,298		7,298			7,298
Receivables from Related Parties	0	0	0			0
Total Current Assets	334,601	0	334,601	0		334,601
Fixed Assets, less accumulated depreciation of $5,217 in 2018 and $417 in 2017	94,688	0	94,688			94,688
Security Deposit	2,465	0	2,465			2,465
Total Assets	$ 431,754	$ 0	$ 431,754	$ 0		$ 431,754
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable - Related Party	0	193,000	193,000			193,000
Trade Accounts Payable	0	113,450	113,450			113,450
Credit Cards	29,427		29,427			29,427
Accrued Expenses	12,688		12,688			12,688
Interest Payable	10,066	1,381	11,447			11,447
Notes Payable	362,430	30,791	393,221			393,221
Total Current Liabilities	414,610	338,622	753,232	0		753,232
Total Liabilities	414,610	338,622	753,232	0		753,232

Commitments and Contingencies	0	0	0	0		0

Equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; none outstanding		0	0			0
Common Stock, $0.001 par value; 100,000,000 shares authorized; 2,369,648 shares outstanding		2,370	2,370	5,000	Ref1	7,370
Additional Paid-in Capital	0	13,664,697	13,664,697	5,000	Ref1	0
				(14,005,689)	Ref2
				335,992	Ref3
Accumulated Deficit	0	(14,005,689)	(14,005,689)	14,005,689	Ref2	(328,849)
				(335,992)	Ref3
				7,143	Ref4
Capital Contributions	10,000		10,000	(10,000)	Ref1	0
Retained Earnings	7,143		7,143	(7,143)	Ref4
Total Equity	17,143	(338,622)	(321,479)			(321,479)
Total Liabilities and Equity	$ 431,754	$ 0	$ 431,754	$ 0		$ 431,753

References:
Ref 1: The issuance of 5,000,000 shares of common stock of Acquired Sales Corp. in exchange for all of the members contributions of CBD Lion LLC.
Ref 2: Eliminate Acquired Sales Corp. accumulated deficit.
Ref 3: To bring Additional Paid-in Capital to 0.
Ref 4: Eliminate CBD LION Retained Earnings.

CBD LION LLC PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018

	CBD LION	Acquired Sales Corp.	Combined Totals	Pro Forma Adjustments	Ref	Adjusted Pro Forma Totals
Net Sales	$ 706,648	$ 0	$ 706,648	$ 0		$ 706,648
Cost of Goods Sold	224,731		224,731			224,731
Gross Profit	481,916	0	481,916	0		481,916
Selling, General and Administrative Expenses	118,842	71,299	190,141			190,141
Depreciation	4,799	0	4,799			4,799
Payroll Expenses	160,736	0	160,736			160,736
Trade Show Expenses	112,158	0	112,158			112,158
Stock Compensation Expense	0	72,500	72,500			72,500
Professional Fees	21,325	37,767	59,092			59,092
Income (Loss) From Operations	64,056	(181,566)	(117,510)			(117,510)
Other Expenses
Interest Expense	13,624	39,055	52,679			52,679
Net Income/(Loss)	$ 50,432	$ (220,621)	$ (170,189)	$ -		$ (170,189)

Pro forma net loss per common share, basic and diluted:		$ (0.09)				$ (0.02)

Pro forma weighted average number of common shares outstanding:		2,369,648		5,000,000	Ref1	7,369,648

References:
Ref 1: The issuance of 5,000,000 shares of common stock of Acquired Sales Corp. in exchange for all of the members contributions of CBD Lion LLC.

CBD LION LLC UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2019

	CBD LION	Acquired Sales Corp.	Combined Totals	Pro Forma Adjustments	Ref	Adjusted Pro Forma Totals
Net Sales	$ 1,068,803	$ 0	$ 1,068,803	$ 0		$ 1,068,803
Cost of Goods Sold	330,362	0	330,362			330,362
Gross Profit	738,441	0	738,441	0		738,441
Selling, General and Administrative Expenses	168,395	71,221	239,616			239,616
Depreciation	11,040	0	11,040			11,040
Payroll Expenses	155,517	0	155,517			155,517
Trade Show Expenses	94,224	0	94,224			94,224
Stock Compensation Expense	0	834,186	834,186			834,186
Professional Fees	30,919	44,971	75,890			75,890
Income (Loss) From Operations	278,346	(950,378)	(672,032)	0		(672,032)
Other Income (Expenses)
Gain on Settlement	0	29,196	29,196			29,196
Interest Income	0	7,925	7,925			7,925
Interest Expense	(9,204)	(27,998)	(37,202)			(37,202)
Net Income/(Loss)	$ 269,142	$ (941,255)	$ (597,709)	$ -		$ (597,709)

Pro forma net loss per common share, basic and diluted:		$ (0.38)				$ (0.08)

Pro forma weighted average number of common shares outstanding:		2,492,713		5,000,000	Ref1	7,492,713

References:
Ref 1: Exchange all membership interest of CBD Lion LLC for 5,000,000 shares of common stock of Acquired Sales Corp.

CBD LION LLC
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

Signing of Agreement and Plan of Merger (“Merger Agreement”) for Acquired Sales Corp. to Acquire 100% of the Ownership Interests of CBD Lion LLC

On August 15, 2019, Acquired Sales Corp. (“AQSP”), its CEO Gerard M. Jacobs (“GJacobs”), its President and CFO William C. “Jake” Jacobs (“WJacobs”) entered into a Merger Agreement with CBD Lion LLC (“CBD Lion”) and its owners (the “CBD Lion Owners”) to, subject to a number of conditions, acquire 100% of the ownership of CBD Lion (the “Merger”). The consideration to be paid by AQSP in the proposed acquisition of CBD Lion is: two million dollars ($2,000,000) in cash, plus five million (5,000,000) unregistered common stock of AQSP (the "Stock Consideration"). Subject to certain limitations, the Lion Owners shall have "piggyback registration rights" for the common stock shares underlying the Stock Consideration and "demand registration rights" that are triggered if no registration statement covering the Stock Consideration is filed with the SEC within 120 days following the closing of the Merger. In addition, the Merger Agreement requires that at the closing of the Merger, AQSP shall cause up to four hundred sixty-two thousand four hundred thirty dollars ($462,430) of related party debt owed by CBD Lion to be repaid in full.

There are no assurances that that the proposed Merger will be consummated. There are many conditions to closing of the Merger, many of which are outside of the parties’ control and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closing of the Merger will occur.

Closing of the acquisition of CBD Lion is subject to a number of conditions, including but not limited to the completion of due diligence investigation of CBD Lion by AQSP that is acceptable to AQSP, completion of a capital raise by AQSP of at least $4 million, completion of an audit of CBD Lion acceptable to AQSP, execution of definitive acquisition documents, execution of employment agreements with certain key CBD Lion executives, obtaining necessary third-party approvals, including a tax opinion to be provided by CBD Lion’s tax counsel indicating that the proposed Merger will qualify as a tax-free reorganization, and completion of all necessary securities filings.

AQSP has substantially completed its due diligence of CBD Lion. The Merger Agreement is subject to termination if (i) no audit of CBD Lion satisfactory to AQSP has been delivered by August 31, 2019; (ii) AQSP fails to raise $4 million by September 30, 2019; or (iii) the proposed Merger has not closed by October 31, 2019, and the outside closing date has not been extended by mutual agreement of the parties.

The Merger Agreement contains customary provisions prohibiting CBD Lion from soliciting or encouraging any other acquisition proposal or entering into any negotiations or agreements for an alternative acquisition or financing Merger prior to the termination of the Merger Agreement.

In the event that the proposed acquisition of CBD Lion is completed, the Merger Agreement requires that as soon as practicable following the closing of the proposed sale, AQSP will change its name to "CBD Lion Corp.” and request a new trading symbol that better relates to the new proposed name.

Proposed Merger Accounting Treatment

These pro forma consolidated financial statements have been compiled from and include:

a)A pro forma consolidated balance sheet combining the audited balance sheet of CBD Lion and the audited balance sheet of AQSP as of December 31, 2018, giving the effect to the Merger as if it had occurred on December 31, 2018;

b)A pro forma consolidated statement of operations combining the audited statement of operation of CBD Lion and the audited statement of operation of AQSP for the year ended December 31, 2018, giving the effect to the Merger as if it had occurred on January 1, 2018; and

c)An unaudited pro forma consolidated statement of operations combining the unaudited statement of operation of CBD Lion and the unaudited statement of operation of AQSP for the six months ended June 30, 2019, giving the effect to the Merger as if it had occurred on January 1, 2019.

The pro forma financial consolidated statements have been compiled using the significant accounting policies as set out in the audited financial statements of AQSP and CBD Lion for the periods presented.

The Merger is treated as a reverse merger with CBD Lion deemed the accounting acquirer and Acquired Sales Corp. deemed the accounting acquiree under the acquisition method of accounting. The reverse merger is deemed to be a recapitalization and the pro forma consolidated financial statements represent the continuation of the financial statements of CBD Lion, while the capital structure of AQSP remains intact. Assets acquired and liabilities assumed are reported at their historical amounts.

The following is a detail of the pro forma adjustments:

References:

Ref 1: The issuance of 5,000,000 shares of common stock of Acquired Sales Corp. in exchange for all of the members contributions of CBD Lion LLC.

Ref 2: Eliminate Acquired Sales Corp. accumulated deficit.

Ref 3: To bring Additional Paid-in Capital to 0.

Ref 4: Eliminate CBD LION Retained Earnings.

Table of Contents for the Audited Financial Statements of Acquired Sales Corp.

ACQUIRED SALES CORP.  BALANCE SHEETSF-21

ACQUIRED SALES CORP.  STATEMENTS OF OPERATIONSF-22

ACQUIRED SALES CORP. STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)F-23

ACQUIRED SALES CORP. STATEMENTS OF CASH FLOWSF-24

ACQUIRED SALES CORP. BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Total Assets	$ -	$ -
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable - Related Party
Accounts Payable - Related Party - Payable to William C. Jacobs	$ 164,417	$ 103,907
Accounts Payable - Related Party - Payable to Gerard M. Jacobs	24,583	13,841
Accounts Payable - Related Party - Payable to Other Related Party	4,000	4,000
Accounts Payable - Related Party	193,000	121,748
Notes Payable - Related Party
Notes Payable - Payable to Joshua A. Bloom	20,025	-
Notes Payable - Payable to Gerard M. Jacobs	10,766	-
Notes Payable - Related Party	30,791	-
Interest Payable - Related Party
Interest - Payable to Joshua A. Bloom	914	-
Interest - Payable to Gerard M. Jacobs	467	-
Interest Payable - Related Party	1,381	-
Trade Accounts Payable	113,450	106,426
Total Current Liabilities	$ 338,622	$ 228,174
Commitments and Contingencies	-	-
Shareholders' Equity
Preferred Stock, $0.001 par value; 10,000,000 shares authorized;
none outstanding	-	-
Common Stock, $0.001 par value; 100,000,000 shares authorized;
2,369,648 shares outstanding	2,370	2,370
Additional Paid-in Capital	13,664,697	13,554,524
Accumulated Deficit	(14,005,689)	(13,785,068)
Total Shareholders' Equity (Deficit)	(338,622)	(228,174)
Total Liabilities and Shareholders' Equity	$ -	$ -

ACQUIRED SALES CORP. STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2018	2017
Selling, General and Administrative Expenses	$ (71,299)	$ (65,021)
Stock Compensation Expense	(72,500)	-
Professional Fees	(37,767)	(15,012)
Interest Expense	(39,055)	-
Provision for Income Taxes	-	-
Net Loss	$ (220,621)	$ (80,033)

Basic and Diluted Earnings (Loss) per Share	$ (0.09)	$ (0.03)

Basic and diluted weighted average number of common shares outstanding:	2,369,648	2,369,648

ACQUIRED SALES CORP. STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

			Additional		Total
	Common Stock		Paid-in	Accumulated	Shareholders'
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance, December 31, 2017	2,369,648	$ 2,370	$ 13,554,524	$ (13,785,068)	$ (228,174)
Stock Compensation Expense			$ 72,500		$ 72,500
Issuance of warrants to purchase common stock			$ 37,673		$ 37,673
Net Loss				$ (220,621)	$ (220,621)
Balance, December 31, 2018	2,369,648	$ 2,370	$ 13,664,697	$ (14,005,689)	$ (338,622)

ACQUIRED SALES CORP. STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2018	2017
Cash Flows From Operating Activities
Net Loss	$ (220,621)	$ (80,033)
Adjustments to Reconcile Loss to Net Cash Used in Operating Activities:
Stock Compensation Expense	72,500	-
Financing Cost - Issuance of Warrants to Purchase Common Stock	37,673	-
Changes in Operating Assets and Liabilities:
Accounts Payable to Related Parties	71,251	64,915
Trade Accounts Payable	7,025	14,513
Net Cash Used in Operating Activities	(32,172)	(605)
Cash Flows From Financing Activities
Financing Cost - Proceeds From Borrowing Under Notes Payable to Related Parties	30,791	-
Financing Cost - Interest Payable to Related Parties	1,381	-
Net Cash Provided by Financing Activities	32,172	-
Net Decrease in Cash	-	(605)
Cash and Cash Equivalents at Beginning of Year	-	605
Cash and Cash Equivalents at End of Year	$ -	$ -

	For the Years Ended
	December 31,
	2018	2017
Supplemental Cash Flow Information
Cash paid for interest	$ -	$ -
Cash paid for income taxes	$ -	$ -

MERGERS, CONSOLIDATIONS, ACQUISITIONS AND SIMILAR MATTERS.

The Terms of the CBD Lion Transaction

Since we do not currently own 100% of any other operating company, we consider the acquisition of 100% of CBD Lion to be highly significant to our Company.

Terms of the Merger

•Subject to a number of conditions, Acquired Sales Corp. will acquire 100% of the ownership of CBD Lion for two million dollars ($2,000,000) in cash, plus five million (5,000,000) shares of unregistered common stock of CBD Lion (the "Stock Consideration").

•The effects of the Merger shall be that all assets, property, rights, privileges, immunities, powers, franchises, licenses, and authority of CBD Lion shall vest in the Corporation, and all debts, liabilities, obligations, restrictions, and duties of CBD Lion shall become the debts, liabilities, obligations, restrictions, and duties of the Corporation. We believe that the foregoing assets to be acquired, and the foregoing liabilities to be assumed, meet the definition of a business.

•The articles of incorporation of the Corporation shall be the articles of incorporation of the Surviving Entity; and (ii) the by-laws of the Corporation shall be the by-laws of the Surviving Entity.

•The directors of the Corporation shall be Gerard M. Jacobs (Chairman), Erik S. Lundgren (Vice Chairman),Vincent J. Mesolella (Lead outside director), Thomas W. Hines, James S. Jacobs, Joshua A. Bloom, Richard E. Morrissy, Michael D. McCaffrey and a ninth director who will be designated by Erik S. Lundgren and reasonably acceptable to Gerard M. Jacobs and the officers of the Corporation shall be as set forth below, each to hold the office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with applicable Law.

oGerard M. Jacobs - Chairman, CEO and Secretary

oWilliam C. Jacobs - President, CFO and Treasurer

oErik S. Lundgren - Co-Vice Chairman, Co-Chief Operating Officer

oKatie M. Nauert – Chief Branding Officer

oAndrew R. Stepniak - Co-Chief Technology Officer

Conditions of the Merger

The following steps remain to complete the CBD Lion merger:

•At least twenty (20) days shall have passed after the mailing of this information statement and after the requisite filings are made with the State of Nevada.

•The parties shall have received the necessary authorizations of relevant governmental authorities.

•All filings required under the Securities Act or the Exchange Act necessary to consummate the Merger shall have been made.

•CBD Lion shall have received a written opinion from Taft Stettinius & Hollister LLP that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

•The Parties executing and delivering to the Corporation an employment agreement of Erik S. Lundgren.

•Gerard M. Jacobs and William C. Jacobs and the CBD Lion owners executing and delivering a stockholders agreement to vote in concert regarding the election of directors of the company and on certain other matters.

•The Corporation and each CBD Lion Owner executing and delivering an escrow agreement;

• Each of Chris Weiland and Chris Nauert individually and Gary S. Lundgren and Gayle Lundgren as trustees of the Katie M. Lundgren 2008 Trust and as trustees of the Erik S. Lundgren 2008 Trust executing and delivering estoppel letters indicated that they have no right, title or interest whatsoever in and to the ownership interests, business or assets of CBD Lion.

•The Corporation and each CBD Lion Owner executing and delivering to the Corporation a registration rights agreement.

•Erik S. Lundgren delivering to the Corporation a file containing all product recipes used in CBD Lion business.

•No event, change, or effect that would, individually or in the aggregate, reasonably be expected to negatively impact the value of CBD Lion or the Corporation as set out in the Merger Agreement.

•Completion of an audit by an independent accountant of CBD Lion’s financial statements, which audit is acceptable to the Company.

•The release of a personal guaranty executed by Erik Lundgren.

At the present time, we consider the consummation of this CBD Lion Merger to be probable of occurring.

Contact Information

ACQUIRED SALES CORP.

31 N. Suffolk Lane

Lake Forest, Illinois 60045

Attention: Gerard M. Jacobs

Email: gerardmjacobs@acquiredsalescorp.com

CBD LION LLC

750 Tower Rd., Unit B

Mundelein, Illinois 60060

Attention: Erik Lundgren

Email: erik@cbdlion.com

The CBD Lion Business

CBD Lion LLC was incorporated in the state of Illinois on August 5, 2017. CBD Lion’s slogan is “PRIDE IN QUALITY.” CBD Lion’s focus is manufacturing effective, quality products in an ISO 7 Certified Clean Room. CBD Lion’s current list of products include: CBD vape pens, cartridges, concentrates, concentrated liquid herbal extracts or tinctures, gummies, and lotions. CBD Lion’s products are two-time third-party lab tested, something that it believes most of its competitors do not do.

The founders and executives of CBD Lion have a background in medical cannabis processing, the medical supply industry, and graphic design and marketing, skills that have helped CBD Lion distinguish itself from the competition. The CBD Lion team consistently attends trade shows throughout the USA to promote CBD Lion’s products and brand.

CBD Lion has been recognized in the industry for its award-winning products, including: Best Edible at CBD EXPO WEST and Best Vape at CBD EXPO MIDWEST. CBD Lion’s products have been featured on CBS – Chicago News Post, Buzzfeed: Top 10 CBD Companies of 2018, Buzzfeed: Top 10 CBD Companies to watch out for in 2019, Edibles Magazine, and MSNBC: Top 5 CBD Companies of 2018.

Source of Funds for the CBD Lion Transaction

The source of funds for the acquisition of CBD Lion is proceeds from the sale of our Series A Preferred Stock and our authorized common stock. Funds to cover professional costs in connection with the transaction was cash on hand that was sourced from the sale of our Series A Preferred Stock.

Company Approval of the CBD Lion Transaction, Shareholder Rights and Accounting Treatment

The vote required for approval of this transaction is a majority of the Board voting in favor of the CBD Lion Transaction and majority stockholder approval by written consent.  There are no material differences in the rights of the Company’s shareholders as a result of the CBD Lion Transaction as the nature of the common stock shares will not change. However, there will be stockholder dilution.

The accounting treatment of the transaction is as a reverse merger with CBD Lion deemed the accounting acquirer and Acquired Sales Corp. deemed the accounting acquiree under the acquisition method of accounting. The reverse merger is deemed to be a recapitalization and the pro forma consolidated financial statements represent the continuation of the financial statements of CBD Lion, while the capital structure of AQSP remains intact. Assets acquired and liabilities assumed are reported at their historical amounts.

The federal income tax consequences of the transaction are as follows: The transaction is expected to be booked as a tax-free exchange of stock pursuant to Internal Revenue Code Section 368, resulting in no federal income tax consequences of the transaction.

Regulatory Approvals of the CBD Lion Transaction

There are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the CBD Lion Transaction, other than filings required under the Securities Act or the Exchange Act necessary to consummate the Merger.

Reports, Opinions and Appraisals Relating to the CBD Lion Transaction

No report, opinion or appraisal materially relating to the CBD Lion Transaction has been received from an outside party.

Past Contacts, Transactions or Negotiations.

In the past two years, we engaged in several negotiations that resulted in the Corporation owning a minority interest in CBD-infused beverage maker Ablis Holding Company (“Ablis HC” or “Ablis”), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits and Bend Spirits, Inc. We also entered into a letter of intent, and later a Merger Agreement, to acquire CBD Lion LLC. Finally, we entered into a letter of intent to acquire Warrender Enterprise Inc. d/b/a Lifted Liquids. These contacts, transactions, negotiations and agreements are further described below.

Ablis, Bendistillery Inc. d/b/a Crater Lake Spirits and Bend Spirits, Inc. (“Bendis Companies”)

In September 2018, Nicholas Keller introduced Gerard M. Jacobs, our CEO, to Steven Skinner who, in turn introduced Mr. Jacobs to Jim Bendis, majority owner and controlling party of the Bendis Companies. In connection with the introduction, Messrs. Keller and Skinner were granted warrants to purchase shares of the Corporation’s common stock at $1.00 per share. Over a period of months, the Corporation negotiated terms to take an interest in the Bendis Companies. On November 21, 2018, we announced that we signed a letter of intent to purchase up to 19.99% ownership interest in the Bendis Companies for an aggregate purchase price of $7,596,200.

On April 30, 2019, we, along with Gerard M. Jacobs, our CEO and William C. Jacobs, our CFO entered into a Stock Sale and Purchase Agreement with Ablis HC, Ablis, Inc., and James Bendis (“Bendis”) wherein we paid $399,200 for a post transaction 4.99% ownership of Ablis HC’s equity. The Stock Sale and Purchase Agreement requires that Ablis HC use a portion of the purchase proceeds to pay off at least $381,000 of its liabilities.

The Stock Sale and Purchase Agreement also sets out terms for an additional equity purchase of Ablis HC such that we may purchase up to an additional 15% of Ablis HC for $1,200,000 so that we would then own 19.99% of the ownership equity of Ablis HC.  However, the option to purchase the additional equity in the company expired on July 31, 2019. As a result, we do not have a contractual right to purchase any more of the company than 4.99%.

On April 30, 2019, we, along with Gerard M. Jacobs, our CEO and William C. Jacobs, our CFO also entered into a Stock Purchase Agreement with Bendistillery, Bend Spirits, Bendis Homes Pinehurst, LLC, an Oregon limited liability company (“Landowner”), James Bendis, and Alan T. Dietrich (“Dietrich”) wherein we paid $1,347,300 for a post transaction 4.99% ownership of Bendistillery’s equity and $149,700 for a post transaction 4.99% ownership of Bend Spirits’ equity. Bendistillery and Bend Spirits are in the business of manufacturing and sale of alcoholic beverages, CBD-infused beverages, and CBD-infused products. The Stock Purchase Agreement requires that Bendistillery and Bend Spirits use a portion of the purchase proceeds to pay off at least $835,000 of their collective liabilities.

The Stock Purchase Agreement also sets out terms for an additional equity purchase of Bendistillery such that the Company may purchase up to an additional 15% of Bendistillery for $4,050,000 so that the Company would then own 19.99% of the ownership equity of Bendistillery. Per the terms of the Agreement, the Company may also purchase up to an additional 15% of Bend Spirits for $450,000 such that the Company would then own 19.99% of the ownership equity of Bend Spirits. However, the option to purchase the additional equity in the company expired on July 31, 2019. As a result, we do not have a contractual right to purchase any more of the company than 4.99%.

CBD Lion (“Lion”)

In December 2018, Mr. Skinner also introduced us to Erik Lundgren, CEO of Lion. Our CEO and CFO discussed the possibility of a merger with Mr. Lundgren over the ensuing months. For his introduction, Mr. Skinner will receive warrants to purchase up to 55,000 of our common stock shares for $0.01 per share if the merger closes. On May 8, 2019, we entered into a Letter of Intent with Lion and its owners to, subject to a number of conditions, acquire 100% of the ownership of Lion for consideration of $2,000,000 in cash, plus 5,000,000 shares of our unregistered common stock. On August 8, 2019, as we drew closer to a transaction with Lion, we made an unsecured $300,000 loan to Lion via a promissory note.

On August 15, 2019, we, along with Gerard M. Jacobs, our CEO and William C. Jacobs, our CFO entered into an Agreement and Plan of Merger (“Merger Agreement”) with CBD Lion LLC (“Lion”) and its owners Erik Lundgren, Katie Nauert, Andrew Stepniak, Gary Lundgren, and Gayle Lundgren (the “Lion Owners”) to, subject to a number of conditions, acquire 100% of the ownership of Lion pursuant to the Merger Agreement wherein we agreed to pay $2,000,000 in cash, plus 5,000,000 shares of our unregistered common stock.

On May 24, 2019, the Board of Directors signed a unanimous written consent to change the name of the Corporation to CBD Lion Corp. On July 31, 2019, the Board of Directors adopted resolutions approving and authorizing the Merger with Lion. Effective October 1, 2019, the holders of a majority of our common stock signed a written consent to acquire Lion, subject to stockholder and regulatory notice and approvals.

Warrender Enterprise Inc. d/b/a Lifted Liquids (“Lifted”)

In the second quarter of 2019, our relationship and interactions with Erik Lundgren resulted in Mr. Lundgren introducing us to Nicholas Warrender, principal of Lifted. On May 23, 2019, we, along with Gerard M. Jacobs, our CEO, William C. Jacobs, our CFO and Erik Lundgren, entered into a Letter of Intent with Lifted, and its owner Mr. Warrender to, subject to a number of conditions, acquire 100% of the ownership of Lifted including its affiliated vape shops. The consideration to be paid by us in the proposed purchase of Lifted is (i) cash in the amount of $7,500,000; and (ii) equity in the amount of 4,545,455 shares of our common stock. Our management remains fully committed to the transaction, but it is unclear whether the transaction will occur.

Description of Business of Acquired Sales

Business Overview

For the past many years, our stated objective has been to acquire all or a portion of one or more operating businesses. In the past year, we have been exploring potential acquisitions of all or a portion of one or more operating businesses involving the manufacture and sale of cannabidiol (CBD)-infused products such as beverages, muscle/joint rubs, oils, crystals, tinctures, bath bombs, isolate, relief balms, elixirs, body washes, med sticks, lotions, vape pens and cartridges, shatter, and gummies (a “CBD-Infused Products Company”). In order to consummate a particular acquisition of a CBD-Infused Products Company, management of the Company is open-minded to the concept of also acquiring all or a portion of one or more operating businesses and/or assets that are related to such CBD-Infused Products Company, for example operating businesses and/or assets involving distilled spirits, beer, wine, hemp, paraphernalia, cannabis, tetrahydrocannabinol (THC)-infused products, and real estate. We have entered into agreements with a number of operating business to acquire some or all of the businesses.

Stock Sale and Purchase Agreement - Ablis Holding Company

On April 30, 2019, we entered into a Stock Sale and Purchase Agreement with Ablis Holding Company, an Oregon corporation (“Ablis HC”), Ablis, Inc., an Oregon corporation (“Ablis”), and James A. Bendis (“Bendis”) wherein the Company paid $399,200 for a post transaction 4.99% ownership of Ablis HC’s equity. Ablis HC is in the business of manufacturing and sale of CBD-infused beverages, and CBD-infused products. The Stock Sale and Purchase Agreement requires that Ablis HC use a portion of the purchase proceeds to pay off at least $381,000 of its liabilities.

The Stock Sale and Purchase Agreement also sets out terms for an additional equity purchase of Ablis HC such that the Company may purchase up to an additional 15% of Ablis HC for $1,200,000 so that the Company would then own 19.99% of the ownership equity of Ablis HC. However, the option to purchase the additional equity in the company expired on July 31, 2019. As a result, we do not have a contractual right to purchase any more of the company than 4.99%.

The terms of the Stock Sale and Purchase Agreement entitle Gerard M. Jacobs to be a member of the board of directors of Ablis HC and entitles William C. Jacobs to be provided with access to financial information and grants William C. Jacobs financial oversight functions over Ablis HC. It further allows William C. Jacobs the right to provide consulting/advisory services. William C. Jacobs’ reasonable expenses will be covered by Ablis HC. The Stock Sale and Purchase Agreement also requires that Gerard M. Jacobs and William C. Jacobs be introduced to the owners of Ablis’ CBD isolate suppliers, and any other companies in the hemp, CBD and cannabis industries with whom Ablis HC and/or Bendis have relationships, and whom may potentially be interested in entering into a stock sale or merger with the Company.

The Stock Sale and Purchase Agreement requires that Ablis HC evaluate and seriously consider a sale of Ablis HC or taking Ablis HC public within 60 months from April 30, 2019 and that it use commercially reasonable best efforts, to close a mutually acceptable alternative exit opportunity for the Company within 72 months from April 30, 2019.

Stock Purchase Agreement Bendistillery Inc. and Bend Spirits

On April 30, 2019, the Company, Gerard M. Jacobs, and William C. Jacobs entered into a Stock Purchase Agreement with Bendistillery Inc., an Oregon corporation (“Bendistillery”), Bend Spirits, Inc., an Oregon corporation (“Bend Spirits”), Bendis Homes Pinehurst, LLC, an Oregon limited liability company (“Landowner”), Bendis, and Alan T. Dietrich (“Dietrich”) wherein the Company paid $1,347,300 for a post transaction 4.99% ownership of Bendistillery’s equity and $149,700 for a post transaction 4.99% ownership of Bend Spirits’ equity. Bendistillery and Bend Spirits are in the business of manufacturing and sale of alcoholic beverages, CBD-infused beverages, and CBD-infused products. The Stock Purchase Agreement requires that Bendistillery and Bend Spirits use a portion of the purchase proceeds to pay off at least $835,000 of their collective liabilities.

The Stock Purchase Agreement also sets out terms for an additional equity purchase of Bendistillery such that the Company may purchase up to an additional 15% of Bendistillery for $4,050,000 so that the Company would then own 19.99% of the ownership equity of Bendistillery. Per the terms of the Agreement, the Company may also purchase up to an additional 15% of Bend Spirits for $450,000 such that the Company would then own 19.99% of the ownership equity of Bend Spirits. However, the option to purchase the additional equity in the company expired on July 31, 2019. As a result, we do not have a contractual right to purchase any more of the company than 4.99%.

Landowner (as landlord) and Bendistillery (as tenant) have entered into a long-term recorded lease (the “Lease”) of the 23 acres in Tumalo outside Bend, Oregon, where Bendistillery and Bend Spirits conduct their businesses (the “Real Estate”) The initial term of the Lease is 20 years at a rent of $17,500 per month; Tenant has  the right, in its sole discretion, to exercise a series of options to extend the term of the Lease up to a maximum of 99 years; and Tenant has a 60-day right of first refusal if Landowner ever decides to sell all or any portion of the Real Estate. Bendis is the owner of Landowner.

The terms of the Stock Purchase Agreement entitle Gerard M. Jacobs to be a member of the board of directors of Bendistillery and Bend Spirits and entitles William C. Jacobs to be provided with access to financial information. The Stock Purchase Agreement also grants William C. Jacobs financial oversight functions over Bendistillery and Bend Spirits and allows William C. Jacobs the right to provide consulting/advisory services. William C. Jacobs’ reasonable expenses will be covered by Bendistillery and Bend Spirits as well as an advisory fee of not less than $5,000 per quarter. The Stock Purchase Agreement also requires that Gerard M. Jacobs and William C. Jacobs be introduced to the owners of Deschutes Brewery, Silver Moon Brewing, LBD Beverage, and any other companies in the distilled spirits, beer, wine, hemp, CBD and cannabis industries with whom Bendistillery, Bend Spirits, Bendis and/or Dietrich have relationships, and whom may potentially be interested in entering into a stock sale or merger with the Company.

The Stock Purchase Agreement requires that Bendistillery and Bend Spirits evaluate and seriously consider a sale of Bendistillery and Bend Spirits or taking them public within 60 months from April 30, 2019 and that they use commercially reasonable best efforts, to close a mutually acceptable alternative exit opportunity for the Company within 72 months from April 30, 2019.

Merger Agreement – CBD Lion LLC

On August 15, 2019, we, along with Gerard M. Jacobs, our CEO, and William C. Jacobs, our President and CFO,  entered into an Agreement and Plan of Merger ("Merger Agreement") with CBD Lion LLC (“Lion”) and its owners to, subject to a number of conditions, acquire 100% of the ownership of Lion in a merger

(the “Merger”). The consideration to be paid by us in the proposed purchase of Lion is (i) cash in the amount of $2,000,000; (ii) equity in the amount of 5,000,000 shares of our common stock; and, (iii) debt payments totaling $462,430 of Lion’s debts owed to its current affiliates. In the event that the merger with Lion occurs, the owners of Lion shall, subject to certain conditions, enjoy so-called “demand registration rights” in regard to such stock consideration if no piggyback registration statement is filed with the SEC within 120 days following the closing of the Merger.

Closing of the acquisition of Lion is subject to a number of conditions, including but not limited to the completion of a due diligence investigation of Lion by us that is acceptable to us, completion of a capital raise by us of at least $4 million, completion of an audit of Lion acceptable to us, execution of an employment agreement with Erik S. Lundgren, CEO/founder of CBD Lion, obtaining necessary third-party approvals, including a tax opinion to be provided by Lion’s tax counsel indicating that the proposed acquisition will qualify as a tax-free merger, execution of a shareholders agreement among Gerard M. Jacobs, William C. Jacobs and the owners of Lion, and completion of all necessary securities filings. On August 8, 2019, we made a $300,000 loan to Lion to be used by Lion exclusively for growth capital.

Lion’s financial statements are currently being audited. The Merger Agreement is subject to termination if (i) no audit of Lion satisfactory to us has been delivered by August 31, 2019; (ii) we fail to raise $4 million; or (iii) the proposed Merger has not closed by October 31, 2019.

The Merger Agreement contains customary provisions prohibiting Lion from soliciting or encouraging any other acquisition proposal or entering into any negotiations or agreements for an alternative acquisition transaction prior to the termination of the Merger Agreement.

In the event that the proposed acquisition of Lion is completed, the Merger Agreement requires that as soon as practicable following the closing of the proposed Merger, we will change our name to "CBD Lion Corp.” and request a new trading symbol that better relates to the new proposed name.

Following the closing of the merger, we expect Erik S. Lundgren to continue to manage the CBD Lion business on a day-to-day basis, as a division of CBD Lion Corp. Gerard M. Jacobs, our CEO, and William C. Jacob's, our president and CFO, will assist and advise Erik S. Lundgren as needed.

Letter of Intent – Warrender Enterprise Inc. d/b/a Lifted Liquids

On May 23, 2019, we entered into a Letter of Intent with Warrender Enterprise Inc. d/b/a Lifted Liquids (“Lifted”), and its owner Nicholas S. Warrender to, subject to a number of conditions, acquire 100% of the ownership of Lifted including its affiliated vape shops. The consideration to be paid by us in the proposed purchase of Lifted is (i) cash in the amount of $7,500,000; and (ii) equity in the amount of 4,545,455 shares of our common stock (“Stock Consideration”). In the event that the acquisition of Lifted occurs, Warrender shall, subject to certain conditions, enjoy so-called “piggyback registration rights” in regard to the Stock Consideration, and provided further that Warrender shall enjoy so-called "demand registration rights" in regard to the Stock Consideration if no piggyback registration statement is filed with the SEC within 120 days following the closing of the proposed acquisition.

Closing of the acquisition of Lifted is subject to a number of conditions, including but not limited to the completion of a due diligence investigation of Lifted by us that is acceptable to us, completion of a capital raise by us of at least $9 million, completion of an audit of Lifted acceptable to us, execution of definitive acquisition documents, execution of an employment agreement with Nicholas S. Warrender, obtaining necessary third-party approvals, including a tax opinion to be provided by Lifted’s tax counsel indicating that the proposed acquisition will qualify as a tax-free merger, execution of a shareholders agreement among Gerard M. Jacobs, William C. Jacobs, Nicholas S. Warrender and Erik S. Lundgren, and completion of all necessary securities filings. In the event that most of the foregoing conditions are met, as detailed in the Letter of Intent, prior to the closing of the proposed acquisition, but only if AQSP is requested by Lifted in writing to do so, we will make a $300,000 loan to Lifted to be used by Lifted exclusively for growth capital.

We are currently engaged in due diligence of Lifted, Lifted’s financial statements are currently being audited and we are negotiating a definitive merger agreement for the proposed acquisition. The Letter of Intent is subject to termination if (i) no audit of Lifted satisfactory to us has been delivered by September 30, 2019; (ii) we fail to raise $9 million by October 31, 2019; or (iii) the proposed acquisition has not closed by November 30, 2019 (or such other date as mutually agreed by the parties).

The letter of intent contains customary provisions prohibiting Lifted from soliciting or encouraging any other acquisition proposal or entering into any negotiations or agreements for an alternative acquisition transaction prior to the termination of the Letter of Intent.

In the event that the proposed acquisition of Lifted is completed, the Letter of Intent requires that Lifted shall operate as a wholly-owned subsidiary of CBD Lion Corp. under the Lifted brand, led by Nicholas S. Warrender as Lifted’s CEO.

The terms of the proposed Lifted Liquids transaction must be set forth in a definitive agreement. There are no assurances that we will be successful in negotiating an acceptable definitive agreement, when or whether a definitive agreement will be reached between the parties, or that the proposed acquisition will be consummated. Even if a definitive agreement is executed, the terms of the proposed acquisition may change materially from the terms set forth in the letter of intent. There will be many conditions to closing, many of which are outside of the parties’ control and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closing will occur, even if the parties successfully negotiate and sign a definitive agreement.

Future Acquisitions

An Investment Committee appointed by our Board of Directors, currently consisting of our CEO Gerard M. Jacobs, director Thomas W. Hines, CPA CFA, and our President and CFO William C. Jacobs, CPA, will review material furnished to it and will ultimately decide if a transaction is in our best interests and the interests of our shareholders. We intend to source acquisition opportunities through our Chief Executive Officer and directors and their contacts, and in some cases through finders. These contacts include the shareholders of Ablis, CBD Lion and Lifted Liquids, professional advisors such as attorneys and accountants, securities broker dealers, venture capitalists, members of the financial community, other businesses and others who may present solicited and unsolicited proposals. Management believes that business opportunities may become available to us due to a number of factors, including, among others: (1) Our ownership of shares in one or more CBD-Infused Products Companies; (2) management’s historical experience building large public companies; (3) management’s contacts and acquaintances; and (4) our flexibility with respect to the manner in which we may be able to structure, finance, merge with or acquire any business opportunity.

The analysis of new business opportunities will be undertaken by or under the supervision of an Investment Committee appointed by our Board of Directors. Inasmuch as we will have limited funds available to search for business opportunities, we will not be able to expend significant funds on a complete and exhaustive investigation of such business or opportunity. We will, however, investigate, to the extent believed reasonable by such Investment Committee, such potential business opportunities by conducting a so-called “due diligence investigation”.

In a due diligence investigation, we intend to obtain and review materials regarding the business opportunity. Typically, such materials will include information regarding a target business’ products, services, contracts, management, ownership, and financial information. In addition, we intend to cause our Investment Committee to meet personally with management and key personnel of target businesses, ask questions regarding the target businesses’ prospects, tour facilities, and conduct other reasonable investigation of the target businesses to the extent of our limited financial resources and management and technical expertise.

There is no guarantee that we can obtain or maintain the funding needed for our operations, including the funds necessary to search for and investigate acquisition candidates, and to close an acquisition including paying the substantial costs of legal, accounting and other relevant professional services.

As of October 4, 2019, we have cash on hand of $4,358,456. In prior years, our payables have been greater than our cash on hand. We have inconsistent income generating ability and are therefore reliant on raising money from loans or stock sales.

Properties

Acquired Sales Corp. is currently provided rent-free office space by our Chief Executive Officer, Gerard M. Jacobs, at 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Acquired Sales Corp. pays the phone, facsimile, internet, travel and other business expenses of our Chief Executive Officer Gerard M. Jacobs and of our President and Chief Financial Officer, William C. Jacobs, CPA, who is the son of Gerard M. Jacobs.

Employees

Our Chief Executive Officer, Gerard M. Jacobs, runs our operations on a part-time basis and is compensated with equity; see the section entitled “Executive Compensation”. Mr. Gerard M. Jacobs has not historically received cash compensation, but has begun to receive a consulting fee of $7,500 per month and is expected to receive cash salary and bonuses in the future, pursuant to a compensation agreement entered into between the Company, Gerard M. Jacobs and William C. Jacobs in June 2019 (the “Compensation Agreement”). Our President and Chief Financial Officer, William C. Jacobs, CPA, who is the son of our Chief Executive Officer, Gerard M. Jacobs, handles our financial matters on a part-time basis and is currently compensated at the rate of $5,000 per month, but, like Gerard M. Jacobs, is expected to receive a larger cash salary and bonuses in the future pursuant to the Compensation Agreement. Both Gerard M. Jacobs and William C. Jacobs are entitled to reimbursement for all of their business-related expenses. We currently have no full-time employees.

In the future, we plan to engage full-time employees, including Gerard M. Jacobs and William C. Jacobs under employment agreements, with full-time salaries, bonuses and benefits appropriate to the nature and scope of our future business operations. We expect to continue to use consultants, attorneys, accountants and independent contractors as necessary. Such consultants may include director Thomas W. Hines, CPA CFA, who is a member of our Investment Committee.

DESCRIPTION OF BUSINESS OF CBD LION

CBD Lion LLC was incorporated in the state of Illinois on August 5, 2017. CBD Lion’s slogan is “PRIDE IN QUALITY.” CBD Lion’s focus is manufacturing effective, quality products in an ISO 7 Certified Clean Room.

The Market

The CBD market is rapidly changing and growing. CBD is an acronym for cannabidiol, a chemical compound from the cannabis plant. On December 20, 2018, President Donald Trump signed the Agricultural Improvement Act of 2018, which is more commonly known as the "2018 Farm Bill." The 2018 Farm Bill legalizes hemp cultivation and declassifies hemp as a Schedule I controlled substance. The US Food and Drug Administration (“FDA”) has stated that although hemp is no longer an illegal substance under federal law, the FDA continues to regulate cannabis products under the Food, Drug, and Cosmetic Act (“FD&C Act”) and Section 351 of the Public Health Service Act.

CBD Lion believes that the entire CBD market in 2018 was approximately $620 million. According to Brightfield Group, a predictive analysis and market research company based in Illinois, CBD sales in 2019 could reach as high as $5 billion, based largely due to the 2018 Farm Bill passed at the end of 2018.

CBD sales are typically made online, at natural food stores and at smoke and vape shops. CBD Lion believes that mass retailers such as Kroger, Walgreens and CVS will commence or increase CBD related product offerings.

Products

CBD Lion’s current list of products include: CBD vape pens, cartridges, concentrates, concentrated liquid herbal extracts or tinctures, gummies, lotions. CBD Lion has been recognized in the industry for its award-winning products, including: Best Edible at CBD EXPO WEST and Best Vape at CBD EXPO MIDWEST.

Marketing

CBD Lion markets through its website, social media influencers, and press. For instance, CBD Lion’s products have been featured on CBS – Chicago News Post, Buzzfeed: Top 10 CBD Companies of 2018, Buzzfeed: Top 10 CBD Companies to watch out for in 2019, Edibles Magazine, and MSNBC: Top 5 CBD Companies of 2018.

Sources of Supply

Tinctures. CBD Lion sources CBD isolate from independent suppliers, which is third-party lab tested. CBD Lion then, in its clean-room lab, formulates the CBD isolate into its proprietary tinctures.

Lotions and Gummies. CBD Lion formulates its lotions and then has them manufactured by a third party in accordance with CBD Lion’s specifications. CBD Lion also produces its edible CBD infused gummy products through third party manufacturers.

Disposable Vape Pens and Vape Cartridges. CBD Lion acquires its disposable vape pens and cartridges from third party manufacturers and, in its clean room, adds CBD Lion’s proprietary vape solutions into the disposal vape pens and vape cartridges. CBD Lion believes that it would be able to find replacement manufacturers with minimal negative impact on its business. However, the vape pens and cartridges are sourced exclusively from China. There is a risk that tariffs imposed on products sourced from China could drastically increase our product costs. Price increases could have a detrimental impact on CBD Lion’s profit margins.

Distribution

Third Party Distributors. CBD Lion’s primary distribution is done through approximately five distributors based in Chicago Illinois. These distributors distribute CBD Lion’s products to vape shops, physical therapy clinics, convenience stores, and natural food stores. Third party distribution accounts for approximately 60% of CBD Lion’s sales. CBD Lion believes but cannot guarantee that in the event that it lost its relationship with one or more of its current distributors that other replacement distributors could be found without significant disruption to CBD Lion’s business.

Online Sales. CBD Lion sells its products through its website www.cbdlion.com. Web sales account for approximately 40% of CBD Lion’s product sales.

Competition

CBD Lion faces intense competition in the CBD industry from both existing and emerging companies that offer similar products to CBD Lion. Some of CBD Lion’s current and potential competitors may have longer operating histories, greater financial, marketing and other resources and larger customer bases. Given the rapid changes affecting the CBD industry nationally and locally, CBD Lion may not be able to create and maintain a competitive advantage in the marketplace. CBD Lion’s success will depend on its ability to keep pace with any changes in local and national markets, especially in light of legal and regulatory changes. CBD Lion’s success will depend on its ability to respond to, among other things, changes in the economy, market conditions and competitive pressures. Any failure to anticipate or respond adequately to such changes could have a material adverse effect on the Company’s financial condition, operating results, liquidity, cash flow and operational performance.

Vape Product Risks

CBD Lion’s inhalable products do not contain nicotine. However, according to the U.S. Surgeon General, besides nicotine, e-cigarettes can contain harmful and potentially harmful ingredients, including, ultrafine particles that can be inhaled deep into the lungs, flavorants such as diacetyl, a chemical linked to serious lung disease, volatile organic compounds, and heavy metals, such as nickel, tin, and lead. There is a risk that CBD Lion could be targeted by regulators or consumers with claims that its products are unsafe.

The market for CBD vapes and cartridges is currently subjected to prohibitions of certain products in certain jurisdictions in response to deaths and illnesses that have occurred and that are apparently associated with vaping. These various prohibitions and regulations may have a material adverse effect on CBD Lion's and Lifted Liquids’ financial condition, operating results, liquidity, cash flow and operational performance.

Intellectual Property

CBD Lion is a registered trademark in the United States. The trademark covers body lotion, dietary and nutritional supplements in the form of tinctures and drops and edible form, gummies, electronic cigarettes, vape pens, cartridges sold filled with flavorings in liquid form, other than essential oils, for electronic cigarettes; vaping e-liquid in the nature of flavorings, other than essential oils, for use in electronic cigarettes; cannabidiol (CBD) concentrate and extracts for use in electronic cigarettes and smokeless vaporizer pipes. CBD Lion’s lion logo is also trademarked.

CBD Lion also maintains proprietary formulations and other trade secrets. However, CBD Lion owns no registered patents.

R&D expenditures

CBD Lion’s research and development expenses consist primarily of compensation and related costs for personnel responsible for the research and development of new and existing products. CBD Lion spent less than $50,000 on research and development efforts over the past two years. Research and development costs are expensed as they are incurred.

Costs and effects of compliance with environmental laws

Not-applicable.

Description of Property

Neither Acquired Sales nor CBD Lion own principal plants, mines or other materially important physical properties.

Description of legal proceedings

Neither Acquired Sales nor CBD Lion are subject to any material pending legal proceedings, other than ordinary routine litigation incidental to their respective businesses.

Management's Discussion And Analysis Or Plan Of Operation of Acquired Sales

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and the related notes appearing elsewhere in this information statement. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this information statement.

Basis of Presentation

Our Company has a history of recurring losses, which has resulted in an accumulated deficit of $14,005,689 as of December 31, 2018. Additionally, our Company has no sources of revenue. These matters raise substantial doubt about our ability to continue as a going concern.

This MD&A section discusses our Company’s results of operations, liquidity and financial condition and certain factors that may affect our future results. You should read this MD&A in conjunction with our financial statements and accompanying notes included elsewhere in this information statement.

Overview

Acquired Sales Corp. (hereinafter sometimes referred to as “Acquired Sales”, the “Company”, “AQSP”, “Acquired”, the “Company”, “we”, “us”, “our”, etc.) was organized under the laws of the State of Nevada on January 2, 1986.

The Company wants to acquire all or a portion of one or more operating businesses.

Management of the Company currently is exclusively exploring potential acquisitions of all or a portion of one or more operating businesses involving the manufacture and sale of cannabidiol (CBD)-infused products such as beverages, muscle/joint rubs, oils, crystals, tinctures, bath bombs, isolate, relief balms, elixirs, body washes, med sticks, lotions, vape pens and cartridges, shatter, and gummies (a “CBD-Infused Products Company”).

In order to consummate a particular acquisition of a CBD-Infused Products Company, management of the Company is open-minded to the concept of also acquiring all or a portion of one or more operating businesses and/or assets that are related to such CBD-Infused Products Company, for example operating businesses and/or assets involving distilled spirits, beer, wine, hemp, paraphernalia, cannabis, tetrahydrocannabinol (THC)-infused products, and real estate.

Execution of Stock Purchase Agreement to Purchase up to 19.99% of CBD-Infused Beverage Maker Ablis, and of Craft Distillers Bendistillery and Bend Spirits

On April 30, 2019, the Company signed stock purchase agreements to purchase up to 19.99% of the common stock of CBD-infused beverage maker Ablis (formerly Ablis LLC) (www.AblisBev.com), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits (www.CraterLakeSpirits.com) and Bend Spirits, Inc. (www.Bendistillery.com), Bend, Oregon, for a total of $7,596,200 in cash.

Founded in 1996, Bendistillery is America's most award-winning craft distillery, with an outstanding reputation for producing Crater Lake Spirits brands including vodkas, gins, whiskeys, and white label brands offered through Bend Spirits.

Ablis is a rapidly growing leader in the exciting CBD-infused beverage industry. Ablis' all-natural, shelf-stable, GMO-free, non-alcoholic, lemon ginger, cranberry blood orange, and 0 calorie lemon water beverages target the mainstream health market and contain no THC. Ablis also manufactures and sells CBD-infused rubs, oils and crystals. Ablis' beverages are now being distributed in 11 states, online throughout the country, Puerto Rico and Guam. Also, Ablis has recently received state approval to co-brand with a local brewery in Bend to produce Oregon's first hemp CBD-infused draft beer.

Pursuant to such stock purchase agreements, on April 30, 2019, we closed on a purchase of 4.99% of the common stock of each of Ablis, Bendistillery and Bend Spirits for an aggregate purchase price of $1,896,200.

The management teams of Ablis, Bendistillery and Bend Spirits are continuing to lead their respective companies following the closing of our purchase of 4.99% of each of Ablis, Bendistillery and Bend Spirits. Gerard M. Jacobs, CEO of the Company, has joined the board of directors of each of the companies, and William C. Jacobs, President and CFO of the Company, will be paid quarterly by the companies in regard to financial oversight of the companies.

Liquidity and Capital Resources

The following table summarizes our Company’s current assets, current liabilities and working capital as of December 31, 2018 and December 31, 2017, as well as our Company’s cash flows for the years ended December 31, 2018 and 2017:

	December 31,
	2018	2017
Current Assets	$ -	$ -
Current Liabilities	338,622	228,174
Working Capital	(338,622)	(228,174)

	For the Years Ended December 31,
	2018	2017
Net Cash Used in Operating Activities	$ (32,172)	$ (605)
Net Cash Provided by Financing Activities	32,172	0

We do not have sufficient capital to fund our current operations and our plans to acquire Lifted Liquids. The cash portion of the merger consideration for Lifted Liquids is $7,500,000, and we want to invest at least a total of $3,000,000 into CBD Lion and Lifted Liquids as growth capital. So, the minimum amount of additional capital we will need to obtain to fund planned operations for the next twelve months is $12,500,000.

Comparison of the balance sheet at December 31, 2018 and December 31, 2017

Total current assets at December 31, 2018 of $0 are not adequate to fund current operations nor to fulfill corporate obligations or to fund growth and potential acquisitions. At December 31, 2017, we had total current assets of $0.

Current liabilities at December 31, 2018 of $338,622 primarily consisted of accounts payable to related parties of $193,000 and trade accounts payable of $113,450. Accounts payable to related parties consisted mainly of liabilities for independent contractor fees payable to William C. Jacobs, CPA, who now is the Company’s President and Chief Financial Officer and is the son of the Company’s Chief Executive Officer, Gerard M. Jacobs, and expense reimbursements to William C. Jacobs and Gerard M. Jacobs. Current liabilities at December 31, 2017 of $228,174 consisted of accounts payable to related parties of $121,748 and trade accounts payable of $106,426. Accounts payable to related parties consisted mainly of liabilities for independent contractor fees payable to William C. Jacobs, CPA, who now is the Company’s President and Chief Financial Officer and is the son of the Company’s Chief Executive Officer, Gerard M. Jacobs, and expense reimbursements to William C. Jacobs and Gerard M. Jacobs.

On June 21, 2016, a company affiliated with Gerard M. Jacobs, our Chief Executive Officer, made a non-interest-bearing loan of $4,000 to the Company, which is payable upon demand. The $4,000 note payable to the company affiliated with Gerard M. Jacobs was still outstanding at December 31, 2018.

The Company had an accumulated deficit of $14,005,689 and $13,785,068 as of December 31, 2018 and 2017, respectively.

Comparison of operations for the year ended December 31, 2018 to the year ended December 31, 2017

The Company did not generate revenue from continuing operations during the years ended December 31, 2018 and 2017.

Selling, general and administrative expenses primarily consist of independent contractor fees, travel expenses, phone, internet and hotspot expense, meals and entertainment, and other less material accounts. Selling, general and administrative expenses were $71,299 for the year ended December 31, 2018, compared to $65,021 for the year ended December 31, 2017, an increase of $6,278.

During the year ended December 31, 2018, the Company incurred a net loss of $220,621. During the year ended December 31, 2017, the Company incurred a net loss of $80,033.

Net cash used in operating activities was $32,172 for the year ended December 31, 2018, compared to $605 net cash used in operating activities for the year ended December 31, 2017. Net cash used in operating activities in 2018 and 2017 was primarily used for professional fees.

The Company had net cash provided by investing activities of $0 for the year ended December 31, 2018; similarly, the Company had net cash provided by investing activities of $0 for the year ended December 31, 2017.

Net cash provided by financing activities was $32,172 during the year ended December 31, 2018. Cash provided by financing activities was used to pay professional fees, and interest is accruing and payable to the lenders for this money that was lent to the Company. In comparison, there was no net cash provided by financing activities during the year ended December 31, 2017.

During the year ended December 31, 2018, cash decreased by $0, and the Company had $0 in unrestricted cash at December 31, 2018. In comparison, during the year ended December 31, 2017, cash decreased by $605, leaving the Company with $0 in unrestricted cash at December 31, 2017.

The Company is currently negotiating regarding certain potential investment opportunities, but there can be no assurance at this time that any investments will come to fruition and that the Company will have future operating income. The Company has a history of losses as evidenced by the accumulated deficit at December 31, 2018 of $14,005,689.

Critical Accounting Policies

Critical accounting policies are discussed in Note 2 of the financial statements accompanying this prospectus.

The William Noyes Webster Foundation, Inc.

The William Noyes Webster Foundation, Inc. (the “Foundation”), a non-profit Massachusetts corporation, has received a provisional registration from the Commonwealth of Massachusetts to own and operate a medical marijuana cultivation facility in Plymouth, Massachusetts, and a medical marijuana dispensary in Dennis, Massachusetts. Jane Heatley is the founder and a member of the board of directors of the Foundation.

Teaming Agreement – We believe it is highly likely that the board of directors of the Foundation will only approve contracts that have been negotiated and approved by Heatley. Consequently, on July 8, 2014, we entered into a Teaming Agreement (the "Teaming Agreement") with Heatley, in which, among other things: (1) we and Heatley agreed to use our respective best efforts, working exclusively together as a team, and not as a partnership or other entity, in order to consummate transactions, agreements, contracts or other arrangements pursuant to which we will provide capital and expertise to the Foundation; and (2) Heatley agreed that Heatley shall not, and shall not permit the Foundation to, discuss or negotiate for debt or equity financing, or consulting services or other expertise, from any third party. We claim that Heatley violated the Teaming Agreement by discussing and negotiating for debt or equity financing, or consulting services or other expertise, from at least one third party. Heatley claims that we violated the Teaming Agreement alleging that we failed to lend funds to the Foundation in accordance with the Teaming Agreement. We believe Heatley's claim to be baseless. No assurances whatsoever can be made that Heatley will comply with the terms of the Teaming Agreement, nor that we will be able to adequately enforce the terms of the Teaming Agreement if it is ever the subject of litigation.

Promissory Note – On July 14, 2014, the Foundation signed and delivered to us a Secured Promissory Note (the "Note") which is in the stated loan amount of $1,500,000, and is secured by a Security Agreement of even date therewith (the “Security Agreement”). The Note provides that the $1,500,000 loan may be advanced in one or more installments as the Foundation and we may mutually agree upon. The Foundation and we mutually agreed that the first installment of this loan would be $602,500. Pursuant to instructions from the Foundation, on July 14, 2014, we paid $2,500 owed by the Foundation to one of its consultants, and we advanced $600,000 directly to the Foundation. The amount and timing of subsequent loan installments under the Note, which could have totaled $897,500, had not yet been mutually agreed upon between the Foundation and us as of the date of the Note.

Between April and July 2015, we loaned an additional $135,350 to the Foundation, evidenced by the Note and secured by the Security Agreement. Following such additional loans, the principal of the loan from us to the Foundation, evidenced by the Note and secured by the Security Agreement, is now $737,850.

The principal balance outstanding under the Note bore interest at the rate of 12.5% per annum, compounded monthly. It was contemplated that the first payment of accrued interest by the Foundation under the Note would be made as soon after the Foundation commences operations of the Plymouth Cultivation Facility and the Dennis Dispensary as the Foundation's cash flows shall reasonably permit, but in any event no later than one year after the Foundation commences operations. The principal of the Note would be payable in eight consecutive equal quarterly installments, commencing on the last day of the calendar quarter in which the Foundation commences operations. Principal on the Note and related accrued interest would be considered past due if the aforementioned payments were not received by their due dates.

Uncollectable Note and Interest Receivable – We assessed the collectability of the Note based on the adequacy of the Foundation’s collateral and the Foundation’s capability of repaying the Note according to its terms. Based on this assessment, on September 1, 2015, we concluded that Note and interest receivable would not be collectible. As such, we wrote off the Note totaling $737,850 and interest receivable totaling $97,427 as bad debt expense on September 1, 2015.

Acquisition of Real Estate in Rhode Island

As discussed in our prior public filings, we have attempted to acquire one or more of the Mesolella/Jacobs Properties. The Mesolella/Jacobs Properties are parcels of real estate in Rhode Island that are owned by entities affiliated with Vincent J. Mesolella and his son Derek V. Mesolella, formerly one of our independent contractors. One of the Mesolella/Jacobs Properties is also partly owned by an affiliate of our Chief Executive Officer, Gerard M. Jacobs.

Discussions among Messrs. Mesolella and Jacobs and our independent directors have made it highly likely that we will never purchase any of the Mesolella/Jacobs Properties.

Simultaneous with Vincent J. Mesolella’s agreement to negotiate in good faith regarding the possibility of us acquiring the Mesolella/Jacobs Properties, in November 2014, the officers and directors of the Company were awarded the right to purchase, directly or using a designee, for an aggregate price of $2 per director: (a) warrants to purchase an aggregate of 1.35 million shares of common stock of the Company at an exercise price of $0.01 per share; and (b) warrants to purchase an aggregate of 1.35 million shares of common stock of the Company at an exercise price of $1.85 per share, 100,000 of which warrants are vested, and 1.25 million of which warrants are subject to the condition that the Company shall have acquired at least one of the Mesolella/Jacobs Properties.

Other Matters

We may be subject to other legal proceedings, claims, and litigation arising in the ordinary course of business. We intend to defend vigorously against any such claims. Although the outcome of these other matters is currently not determinable, our management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its financial position, results of operations, or cash flows.

Management's Discussion and Analysis of Financial Condition and Results of Operations of CBD Lion.

As used in this Information Statement, references to the “Company,” “CBD LION,” “we,” “our” or “us” refer to CBD Lion LLC, unless the context otherwise indicates.

We are a start-up entity. There are no guarantees or assurances that we will be able to continue selling our products. As a result, there is substantial doubt that we will be able to continue as a going concern. Bankruptcy of the Company at some point in the future is a possibility.

This Management’s Discussion and Analysis or Plan of Operations (“MD&A”) section discusses our results of operations, liquidity and financial condition, contractual relationships and certain factors that may affect our future results. You should read this MD&A in conjunction with our financial statements and accompanying notes included for CBD LION.

Forward-Looking Statements

This Information Statement contains statements that are considered forward-looking statements. Forward-looking statements give the Company's current expectations and forecasts of future events. All statements other than statements of current or historical fact contained in this quarterly report, including statements regarding the Company's future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. These statements are based on the Company's current plans, and the Company's actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Any or all of the forward-looking statements in this annual report may turn out to be inaccurate. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. The forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and assumptions. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events occurring after the date hereof. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this quarterly report.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included for CBD LION. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Certain information included herein contains statements that may be considered forward-looking statements, such as statements relating to our anticipated revenues and operating results, future performance and operations, plans for future expansion, capital spending, sources of liquidity and financing sources. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statements made herein.

Overview

CBD Lion LLC (hereinafter sometimes referred to as “CBD Lion”, the “Company”, the “Company”, “we”, “us”, “our”, etc.) was organized under the laws of the State of Illinois on August 5, 2017. The Company is a start-up entity.

Our slogan is “PRIDE IN QUALITY.” Our focus is manufacturing effective, quality cannabidiol (CBD)-infused products such as CBD vape pens, cartridges, concentrates, tinctures, gummies and lotions.

Liquidity and Capital Resources

The following table summarizes our current assets, current liabilities, and working capital as of December 31, 2018 and December 31, 2017, as well as cash flows for the year ended December 31, 2018 and for the period from August 5, 2017 (inception) to December 31, 2017.

Results of Operations

Comparison of the balance sheet at December 31, 2018 and December 31, 2017

At December 31, 2018, we had cash and cash equivalents of $78,837; in comparison, at December 31, 2017, we had cash and cash equivalents of $18,094. Also, at December 31, 2018, we had accounts receivable of $31,062, inventory of $217,405 (net allowance of $6,000), and prepaid inventory of $7,298. This is compared to accounts receivable of $0, inventory of $63,009 (net allowance of $6,000), prepaid inventory of $0, and receivables from related parties of $17,200 at December 31, 2017.

Total current assets at December 31, 2018 of $334,601 are not adequate to fund current operations or to fulfill corporate obligations or to fund growth. In comparison, total current assets at December 31, 2017 of $98,303 were not adequate to fund current operations or to fulfill corporate obligations or to fund growth.

Current liabilities at December 31, 2018 of $414,610 consisted credit card payable balances, accrued expenses, interest payable and notes payable to related parties. In comparison, current liabilities at December 31, 2017 of $156,927 consisted interest payable and notes payable to related parties.

Comparison of operations for the year ended December 31, 2018 to the period from August 5, 2017 (inception) to December 31, 2017

During the year ended December 31, 2018, we recognized net sales of $706,648; we made no sales during the period from August 5, 2017 (inception) to December 31, 2017.

Selling, general and administrative expense primarily consist of supplies and materials, bank and credit card service fees, rent and utility expenses, insurance, advertising and marketing expenses. Selling, general and administrative expenses were $118,842 for the year ended December 31, 2018; this is compared to selling, general and administrative expenses of $36,382 for the period from August 5, 2017 (inception) to December 31, 2017.

During the year ended December 31, 2018, the Company generated net income of $50,432. During the period from August 5, 2017 (inception) to December 31, 2017, the Company incurred a net loss of $43,288.

Net cash used in operating activities was $71,190 for the year ended December 31, 2018, compared to $122,498 net cash used in operating activities for the period from August 5, 2017 (inception) to December 31, 2017. Net cash used in operating activities in 2018 and 2017 was primarily used for the buildup of inventory.

Net cash used in investing activities was $74,867 for the year ended December 31, 2018, compared to $25,038 net cash used in investing activities for the period from August 5, 2017 (inception) to December 31, 2017. Net cash used in investing activities in 2018 and 2017 was related to the purchase of fixed assets.

Net cash provided by financing activities was $206,800 for the year ended December 31, 2018, compared to $165,630 net cash provided by financing activities for the period from August 5, 2017 (inception) to December 31, 2017. Net cash provided by financing activities in 2018 and 2017 was related to the proceeds from notes payable to related parties.

During the year ended December 31, 2018, cash increased by $60,743, and we had $78,837 in unrestricted cash at December 31, 2018. In comparison, during the period from August 5, 2017 (inception) to December 31, 2017, cash increased by $18,094, leaving us with $18,094 in unrestricted cash at December 31, 2017.

We are a start-up entity. There are no guarantees or assurances that we will be able to continue selling our products. As a result, there is substantial doubt that we will be able to continue as a going concern. Bankruptcy of the Company at some point in the future is a possibility.

Critical Accounting Policies

Use of Estimates – Please refer to Note 2 – Organization, Nature of Operations and Basis of Operations.

Income Taxes – Please refer to Note 8 – Income Tax Provision.

Recently Issued Accounting Pronouncements – Please refer to Note 2 – Summary of Significant Accounting Policies.

Off Balance Sheet Arrangements – We have no off-balance sheet arrangements.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

CBD Lion hired Fruci & Associates II, PLLC (“Fruci”) as its auditor in 2019 in connection with the pending merger with Acquired Sales. On July 16th, 2018, Acquired Sales Corp. engaged Fruci as Acquired Sales Corp.'s independent registered accounting firm. Acquired Sales Corp. has not had any disagreements with Fruci.

AMENDMENT OF CHARTER, BYLAWS

OR OTHER DOCUMENTS

Amendment of Articles to Change the Name to CBD Lion Corp.

Our board of directors adopted resolutions and a majority of our stockholders approved such resolutions to amend the Corporation’s articles of incorporation to change the Corporation’s name to CBD Lion Corp.

Reasons for the name change

We are changing the name of the Company to better reflect our operations and sales in the CBD space. We will accomplish the name change by filing of the Amendment to our Articles of Incorporation with the Nevada Secretary of State subsequent to notice to our stockholders and approval by FINRA. We expect to be able to change our name in November 2019 or as soon thereafter as possible.

RISK FACTORS

An investment in the securities offered hereby is highly speculative and involves a high degree of risk and should be made only by investors who can afford to lose their entire investment.  Acquired Sales Corp. expects (but cannot be guaranteed) in 2019 to purchase all of CBD Lion LLC, all of Warrender Enterprise Inc. d/b/a Lifted Liquids (“Lifted Liquids” or “Lifted”), and owns 4.99% of each of Ablis Holding Company, Bend Spirits, Inc. and Bendistillery Inc. d/b/a Crater Lake Spirits. Acquired Sales Corp. will  only be positioned to receive any potential financial benefit from Ablis Holding Company, Bend Spirits, Inc. and Bendistillery Inc. d/b/a Crater Lake Spirits if the equity acquisitions occur and they, in turn, subsequently pay dividends or if they are sold to a third party, neither of which is guaranteed to occur. The description of the Company’s business and financial condition is contained in the Company’s SEC filings at www.sec.gov. This disclosure does not contain all of the risk factors that may relate to the Company’s operations. Other risk factors are set out in Acquired Sales Corp.’s Form 10-K filed on March 13, 2019 and are incorporated by reference herein. Prospective investors, prior to making any investment decision should carefully consider along with other matters referred to herein those risk factors.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

We have a limited operating history with respect to our CBD related operations upon which you can evaluate our prospects and our potential value. Prior to that, we have not been profitable during most of our years of operation. We face many risks that could prevent us from achieving profits in future years. We cannot assure you that we will be profitable in the future. Our potential acquisitions of CBD Lion LLC and Warrender Enterprise Inc. d/b/a Lifted Liquids, if those acquisitions occur, and our prior acquisition of 4.99% of the outstanding equity of each of Ablis Holding Company, Bend Spirits, Inc., Bendistillery Inc. d/b/a Crater Lake Spirits, CBD Lion LLC and Lifted Liquids involve significant risk, and there can be no assurance that the business of Ablis Holding Company, Bend Spirits, Inc. and Bendistillery Inc. d/b/a Crater Lake Spirits will be successful or generate any profit or other financial benefit. An inability by Acquired Sales Corp. to achieve financial benefit from Ablis Holding Company, Bend Spirits, Inc.,  Bendistillery Inc., CBD Lion LLC or Lifted Liquids could materially adversely affect our Company and the trading price of our Stock.

We have incurred substantial losses in the past and it may be difficult to achieve profitability

We have a history of losses and are anticipated to incur additional losses in the development of our business. For the six months ended June 30, 2019, we had a net loss of ($941,255). As of June 30, 2019 and December 31, 2018 we had an accumulated deficit of ($14,991,992) and ($14,005,689), respectively. There exists substantial doubt regarding our ability to continue as a going concern. We intend to continue to invest in the CBD space, including by hiring additional personnel, upgrading our management systems and integrating several businesses into or as a part of our operations. To the extent we are successful in integrating several businesses into our operations, we may also incur increased losses in the short term because costs associated with these activities are expected to commence in advance of service and transactional revenues at future dates if at all. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenues enough to offset our higher operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described in this section, and unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and common stock may significantly decrease. Our ability to continue as a going concern is dependent upon continuing to generate profits from operations in the future and/or our ability to obtain necessary financing required to meet our obligations and repay our liabilities arising from normal business operations. We intend to finance our operating costs over the next twelve months with existing cash on hand, cash from operations, debt financings, and/or the sale of equity which we may not be available to us on favorable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to curtail or cease our operations.

Our Chief Executive Officer is not required to work full-time and he and our President and CFO are entitled to significant bonus compensation

Our Chief Executive Officer, Gerard M. Jacobs, runs our operations on a part-time basis and is compensated with equity. Mr. Gerard M. Jacobs has not historically received cash compensation and William “Jake” Jacobs, President and CFO, has worked for approximately $5,000 per month. However, effective as of June 19, 2019 through the earlier of the closing of the Company's acquisition of CBD Lion LLC or the closing of the Company's acquisition of Warrender Enterprise Inc. d/b/a Lifted Liquids, the Company has agreed to pay Gerard M. Jacobs, and William “Jake” Jacobs, consulting fees of $7,500 per month and $5,000 per month, respectively. In addition, upon the closing of one or more of the acquisitions described above, the salaries, equity incentives, expense reimbursements and bonuses will increase. There are also to be significant bonuses awarded to the CEO and CFO in the event the Company closes on the acquisitions of CBD Lion LLC and/or Warrender Enterprise Inc. d/b/a Lifted Liquids, and in the event that the Company raises $15 million and $25 million. For a further description of the proposed compensation arrangements, please refer to the current report on Form 8-K, and its exhibit, filed with the SEC on or about June 25, 2019.

Increases in taxes and regulatory compliance costs may reduce our revenue

Costs resulting from changes in or new income taxes, value added taxes, service taxes, sales and use taxes, or other taxes may adversely affect our margins. These costs could materially adversely affect our Company and the trading price of our common stock.

Tax interpretations and changes in tax regulations and legislation could adversely affect us

Tax interpretations, regulations and legislation in the various jurisdictions in which we operate are subject to measurement uncertainty and the interpretations can impact net income, income tax expense or recovery, and deferred income tax assets or liabilities. Tax rules and regulations, including those relating to foreign jurisdictions, are subject to interpretation and require judgment by us that may be challenged by the applicable taxation authorities upon audit. Although we believe our assumptions, judgements and estimates are reasonable, changes in tax laws or our interpretation of tax laws and the resolution of any tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”).  The Tax Act reduced the U.S. federal statutory tax rate, broadened the corporate tax base through the elimination or reduction of deductions, exclusions, and credits, limited the ability of U.S. corporations to deduct interest expense, and transitioned to a territorial tax system which allows for the repatriation of foreign earnings to the U.S. with a 100% federal dividends received deduction prospectively. In addition, the Tax Act required a one-time transitional tax on foreign cash equivalents and previously unremitted earnings. Several of the new provisions enacted as part of the Tax Act require clarification and guidance from the U.S. Internal Revenue Service (“IRS”) and Treasury Department. These or other changes in U.S. tax laws could impact our profits, effective tax rate, and cash flows.

We have accumulated net operating losses (“NOLs”) arising from our operations and foreign and domestic acquisitions of approximately $2.1 million as of December 31, 2018.  We have recognized valuation allowances to reduce these amounts to our current estimate for NOLs that will be recoverable against future taxable income prior to their expiration in accordance with the appropriate tax regulations.  If our estimates change or we do not generate sufficient taxable income prior to the expiration of these NOLs we may have to record additional valuation allowances resulting in higher income tax expense.

In addition, we may periodically restructure our legal entities and if taxing authorities were to disagree with our tax positions in connection with any such restructurings, our effective tax rate could be materially affected.  In connection with such restructurings we could also incur additional charges associated with consulting fees and other charges. This could materially adversely affect our Company and the trading price of our common stock.

We are adversely affected by regulatory uncertainties

Regulatory uncertainties regarding potential adverse changes in federal and state laws and governmental regulations materially adversely affect our business and the trading price of our common stock.

A small number of stockholders have significant influence over us

A small number of our stockholders and members of our board of directors and management acting together would be able to exert significant influence over us through their ability to influence the election of directors and all other matters that require action by our stockholders. The voting power of these individuals could have the effect of preventing or delaying a change in control of our Company which they oppose even if our other stockholders believe it is in their best interests. At the present time, Gerard M. Jacobs, Chief Executive Officer, beneficially owns a substantial majority of our shares of common stock. In addition, our shareholders have authorized Gerard M. Jacobs to seek shareholders agreements and/or proxies from other parties, including potential future capital sources and the owners of potential future acquisition candidates. Pursuant to this authorization, Gerard M. Jacobs our CEO, and William C. Jacobs our President, CFO and Gerard M. Jacobs' son, are expected to sign a stockholders agreement with the owners of CBD Lion and with the owner of Lifted Liquids, that will ensure that all 9,545,455 shares of our common stock issued in the CBD Lion and Lifted Liquid mergers, which greatly exceed our current number of outstanding shares of common stock, will be voted in all elections of our directors and in other significant matters, in concert with the shares voted by Gerard M. Jacobs and William C. Jacobs. Accordingly, Gerard M. Jacobs has, and following the closings of the CBD Lion and Lifted Liquids acquisitions will have even greater, substantial influence over our policies and management. We may take actions supported by Gerard M. Jacobs that may not be viewed by some stockholders to be in our best interest, or Gerard M. Jacobs could prevent or delay a change in our control which he opposes even if our other stockholders believe it is in their best interests. This could materially adversely affect our Company and the trading price of our common stock.

State law and our articles of incorporation and bylaws help preserve insiders’ control over us

Provisions of Nevada state law, our articles of incorporation and bylaws may discourage, delay or prevent a change in our management team that stockholders may consider favorable. These provisions may include: (1) authorizing the issuance of “blank check” preferred stock without any need for action by stockholders; (2) permitting stockholder action by written consent; and (3) establishing advance notice requirements for nominations for election to the board of directors, or for proposing matters that can be acted on by stockholders at stockholder meetings. These provisions, if included in our articles of incorporation or by-laws, could allow our board of directors to affect an investor’s rights as a stockholder since our board of directors could make it more difficult for preferred stockholders or common stockholders to replace members of the board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn affect any attempt to replace the current or future management team. These factors could adversely affect our Company or the trading price of our Stock.

Retaining and attracting directors and officers may be expensive

We cannot make any assurances regarding the future roles of our current directors, Gerard M. Jacobs, Chief Executive Officer, and William “Jake” Jacobs, President and Chief Financial Officer. Our directors are and will in the future be involved in other businesses, and are not required to, and do not, commit their full time to our affairs, thereby causing conflicts of interest in allocating their time between our operations and the operations of other businesses. We have no employment agreements with any of our existing directors, Gerard M. Jacobs, Chief Executive Officer, and William “Jake” Jacobs, President and Chief Financial Officer. Some or all of our current directors, Gerard M. Jacobs, Chief Executive Officer, and William “Jake” Jacobs, President and Chief Financial Officer may resign upon our raising money, upon our consummation of a business combination, or otherwise. Attracting and retaining our directors and officers may be expensive, and may require that we enter into long term employment agreements, issue stock options, warrants, rights to purchase warrants, and otherwise incentivize our directors and officers. The costs of these incentives could materially adversely affect our Company and the trading price of our common stock.

We indemnify our directors and officers, and certain other parties

Our bylaws specifically limit the liability of our officers and directors to the fullest extent permitted by law. As a result, aggrieved parties may have a more limited right to action than they would have had if such provisions were not present. The bylaws also provide for indemnification of our Chief Executive Officer and directors for any losses or liabilities they may incur as a result of the manner in which they operated our business or conducted internal affairs, provided that in connection with these activities they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest. In the ordinary course of business, we also may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, independent contractors and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third-parties. We may also agree to indemnify former officers, directors, employees and independent contractors of acquired companies in connection with the acquisition of such companies. Such indemnification agreements may not be subject to maximum loss clauses. It is not possible to determine the maximum potential amount of exposure in regard to these obligations to indemnify, due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular situation. Use of our capital or assets for such indemnification would reduce amounts available for the operations or for distribution to our investors, which could materially adversely affect our Company and the trading price of our common stock.

Risk Factors Relating to Our Company and Our Securities

Our common stock may be subject to significant dilution

Our capital raising may include the sale of significant numbers of shares of our common stock or other securities convertible into our common stock, and may also include the issuance of significant numbers of options, warrants or other securities convertible into shares of our common stock. We also may issue significant numbers of shares of our common stock, or options, warrants, or other securities convertible into shares of our common stock, as a portion of the consideration for acquisitions. We are also likely to issue significant numbers of options and/or warrants, or rights to purchase warrants, to our officers, directors and/or independent contractors, and to investment bankers and finders, especially in connection with the closing of capital raises and acquisitions. Such transactions may significantly increase the number of outstanding shares of our common stock, and may be highly dilutive to our existing stockholders. In addition, the securities that we issue may have rights, preferences or privileges senior to those of the holders of our outstanding common stock. This dilution could have a material adverse effect on our Company and the trading price of our common stock. In addition, we have options, warrants, and rights to purchase warrants, outstanding covering several million shares of our common stock. If all of these millions of options and warrants were to be exercised, the number of outstanding shares of our common stock would increase significantly. Moreover, additional shares may be issued in connection with future acquisition and business operations. This dilution could have a material adverse effect on our Company and the trading price of our common stock.

Our common stock lacks a meaningful public market

At present no active market exists for our common stock and there is no assurance that a regular trading market will develop and if developed, that it will be sustained. An owner of our common stock may, therefore, be unable to sell our common stock should he or she desire to do so. Or, if an owner of our common stock decides to sell our common stock, such sales could drive the price of our common stock significantly lower. Furthermore, it is unlikely that a lending institution will accept our common stock as pledged collateral for loans. This lack of liquidity could materially adversely affect our Company and the trading price of our common stock.

Our common stock may never be listed on a national exchange

Our common stock may never meet the listing requirements of a national exchange. You should not assume that an effort to list our common stock would be successful, or if successful, that such listing requirements will be maintained, including but not limited to requirements associated with maintenance of a minimum net worth, minimum stock price, and ability to establish a sufficient number of market makers.

Our common stock may be considered a “penny stock” and may be difficult to trade

The U.S. Securities and Exchange Commission (the “SEC”) has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share and, therefore, may be designated as a penny stock according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, to obtain a written agreement from the purchaser, and to determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may adversely affect the ability of investors to sell our common stock, and may materially adversely affect our business and the trading price of our common stock.

Our common stock lacks institutional or analyst support

Our Company lacks institutional support. In addition, investment banks with research capabilities do not currently follow our common stock. This lack of institutional or analyst support lessens the trading volume and general market interest in our common stock, and may adversely affect an investor’s ability to trade a significant amount of our common stock. This lack of institutional or analyst support could materially adversely affect our Company and the trading price of our common stock.

The public float of our common stock is small

The public float of our common stock is small, which may limit the ability of some institutions to invest in our common stock. This lack of liquidity could materially adversely affect our Company and the trading price of our common stock.

The trading price of our common stock may be volatile and could drop quickly and unexpectedly

The stocks of micro-cap and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macro-economic developments in North America and globally, and market perceptions of the attractiveness of particular industries. This volatility could materially adversely affect our Company by making it more difficult to raise capital or complete acquisitions. In addition, securities class-action litigation often has been brought against companies following periods of volatility in the market price of their securities. Our Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert our management’s attention and resources away from our business. For these reasons and others, quick and unexpected drops in the trading price of our common stock are likely from time to time. Volatility in our common stock price could materially adversely affect our Company and the trading price of our common stock.

We are adversely affected by a difficult economy and by turmoil in the financial markets

Businesses are materially adversely affected by periods of significant economic slowdown or recession, fears of inflation or deflation, rising interest rates, or a public perception that any of these events are occurring or may occur, which could adversely affect our revenues, results of operations, and cash flow. In addition, as they relate to our proposed acquisitions, the capital and credit markets have experienced volatility and disruption. National and global financial and business conditions have been difficult. Access to financing has been negatively impacted. Credit is limited. In many cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers. Prominent risks include issues involving rising interest rates, trade disputes, turmoil in the Middle East and around the world, oil prices, rising health care costs, social and political unrest, and many other issues. These factors could materially adversely affect our Company and the trading price of our common stock.

We may not be able to raise needed capital

We need to raise substantial amounts of additional capital both for our proposed acquisitions, to pay dividends on our preferred stock, and to cover overhead costs. In addition, our aggregate future capital requirements are uncertain. The amount of capital that we will need in the future will depend on many factors that we cannot predict with any certainty, including: the market acceptance of our products and services; the levels of promotion and advertising that will be required to launch our new products and services and achieve and maintain a competitive position in the marketplace; our business, product, capital expenditures and technology plans, and product and technology roadmaps; technological advances; our competitors’ responses to our products and services; our pursuit of mergers and acquisitions; and our relationships with our customers.

We cannot assure you that we will be able to raise the needed capital on commercially acceptable terms, or at all. Delay, disruption, or failure to obtain sufficient financing may result in the delay or failure of our business plans. Our inability to raise sufficient capital on commercially acceptable terms, or at all, could have a material adverse effect on our Company and the trading price of our common stock.

Future sales of shares of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market. In addition, if our significant stockholders sell a large number of shares, or if we issue a large number of shares, the market price of our stock could decline. Any issuance of additional common stock or common stock equivalents by us would result in dilution to our existing shareholders. Such issuances could be made at a price that reflects a discount to the then-current trading price of our common stock. Moreover, the perception in the public market that stockholders may sell shares of our stock or that we may issue additional shares of common stock could depress the market for our shares and make it more difficult for us to sell equity securities in the future at any time, if at all.

We may issue additional shares of common stock without stockholder approval, which would dilute the current holders of our common stock.

Our Board of Directors has authority, without action or vote of our shareholders, to issue shares of common stock. We may issue shares of our common stock to complete a business combination or to raise capital. Such stock issuances could be made at a price that reflects a discount from the then-current trading price of our common stock. These issuances would dilute our stockholders’ ownership interest, which, among other things, would have the effect of reducing their influence on matters on which our stockholders vote. In addition, our stockholders and prospective investors may incur additional dilution if holders of stock options and warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our common stock.

The rights of the holders of our common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our Board of Directors the right to create one or more new series of preferred stock. As a result, the Board of Directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights that could adversely affect the voting power and equity interests of the holders of our common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be used to discourage, delay or prevent a change of control of our Company, which could materially adversely affect the price of our common stock.

Raising capital by selling our common stock or convertible preferred stock could be expensive

If we were to raise capital by selling common stock or securities convertible into common stock, it could be expensive. We may be required to pay cash fees and/or fees in the form of warrants equal to 7% or more of the gross sales proceeds raised, in addition to legal, accounting and other fees and expenses. In addition, when it becomes known within the investment community that an issuer is seeking to raise equity capital, it is common for the common stock of that issuer to be sold off in the market, lowering the trading price of the issuer’s common stock in advance of the pricing of the issue. This could make our raising capital by selling equity securities significantly more expensive and materially adversely affect the trading price of our common stock.

Debt financing is difficult to obtain and could be expensive

Debt financing is difficult to obtain in the current credit markets. This difficulty may make future acquisitions either unlikely, or too difficult and expensive. Providers of debt may also be issued options, warrants, or rights to purchase warrants, to purchase shares of our common stock. This could materially adversely affect our Company and the trading price of our common stock.

Raising capital by borrowing could be risky

If we were to raise capital by borrowing to fund our operations or acquisitions, it could be risky. Cash is required to service the debt, ongoing covenants are typically employed which can restrict the way in which we operate our business, and if the debt comes due either upon maturity or an event of default, we may lack the resources at that time to either pay off or refinance the debt, or if we are able to refinance, the refinancing may be on terms that are less favorable than those originally in place, and may require additional equity or quasi-equity accommodations. These risks could materially adversely affect our Company and the trading price of our common stock.

Our financing decisions may be made without stockholder approval

Our financing decisions and related decisions regarding levels of debt, capitalization, distributions, acquisitions and other key operating parameters are determined by our Board of Directors in its discretion, in many cases without any notice to or vote by our stockholders. This could materially adversely affect our Company and the trading price of our common stock.

We lack investor relations, public relations and advertising resources

We lack the resources to properly support investor relations, public relations, and advertising efforts. This puts us at a disadvantage with potential acquisition candidates, investors, research analysts, customers, and job applicants. These disadvantages could materially adversely affect our Company and the trading price of our common stock.

Sales of our common stock could cause the trading price of our common stock to fall

Since the trading volume of our common stock is very low and the amount of our common stock in the public float is very small, any sales or attempts to sell our common stock, or the perception that sales or attempts to sell our common stock could occur, could adversely affect the trading price of our common stock.

An increase in interest rates may have an adverse effect on the trading price of our Stock

An increase in market interest rates may tend to make our common stock less attractive relative to other investments, which could adversely affect the trading price of our common stock.

We do not expect to pay dividends to holders of our common stock

For the foreseeable future, it is anticipated that earnings, if any, which may be generated from our operations will be used to finance our growth and that dividends may not be paid to the holders of our common stock, which may have a material adverse effect on our Company and the trading price of our common stock.

Our cost of being a publicly traded company will increase significantly as our business operations expand

Our costs of being a publicly traded company currently are relatively limited. However, as we grow, our management expenses, legal and accounting fees, and other costs associated with being a publicly traded company will increase significantly. We will eventually need to hire additional employees and/or additional consultants and professionals, in order to have appropriate internal financial controls and accurate financial reporting, and otherwise to comply with the requirements of the Sarbanes-Oxley Act. While we cannot state with certainty what all of these costs will be, we believe that our management expenses, legal and accounting fees, and other costs associated with being a publicly traded company will eventually increase to at least $250,000 per year.

Risk Factors Relating to Future Acquisitions

Prohibition, banning or regulation of vaping products, or lawsuits related to the use of CBD Lion’s or Lifted Liquids’ vaping products, could have a material adverse effect on the Company, and could have a material adverse effect on the trading price of our common stock

Federal, state and local authorities are investigating deaths and illnesses apparently related to vaping. We can provide no guarantees or assurances that vaping will not be prohibited, banned and/or heavily regulated in response to these deaths and illnesses, nor that CBD Lion and/or Lifted Liquids will not be sued by customers who use CBD Lion and/or Lifted Liquids vaping products. Prohibition, banning or regulation of vaping products, or lawsuits related to the use of CBD Lion’s or Lifted Liquids’ vaping products, could have a material adverse effect on the Company.

A lawsuit between Lifted Liquids and Mile High Labs is a risk to our business

Lifted Liquids has been sued by CBD isolate supplier Mile High Labs in connection with alleged contractual commitments between the two companies that are in dispute. We can provide no guarantees or assurances that Lifted Liquids will be able to win or settle this lawsuit on favorable terms, if at all. Any unfavorable verdict or settlement of this lawsuit could have a material adverse effect on Lifted Liquids and upon the trading price of our common stock.

We may not be able to identify, audit, negotiate, finance or close future acquisitions

A significant component of our growth strategy focuses on acquiring minority or majority equity ownership interests in CBD-Infused Products Companies. We may not, however, be able to identify, audit, or acquire such equity ownership interests on acceptable terms, if at all. Additionally, we may need to finance all or a portion of the purchase price for an acquisition by incurring indebtedness or by selling shares of our common or convertible preferred stock. There can be no assurance that we will be able to obtain financing on terms that are favorable, if at all, which will limit our ability to acquire such equity ownership interests in the future. Failure to acquire such equity ownership interests on acceptable terms, if at all, would have a material adverse effect on our ability to increase assets, revenues and net income and on the trading price of our common stock.

CBD-Infused Products Companies are subject to regulatory risks

CBD-Infused Products Companies are subject to risks associated with the federal government’s and state and local governments’ evolving regulation of hemp, hemp oil, CBDs, and CBD-infused products. We can provide no assurance that one or more federal agencies, such as the US Food and Drug Administration (the “FDA”), or state and local governments will not attempt to impose rules, regulations, moratoriums, prohibitions, or other restrictions or impediments upon CBD-Infused Products Companies. Such regulatory action could have a material adverse effect on our Company and the trading price of our common stock.

The US FDA considers the sale of most CBD-infused products to be illegal

The FDA appears to believe that CBDs are drugs, and that the sale of most CBD-infused products without FDA approval is illegal. In deference to the FDA’s position, various states and municipalities have similarly declared that the sale of certain CBD-infused products are illegal. There can be no guarantee or assurance whatsoever that this regulatory hostility to CBDs will be resolved favorably to the CBD products industry. Aggressive law enforcement against the CBD industry by federal, state or local authorities and agencies could have a material adverse effect upon our Company and the trading price of our common stock.

CBD-infused products may be shown to have negative health and/or safety impacts upon consumers

The health and safety impacts of CBDs have not yet been established via traditional scientific and/or clinical studies. If scientific and/or clinical studies ultimately demonstrate negative health and/or safety impacts upon consumers, our Company's business and the trading price of our common stock could be materially adversely affected.

Hemp and CBD-infused products are illegal if they exceed 0.3% THC

Hemp and CBD-infused products which exceed a THC concentration of 0.3% are illegal. Any failure to keep the THC concentration in hemp or CBD-infused products below 0.3% could subject us to action by regulatory authorities and/or to lawsuits by consumers, which could have a material adverse effect upon our Company's business and the trading price of our common stock.

In addition, the approval of medical and recreational marijuana by many states has created a situation in which it may be difficult or impossible for regulators and courts to determine whether the THC levels reflected in consumers’ blood tests are the result of CBD-infused products or THC-infused products. This may result in regulatory actions or lawsuits that could have a material adverse effect upon our Company's business and the trading price of our common stock.

Also, certain hemp products may, over time, gradually increase their THC concentration, and this may ultimately cause such products to exceed the 0.3% THC concentration level, making such products illegal in certain jurisdictions. If this happens, we could be subject to regulatory action that could have a material adverse effect upon our Company and the trading price of our common stock.

The price of CBD raw materials could spike as demand for CBD-infused products increases dramatically

Although considerable additional hemp acreage is being developed around the country which is expected to increase the supply of CBD isolate, distillate and water-soluble CBD, the demand for these raw materials is also growing dramatically, and any spike in the price of these raw materials could materially adversely affect our Company and the trading price of our common stock.

Target companies' management may not fit well into our corporate culture

If target companies' management does not fit well into our corporate culture, this could make us less attractive to potential investors, future acquisition targets may be uninterested in merging with us, and the overall chemistry among the executives in our Company could be damaged, which would materially adversely affect our Company and the trading price of our common stock.

The target companies may rely on contract manufacturers to manufacturer their products. If the target companies are unable to maintain good relationships with their existing contract manufacturers and/or secure such contract manufacturers, their businesses could suffer

Many of the target companies’ contract manufacturers are affiliated with and manufacture other CBD-infused product brand products. In many cases, such products compete directly with the target companies’ products. If the target companies are unable to maintain good relationships with their existing contract manufacturers and/or secure such contract manufacturers, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

Large competitors are expected to enter the CBD-infused product industry

We expect that over the next few years several major beverage and other consumer products companies with tremendous financial resources will emerge to compete against our Company in the CBD-infused products industry. We may not have the personnel, products, marketing and distribution capabilities, and/or financial resources to compete effectively against such larger companies, which could materially adversely affect our Company and the trading price of our common stock.

Regulatory risks related to alcohol and CBD

We purchased 4.99%, of CBD-infused beverage maker Ablis, and of craft distillers Bendistillery and Bend Spirits. Two of those companies produce and sell alcohol. Federal, state, local, and foreign authorities regulate how companies produce, store, transport, distribute, and sell products containing alcohol and distilled spirits. Some countries and local jurisdictions prohibit or restrict the marketing or sale of distilled spirits in whole or in part. In the United States, at the federal level, the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury regulates the spirits and wine industry with respect to the production, blending, bottling, labeling, sales, advertising, and transportation of beverage alcohol. Similar regulatory regimes exist at the state level and in most non-U.S. jurisdictions where craft distillers Bendistillery and Bend Spirits sell their products. In addition, beverage alcohol products are subject to customs duties or excise taxation in many countries, including taxation at the federal, state, and local level in the United States. Laws of each nation define distilling and maturation requirements; for example, under U.S. federal and state regulations, bourbon and Tennessee whiskeys must be aged in new charred oak barrels. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state are required in connection with the lawful selling of liquor. As 4.99%, or greater, owner of craft distillers Bendistillery and/or Bend Spirits, we are impacted by the regulatory risks relating to the production and sale of alcohol which is subject to extensive regulatory requirements regarding production, exportation, importation, marketing and promotion, labeling, distribution, pricing, and trade practices, among others. Changes in laws, regulatory measures, or governmental policies, or the manner in which current ones are interpreted, could cause the target companies to incur material additional costs or liabilities, and jeopardize the growth of their businesses in any affected market. For instance, federal, state, or local governments may prohibit, impose, or increase limitations on advertising and promotional activities, or times or locations where beverage alcohol may be sold or consumed, or adopt other measures that could limit the target companies’ opportunities to reach consumers or sell products. It is conceivable that television, newspaper, magazine, and/or internet advertising for beverage alcohol products could be limited or banned completely. Increases in regulation of this nature could substantially reduce consumer awareness of the products of the target companies in the affected markets and make the introduction of new products more challenging. The impact of increased taxation on alcohol and distilled spirits may have additional negative financial impacts on the target companies craft distillers Bendistillery and Bend Spirits.

Alcoholic beverage sales are subject to slowdowns and are seasonal

Bendistillery Inc. and Bend Spirits, Inc. are involved in the sale of a variety of distilled alcoholic beverages including vodka, whiskey and gin, and their sales of such beverages are subject to occasional slowdowns and are seasonal. Also, some health-conscious consumers are reducing or eliminating their alcohol consumption entirely. These factors could adversely affect the value of our ownership interest in those companies, which could materially adversely affect our Company and the trading price of our common stock.

Alcoholic beverage distributors are powerful and control much of the marketplace

Bendistillery Inc. and Bend Spirits, Inc. distribute their distilled alcoholic beverages through a limited number of powerful distributors that control much of the marketplace for alcoholic beverages. The loss of such distributors, or disruptions to the operations of such distributors, could adversely affect the value of our ownership interest in those companies, which could materially adversely affect our Company and the trading price of our common stock.

Increases in labor costs could harm the target companies' businesses

The U.S. in general, and Bend, Oregon in particular, are experiencing very low unemployment, and higher minimum wages, which generally results in rising labor costs. Such rising labor costs are adversely affecting the expenses of Bendistillery Inc. and Bend Spirits, Inc., and may adversely affect the expenses of other target companies' businesses, which could materially adversely affect our Company and the trading price of our common stock.

We cannot predict the effect of inquiries from and/or actions by the FDA, state attorneys general, other government agencies and/or quasi-government agencies into the production, advertising, marketing, promotion, labeling, ingredients, usage and/or sale of target companies’ products

Target companies are subject to the risks of investigations and/or enforcement actions by the FDA, state attorneys general and/or other government and/or quasi-governmental agencies relating to the advertising, marketing, promotion, ingredients, usage and/or sale of their products. If an inquiry by the FDA, a state attorney general or other government or quasi-government agency finds that the target companies’ products and/or the advertising, marketing, promotion, ingredients, usage and/or sale of such products are not in compliance with applicable laws or regulations, the target companies may become subject to fines, product reformulations, container changes, changes in the usage or sale of the target companies’ products, changes in their advertising, marketing and promotion practices, and/or injunctions on the sale of the products, each of which could have an adverse effect on our business, financial condition or results of operations and on the trading price of our common stock.

Litigation regarding target companies’ products, and related unfavorable media attention, could expose the target companies to significant liabilities and reduce demand for their products

From time to time third parties may claim that certain statements made in the target companies’ advertisements and/or on the labels of their products were false and/or misleading or otherwise not in compliance with food standards under local law, and/or that their products are not safe. Pending or threatened product-related litigation could consume significant financial and managerial resources and result in decreased demand for the target companies’ products, significant monetary awards against the target companies and injury to the target companies' reputations. This could have a material adverse effect on our Company and the trading price of our common stock.

Criticism of the target companies’ products and/or criticism or a negative perception of the target companies’ industries, could adversely affect the target companies

An unfavorable report on the health effects of the target companies’ products, including product safety concerns, could have an adverse effect on the target companies’ businesses, financial conditions and results of operations. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies’ inability to innovate successfully and to provide new cutting edge products could adversely affect the target companies’ businesses and financial results

The target companies’ ability to compete in their highly competitive industries and to achieve their business growth objectives depends, in part, on their ability to develop new products and packaging. The success of their innovation, in turn, depends on their ability to identify consumer trends and cater to consumer preferences. If they are not successful in our innovation activities, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

Changes in consumer preferences may reduce demand for some of the target companies’ products

The target companies’ industries are subject to changing consumer preferences and shifts in consumer preferences may adversely affect the target companies. The target companies’ future success will depend, in part, upon their continued ability to develop and introduce different and innovative products that appeal to consumers. In order to retain and expand their market share, the target companies must continue to develop and introduce different and innovative products, although there can be no assurance of the target companies’ ability to do so. There is no assurance that consumers will continue to purchase the target companies’ products in the future. Product lifecycles for some brands, products and/or packages may be limited to a few years before consumers’ preferences change. The products the target companies currently market are in varying stages of their product lifecycles, and there can be no assurance that such products will become or remain profitable for the target companies. The target companies may be unable to achieve volume growth through product and packaging initiatives. The target companies may also be unable to penetrate new markets. Additionally, as shopping patterns are being affected by the digital evolution, with customers embracing shopping by way of mobile device applications, e-commerce retailers and e-commerce websites or platforms, the target companies may be unable to address or anticipate changes in consumer shopping preferences. If the target companies’ revenues decline, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies’ expansion outside of the United States exposes the target companies to uncertain conditions and other risks in international markets

As some target companies’ growth strategy includes expanding internationally, if the target companies are unable to expand distribution of their products outside the United States, their growth rate could be adversely affected. In many international markets, the target companies have limited operating experience and in some areas they have no operating experience. It is costly to establish, develop and maintain international operations and develop and promote their brands in international markets. Their percentage gross profit margins in many international markets are expected to be less than the comparable percentage gross profit margins obtained in the United States. The target companies face and will continue to face substantial risks associated with having foreign operations, including: economic and/or political instability in their international markets; unfavorable foreign currency exchange rates; restrictions on or costs relating to the repatriation of foreign profits to the United States, including possible taxes and/or withholding obligations on any repatriations; and tariffs and/or trade restrictions. These risks could have a significant impact on their ability to sell their products on a competitive basis in international markets and could have a material adverse effect on their businesses, financial conditions and results of operations. Also, their operations outside of the United States are subject to risks relating to appropriate compliance with legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations, higher product damages, particularly when products are shipped long distances, potentially higher incidence of fraud and/or corruption, credit risk of local customers and distributors and potentially adverse tax consequences. This could have a material adverse effect on our Company and the trading price of our common stock.

Global or regional catastrophic events could impact target companies’ operations and affect their ability to grow their businesses

Target companies’ businesses could be affected by unstable political conditions, civil unrest, large-scale terrorist acts, especially those directed against the United States or other major industrialized countries where their products are distributed, the outbreak or escalation of armed hostilities, major natural disasters or widespread outbreaks of infectious diseases. Such events could impact the production and/or distribution of their products. In addition, such events could disrupt global or regional economic activity, which could affect consumer purchasing power, thereby reducing demand for their products. If they are unable to grow their businesses internationally as a result of these factors, their growth rate could decline. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may rely on bottlers and other contract packers to manufacture their products. If the target companies are unable to maintain good relationships with their bottlers and contract packers and/or their ability to manufacture their products becomes constrained or unavailable to them, their businesses could suffer

The target companies may not manufacture finished goods, but instead outsource manufacturing of their finished goods to bottlers and other contract packers. As a result, in the event of a disruption and/or delay, the target companies may be unable to procure alternative packing facilities at commercially reasonable rates and/or within a reasonably short time period. In addition, recently there has been a consolidation of co-packers.  If the target companies are unable to maintain good relationships with their largest co-packers, or if their costs of co-packing increase, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may rely on bottlers and distributors to distribute their products. If the target companies are unable to maintain good relationships with their existing bottlers and distributors and/or secure such bottlers and distributors, their businesses could suffer

Many of the target companies’ bottlers/distributors are affiliated with and manufacture and/or distribute other soda, carbonated and non-carbonated brands and other beverage products. In many cases, such products compete directly with the target companies’ products.

Unilateral decisions could be taken by the target companies’ bottlers/distributors, convenience and gas chains, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying certain or all of the target companies’ products that they are carrying at any time, which could cause the target companies’ businesses to suffer.

The marketing efforts of the target companies’ distributors are important for the target companies’ success. If the target companies’ brands prove to be less attractive to the target companies’ existing bottlers and distributors, if the target companies fail to attract additional bottlers and distributors, and/or the target companies’ bottlers/distributors do not market, promote and distribute the target companies’ products effectively, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

Increases in costs and/or shortages of raw materials and/or ingredients and/or fuel and/or costs of co-packing could harm the target companies’ businesses

The costs and availability of the raw materials used by the target companies are subject to fluctuations. For certain flavors purchased from third-party suppliers, these third-party flavor suppliers own the proprietary rights to certain of their flavor formulas. The target companies do not have possession of the list of such flavor ingredients or formulas used in the production of certain of their products and certain of their blended concentrates, and the target companies may be unable to obtain comparable flavors or concentrates from alternative suppliers on short notice. Industry-wide shortages of certain flavors, fruits and fruit juices, coffee, tea, dairy-based products, dietary ingredients and sweeteners have been, and could from time to time in the future be, encountered, which could interfere with and/or delay production of certain of the target companies’ products. In addition, certain of the target companies’ co-packing arrangements may allow such co-packers to increase their fees based on certain of their own cost increases. The prices of any of the above or any other raw materials or ingredients, certain of which have recently risen, may continue to rise or may rise in the future. The target companies may or may not be able to pass any of such increases on to their customers. In 2018, the United States imposed tariffs on steel and aluminum as well as on goods imported from China and certain other countries. Additional tariffs imposed by the United States on a broader range of imports, or further retaliatory trade measures taken by China or other countries in response, could result in an increase in supply chain costs. In addition, some of these raw materials, including certain sizes of cans, are available from limited suppliers. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies’ failure to accurately estimate demand for their products could adversely affect their businesses and financial results

The target companies may not correctly estimate demand for their existing products and/or new products. Their ability to estimate demand for their products is imprecise, particularly with regard to new products, and may be less precise during periods of rapid growth, particularly in new markets. If the target companies materially underestimate demand for their products or are unable to secure sufficient ingredients or raw materials or experience difficulties with their co-packing arrangements, including production shortages or quality issues, they might not be able to satisfy demand on a short-term basis. Moreover, industry-wide shortages of certain juice concentrates, dietary ingredients and sweeteners have been and could, from time to time in the future, be experienced, resulting in production fluctuations and/or product shortages. Such shortages could interfere with and/or delay production of certain of their products and could have a material adverse effect on their business and financial results. This could have a material adverse effect on our Company and the trading price of our common stock.

If the target companies do not maintain sufficient inventory levels, if the target companies are unable to deliver their products to their customers in sufficient quantities, and/or if the target companies’ customers’ or retailers’ inventory levels are too high, the target companies’ operating results could be adversely affected

If the target companies do not accurately anticipate the future demand for a particular product or the time it will take to obtain new inventory, their inventory levels may be inadequate and their results of operations may be negatively impacted. If the target companies fail to meet their shipping schedules, the target companies could damage their relationships with distributors and/or retailers, increase their distribution costs and/or cause sales opportunities to be delayed or lost. In order to be able to deliver their products on a timely basis, the target companies need to maintain adequate inventory levels of the desired products. If the inventory of their products held by their distributors and/or retailers is too high, they will not place orders for additional products, which could unfavorably impact the target companies’ future sales and adversely affect their operating results. This could have a material adverse effect on our Company and the trading price of our common stock.

The costs of packaging supplies are subject to price increases from time to time, and the target companies may be unable to pass all or some of such increased costs on to their customers

The target companies’ packaging supply contracts may allow their suppliers to alter the costs they charge the target companies for packaging supplies based on changes in the costs of the underlying commodities that are used to produce those packaging supplies. If the costs of these packaging supplies increase, the target companies may be unable to pass these costs along to their customers through corresponding adjustments to the prices they charge, which could have a material adverse effect on their results of operations. This could have a material adverse effect on our Company and the trading price of our common stock.

If the target companies encounter product recalls, their businesses may suffer and they may incur material losses

The target companies may be required from time to time to recall products entirely or from specific co-packers, markets or batches if such products become contaminated, damaged, mislabeled or otherwise materially non-compliant with applicable regulatory requirements. Material product recalls could adversely affect the target companies’ profitability and their brand images. The target companies may not maintain recall insurance. This could have a material adverse effect on our Company and the trading price of our common stock.

If the target companies are not able to retain the full-time services of senior management, there may be an adverse effect on their operations and/or their operating performance until the target companies find suitable replacements

The target companies’ businesses are dependent, to a large extent, upon the services of their senior management. The target companies may not maintain key person life insurance on any members of their senior management. The loss of services of the target companies’ senior management could adversely affect their businesses until suitable replacements can be found. There may be a limited number of personnel with the requisite skills to serve in these positions, and the target companies may be unable to locate or employ such qualified personnel on acceptable terms. This could have a material adverse effect on our Company and the trading price of our common stock.

Climate change may negatively affect the target companies’ businesses

There is concern that a gradual increase in global average temperatures due to increased carbon dioxide and other greenhouse gases in the atmosphere could cause significant changes in weather patterns around the globe and an increase in the frequency and severity of natural disasters. Changing weather patterns could result in decreased agricultural productivity in certain regions, which may limit availability and/or increase the cost of certain key ingredients, juice concentrates, and dietary and other ingredients used in the target companies’ products and could impact the food security of communities around the world. Increased frequency or duration of extreme weather conditions could also impair production capabilities, disrupt the target companies’ supply chains (including, without limitation, the availability of, and/or result in higher prices for, juice concentrates, natural flavors and dietary and other ingredients) and/or impact demand for the target companies’ products. Natural disasters and extreme weather conditions, such as hurricanes, wildfires, earthquakes or floods, may affect the target companies’ operations and the operation of the target companies’ supply chains and unfavorably impact the demand for, or the target companies’ consumers’ ability to purchase, the target companies’ products. The predicted effects of climate change may also result in challenges regarding availability and quality of water, or less favorable pricing for water, which could adversely impact the target companies’ businesses and results of operations. In addition, public expectations for reductions in greenhouse gas emissions could result in increased energy, transportation and raw material costs, and may require the target companies to make additional investments in facilities and equipment. As a result, the effects of climate change could have a long-term adverse impact on the target companies’ businesses and results of operations. Sales of the target companies’ products may also be influenced to some extent by weather conditions in the markets in which the target companies operate. Weather conditions may influence consumer demand for certain of the target companies’ beverages, which could have an effect on the target companies’ operations, either positively or negatively. This could have a material adverse effect on our Company and the trading price of our common stock.

Potential changes in accounting standards or practices and/or taxation may adversely affect the target companies’ financial results

Future changes in accounting standards or practices may have an impact on the target companies’ financial results. New accounting standards could be issued that change the way the target companies record revenues, expenses, assets and liabilities. These changes in accounting standards could adversely affect the target companies’ reported earnings. Increases in direct and indirect income tax rates could affect after-tax income. Equally, increases in indirect taxes (including environmental taxes pertaining to the disposal of beverage containers and/or indirect taxes on beverages) could affect the target companies’ products’ affordability and reduce the target companies’ sales. This could have a material adverse effect on our Company and the trading price of our common stock.

Fluctuations in the target companies’ effective tax rates could adversely affect their financial conditions and results of operations

The target companies may be subject to income and other taxes in both the U.S. and certain foreign jurisdictions. Therefore, the target companies may be subjected to audits for multiple tax years in various jurisdictions at once. At any given time, events may occur which change the target companies’ expectations about how any such tax audits will be resolved and thus, there could be variability in the target companies’ quarterly and/or annual tax rates, because these events may change the target companies’ plans for uncertain tax positions. On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act, which imposes broad and complex changes to the U.S. tax code and may have tax implications for the target companies. This could have a material adverse effect on our Company and the trading price of our common stock.

Growth of operations will depend on the acceptance of the target companies’ products and consumer discretionary spending

The acceptance of the target companies’ products by both retailers and by consumers is critically important to their success. Shifts in retailer priorities and shifts in user preferences away from target companies’ products, target companies’ inability to develop products that appeal to both retailers and consumers, or changes in target companies’ products that eliminate items popular with some consumers could harm their business. Also, their success will depend to a significant extent on discretionary user spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, target companies may experience an inability to generate revenue during economic downturns or during periods of uncertainty, when users may decide to purchase products that are cheaper or to forego purchasing any type of the target companies’ products, due to a lack of available capital. Any material decline in the amount of discretionary spending could have a material adverse effect on the target companies’ sales, results of operations, business and financial condition. This could have a material adverse effect on our Company and the trading price of our common stock.

We cannot be certain that the products that the target companies offer will become, or continue to be, appealing and as a result there may not be any demand for these products and the target companies’ sales could decrease, which would result in a loss of revenue. Additionally, there is no guarantee that interest in the target companies’ products will continue, which could adversely affect the target companies’ business and revenues

Demand for products that the target companies sell depends on many factors, including the number of customers that the target companies are able to attract and retain over time, and the competitive environments in the target companies’ industries. This may force the target companies to reduce prices below their desired pricing levels or increase promotional spending. Inability to anticipate changes in user preferences and to meet consumer’s needs in a timely and cost-effective manner all could result in immediate and longer term declines in the demand for the products the target companies plan to offer, which could adversely affect the target companies’ sales, cash flows and overall financial conditions. This could have a material adverse effect on our Company and the trading price of our common stock.

Competition that target companies face is varied and strong

The target companies’ products and industries are subject to competition. There is no guarantee that the target companies can develop or sustain a market position or expand their businesses. We anticipate that the intensity of competition in the future will increase.

The target companies compete with a number of entities in providing products to their customers. Such competitor entities include: (1) a variety of large multinational corporations, including but not limited to companies that have established loyal customer bases over several decades; (2) companies that have an established customer base, and have the same or a similar business plan as the target companies do and may be looking to expand nationwide; and (3) a variety of other local and national companies with which the target companies either currently or may, in the future, compete.

Many of the target companies’ current and potential competitors are well established and have longer operating histories, significantly greater financial and operational resources, and greater name and brand recognition than the target companies have. As a result, these competitors may have greater credibility with both existing and potential customers. They also may be able to offer more products and more aggressively promote and sell their products. The target companies’ competitors may also be able to support more aggressive pricing than the target companies will be able to, which could adversely affect sales, cause the target companies to decrease their prices to remain competitive, or otherwise reduce the overall gross profit earned on the target companies’ products. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies’ industries require the attraction and retention of talented employees

Success in the target companies’ industries does and will continue to require the acquisition and retention of highly talented and experienced individuals. Due to the growth in the targeted market segments, such individuals and the talent and experience they possess is in high demand. There is no guarantee that the target companies will be able to attract and maintain access to such individuals. If the target companies fail to attract, train, motivate and retain talented personnel, the target companies’ businesses, financial conditions, and operating results may be materially and adversely impacted. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies depend on a limited number of suppliers of raw and packaging materials

The target companies rely upon a limited number of suppliers for raw and packaging materials used to make and package their products. The target companies’ success will depend in part upon their ability to successfully secure such materials from suppliers that are delivered with consistency and at a quality that meets their requirements. The price and availability of these materials are subject to market conditions. Increases in the price of the target companies’ products due to the increase in the cost of raw materials could have a negative effect on their business.

If the target companies are unable to obtain sufficient quantities of raw and packaging materials, delays or reductions in product shipments could occur which would have a material adverse effect on the target companies’ businesses, financial conditions and results of operations. The supply and price of raw materials used to produce the target companies’ products can be affected by a number of factors beyond the target companies’ control, such as frosts, droughts, other weather conditions, economic factors affecting growing decisions, and various plant diseases and pests. If any of the foregoing were to occur, no assurance can be given that such condition would not have a material adverse effect on the target companies’ businesses, financial conditions and results of operations. In addition, the target companies’ results of operations are dependent upon their ability to accurately forecast their requirements of raw materials. Any failure by the target companies to accurately forecast its demand for raw materials could result in an inability to meet higher than anticipated demand for products or producing excess inventory, either of which may adversely affect their results of operations. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies depend on a small number of retailers for a significant portion of their sales

Food and beverage retailers across all channels in the U.S. and other markets have been consolidating, increasing margin demands of brand suppliers, and increasing their own private brand offerings, resulting in large, sophisticated retailers with increased buying power. They are in a better position to resist target companies’ price increases and demand lower prices. They also have leverage to require target companies to provide larger, more tailored promotional and product delivery programs. If the target companies and their distributor partners do not successfully provide appropriate marketing, product, packaging, pricing and service to these retailers, the target companies’ product availability, sales and margins could suffer. Certain retailers make up an important percentage of the target companies’ products’ retail volume, including volume sold by the target companies’ distributor partners. Some retailers also offer their own private label products that compete with some of the target companies’ brands. The loss of sales of any of our products by a major retailer could have a material adverse effect on our business and financial performance. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies depend on third party manufacturers for a portion of their businesses

A portion of the target companies’ sales revenue is dependent on third party manufacturers that the target companies do not control. The majority of these manufacturers’ business comes from producing and/or selling either their own products or their competitors’ products. As independent companies, these manufacturers make their own business decisions. They may have the right to determine whether, and to what extent, they manufacture the target companies’ products, the target companies’ competitors’ products and their own products. They may devote more resources to other products or take other actions detrimental to their brands. In most cases, they are able to terminate their manufacturing arrangements with the target companies without cause. The target companies may need to increase support for their brands in their territories and may not be able to pass on price increases to them. Their financial condition could also be adversely affected by conditions beyond the target companies’ control, and the target companies’ business could suffer as a result. Deteriorating economic conditions could negatively impact the financial viability of third party manufacturers. Any of these factors could negatively affect the target companies’ business and financial performance. This could have a material adverse effect on our Company and the trading price of our common stock.

Failure of third-party distributors upon which the target companies rely could adversely affect their businesses

The target companies rely heavily on third party distributors for the sale of their products to retailers. The loss of a significant distributor could have a material adverse effect on the target companies’ businesses, financial conditions and results of operations. The target companies’ distributors may also provide distribution services to competing brands, as well as larger, national or international brands, and may be to varying degrees influenced by their continued business relationships with other larger companies. The target companies’ independent distributors may be influenced by a large competitor if they rely on that competitor for a significant portion of their sales. There can be no assurance that the target companies’ distributors will continue to effectively market and distribute the target companies’ products. The loss of any distributor or the inability to replace a poorly performing distributor in a timely fashion could have a material adverse effect on the target companies’ businesses, financial conditions and results of operations. Furthermore, no assurance can be given that the target companies will successfully attract new distributors as they increase their presence in their existing markets or expand into new markets. This could have a material adverse effect on our Company and the trading price of our common stock.

Disruptions to production at the target companies’ manufacturing and distribution facilities could occur

Disruptions in production at the target companies’ manufacturing facilities could have material adverse effects on their businesses. In addition, disruptions could occur at any of the target companies’ other facilities or those of the target companies’ suppliers or distributors. The disruptions could occur for many reasons, including fire, natural disaster, weather, water scarcity, manufacturing problems, disease, strikes, transportation or supply interruption, government regulation, cybersecurity attacks or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant time to start production, each of which could negatively affect the target companies’ business and financial performance. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may be subject to seasonality related to sales of their products

The target companies’ businesses may be subject to substantial seasonal fluctuations. The target companies’ operating results for any particular quarter may not necessarily be indicative of any other results. If for any reason the target companies’ sales were to be substantially below seasonal norms, the target companies’ annual revenues and earnings could be materially and adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may fail to comply with applicable government laws and regulations

The target companies are subject to a variety of federal, state and local laws and regulations in the U.S. These laws and regulations apply to many aspects of their businesses including the manufacture, safety, labeling, transportation, advertising and sale of their products. Violations of these laws or regulations in the manufacture, safety, labeling, transportation and advertising of their products could damage their reputation and/or result in regulatory actions with substantial penalties. In addition, any significant change in such laws or regulations or their interpretation, or the introduction of higher standards or more stringent laws or regulations, could result in increased compliance costs or capital expenditures. For example, changes in recycling and bottle deposit laws or special taxes on the target companies’ beverages and their ingredients could increase in their costs. Regulatory focus on the health, safety and marketing of beverage products is increasing. Certain federal or state regulations or laws affecting the labeling of the target companies’ products, such as California’s “Prop 65,” which requires warnings on any product with substances that the state lists as potentially causing cancer or birth defects, are or could become applicable to the target companies’ products. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies face various operating hazards that could result in the reduction of their operations

The target companies’ operations are subject to certain hazards and liability risks faced by beverage companies that manufacture and distribute water, tea, wellness and energy drink products, such as defective products, contaminated products and damaged products. The occurrence of such problems could result in a costly product recall and serious damage to the target companies’ reputations for product quality, as well as potential lawsuits. Although the target companies sometimes may maintain insurance against certain risks under various general liability and product liability insurance policies, no assurance can be given that their insurance (if any) will be adequate to fully cover any incidents of product contamination or injuries resulting from their operations and their products. The target companies may not be able to continue to maintain insurance (if any) with adequate coverage for liabilities or risks arising from their business operations on acceptable terms. Even if the insurance (if any) is adequate, insurance premiums could increase significantly which could result in higher costs for the target companies. This could have a material adverse effect on our Company and the trading price of our common stock.

Litigation and publicity concerning product safety or quality, health, human and workplace rights, and other issues could damage the target companies’ brand image and corporate reputation, and may adversely affect the target companies’ results of operations, business and financial conditions

The target companies’ success depends on their ability to build and maintain the brand images for their existing products, new products and brand extensions and maintain their corporate reputations. There can be no assurance that their advertising, marketing and promotional programs and their commitments to product safety and quality and human rights will have the desired impact on their products’ brand image and on consumer preference and demand. Product safety, quality and/or ingredient content issues, efficacy or lack thereof (real or imagined), or allegations of product contamination, even if false or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products. Furthermore, the target companies’ brand images or perceived product quality could be adversely affected by litigation, unfavorable reports in the media (internet or elsewhere), studies in general and regulatory or other governmental inquiries (in each case whether involving their products or those of their competitors)

and proposed or new legislation affecting their industries. In addition, from time to time, there may be public policy endeavors that are either directly related to the target companies’ products and packaging or to their businesses. These public policy debates can occasionally be the subject of backlash from advocacy groups that have a differing point of view and could result in adverse media and consumer reaction, including product boycotts.

Similarly, the target companies’ sponsorship relationships could subject the target companies to negative publicity as a result of actual or alleged misconduct by individuals or entities associated with organizations or individuals the target companies sponsor or support.  Likewise, campaigns by activists connecting the target companies, or their supply chains, with human and workplace rights issues could adversely impact the target companies’ corporate images and reputations. Allegations, even if untrue, that the target companies are not respecting one or more of the 30 human rights found in the United Nations Universal Declaration of Human Rights; actual or perceived failure by the target companies’ suppliers or other business partners to comply with applicable labor and workplace rights laws, including child labor laws, or their actual or perceived abuse or misuse of migrant workers; and adverse publicity surrounding obesity and health concerns related to the target companies’ products, water usage, environmental impact, labor relations or the like could negatively affect the target companies’ overall reputations and brand images, which in turn could have negative impacts on the target companies’ products’ acceptance by consumers.

The target companies could also incur significant liabilities, if lawsuits or claims result in decisions against them, or litigation costs, regardless of the result. Further, any litigation may cause the target companies’ key employees to expend resources and time normally devoted to the operations of their businesses. This could have a material adverse effect on our Company and the trading price of our common stock.

It is difficult and costly for target companies to protect their proprietary rights

The target companies’ commercial success will depend in part on obtaining and maintaining trademark protection, patent protection, and trade secret protection of their products and brands, as well as successfully defending that intellectual property against third-party challenges, which they might not be able to do. The target companies will only be able to protect their intellectual property related to their trademarks, patents and brands to the extent that they have rights under valid and enforceable trademarks, patents or trade secrets that cover their products and brands, which they might not have. Changes in either the trademark and patent laws or in interpretations of trademark and patent laws in the U.S. and other countries may diminish the value of their intellectual property (if any). Accordingly, the target companies cannot predict the breadth of claims that may be allowed or enforced in their issued trademarks or their issued patents (if any). The degree of future protection for their proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect their rights or permit them to gain or keep their competitive advantage. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in their loss of significant rights and the assessment of treble damages

From time to time the target companies may face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect the target companies negatively. For example, were a third party to succeed on an infringement claim against the target companies, the target companies may be required to pay substantial damages (including up to treble damages if such infringement were found to be willful). In addition, the target companies could face an injunction, barring them from conducting the allegedly infringing activity. The outcome of the litigation could require the target companies to enter into a license agreement which may not be under acceptable, commercially reasonable, or practical terms or the target companies may be precluded from obtaining a license at all. It is also possible that an adverse finding of infringement against the target companies may require them to dedicate substantial resources and time in developing non-infringing alternatives, which may or may not be possible. In the case of diagnostic tests, the target companies would also need to include non-infringing technologies which would require the target companies to re-validate their tests. Any such re-validation, in addition to being costly and time consuming, may be unsuccessful.

Finally, the target companies may initiate claims to assert or defend their own intellectual property against third parties. Any intellectual property litigation, irrespective of whether the target companies are the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert the target companies’ management’s attention from their businesses and negatively affect their operating results or financial condition. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may be subject to claims by third parties asserting that the target companies’ employees or the target companies have misappropriated the third parties’ intellectual property, or claiming ownership of what the target companies regard as their own intellectual property

Although the target companies try to ensure that they, their employees, and independent contractors do not use the proprietary information or know-how of others in their work for the target companies, they may be subject to claims that they, their employees, or independent contractors have used or disclosed intellectual property in violation of others’ rights. These claims may cover a range of matters, such as challenges to the target companies’ trademarks, as well as claims that their employees or independent contractors are using trade secrets or other proprietary information of any such employee’s former employer or independent contractors. As a result, the target companies may be forced to bring claims against third parties, or defend claims they may bring against the target companies, to determine the ownership of what the target companies regard as their intellectual property. If the target companies fail in prosecuting or defending any such claims, in addition to paying monetary damages, the target companies may lose valuable intellectual property rights or personnel. Even if the target companies are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management. This could have a material adverse effect on our Company and the trading price of our common stock.

We will not control businesses in which we own a minority equity ownership interest

We will not control any business in which we own a minority equity ownership interest. We can provide no assurance that the owner of the majority equity ownership interest of such business will be able to manage such business successfully. A failure by the owner to such majority equity ownership interest in such business could materially adversely affect our Company and the trading price of our common stock.

Under US generally accepted accounting principles (US GAAP), we will not be able to consolidate our financial statements with the financial statements of companies in which we own minority equity ownership interests

Under US GAAP, we will use the cost method to account for our minority equity ownership interests in CBD-Infused Products Companies because we will own less than 20% of a target companies’ equity ownerships, and because we will have no substantial influence over the management of the CBD-Infused Products Companies. Under the cost method of accounting, we will report the historical costs of the investments as assets on our balance sheet. However, US GAAP does not permit the consolidation of our financial statements with the financial statements of companies in which we own minority equity ownership interests. As such, we will not be allowed to consolidate into our financial statements any portion of the revenues, earnings or assets of companies in which we own minority equity ownership interests. Moreover, even if there is evidence that the fair market values of the investments have increased above their historical costs, US GAAP does not allow increasing the recorded values of the investments. Under US GAAP, the only adjustments that may be made to the historical costs of the investments are write downs of the values of the investments, which must be made if there is evidence that the fair market values of the investments have declined to below the recorded historical costs. As a result of these effects of US GAAP, potential buyers of our stock may be confused because they may not be able to immediately understand the financial results and the values of the ownership interests that we have in CBD-Infused Products Companies. This situation could materially adversely affect our Company and the trading price of our common stock.

We may not be able to exit from minority equity ownership interests

We may not be able to exit from minority equity ownership interests on acceptable terms, if at all. Because our minority equity ownership interests will not allow us to control the management, operations, and direction of the businesses, a potential sale or other exit from such investment may be extremely difficult or impossible to achieve on acceptable terms, if at all. The owners of the majority equity ownership interests in such businesses may refuse to cooperate with such a sale or exit, or may engage in business practices including but not limited to inflated salaries, stock dilution, or other behavior that would result in our minority equity ownership interests having an extremely limited or non-existent market. Such a situation could materially negatively affect our Company and the trading price of our common stock.

We may not be able to properly brand our Company

Because we intend to acquire equity ownership interests in many different CBD-Infused Products Companies, with a range of products, packaging, names and cultures, we may not be able to properly brand our Company or properly represent all of the companies in which we are invested. Consumers and potential investors may have difficulty assimilating all of our diverse business interests, and consequently may not give these equity ownership interests proper valuations. Even if we change the name of our Company to a name that more properly reflects our focus on acquiring equity ownership interests in CBD-Infused Products Companies, such a name change may not be embraced by consumers or potential investors. This situation could materially negatively affect our Company and the trading price of our common stock.

We may not be able to properly manage multiple businesses

We may not be able to properly manage multiple businesses in the CBD-infused products industry. Managing multiple businesses would be more complicated than managing a single line of business, and would require that we hire and manage executives with experience and expertise in different fields. We can provide no assurance that we will be able to do so successfully. A failure to properly manage multiple businesses could materially adversely affect our Company and the trading price of our common stock.

We may not be able to successfully integrate new acquisitions

Even if we are able to acquire additional companies or assets, we may not be able to successfully integrate those companies or assets. For example, we may need to integrate widely dispersed operations with different corporate cultures, operating margins, competitive environments, computer systems, accounting software, compensation schemes, business plans and growth potential requiring significant management time and attention. In addition, the successful integration of any companies we acquire will depend in large part on the retention of personnel critical to our combined business operations due to, for example, unique technical skills or management expertise. We may be unable to retain existing management, finance, accounting, engineering, sales, customer support, and operations personnel that are critical to the success of the integrated Company, resulting in disruption of operations, loss of key information, expertise or know-how, unanticipated additional recruitment and training costs, and otherwise diminishing anticipated benefits of these acquisitions, including loss of revenue and profitability. Failure to successfully integrate acquired businesses could have a material adverse effect on our Company and the trading price of our common stock.

Our acquisitions of businesses may be extremely risky and we could lose all of our investments

We may invest in the CBD-infused products industry or other risky industries. An investment in these companies may be extremely risky because, among other things, the companies we are likely to focus on:  (1) may be viewed as being illegal by the FDA, by state governments, or by other governmental or regulatory bodies and agencies; (2) typically have limited operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns; (3) tend to be privately-owned and generally have little publicly available information and, as a result, we may not learn all of the material information we need to know regarding these businesses; (4) are more likely to depend on the management talents and efforts of a small group of people; and, as a result, the death, disability, resignation or termination of one or more of these people could have an adverse impact on the operations of any business that we may acquire; (5) may have less predictable operating results; (6) may from time to time be parties to litigation; (7) may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence; (8) may require substantial additional capital to support their operations, finance expansion or maintain their competitive position; and (9) their financial statements may be unaudited, improperly prepared, and/or their internal financial controls may be inadequate or non-existent. Our failure to make acquisitions efficiently and profitably could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Future acquisitions may fail to perform as expected

Future acquisitions may fail to perform as expected. The acquisitions may be unaudited and we may be supplied inaccurate or misleading historical financial results. Also, non-financial information supplied to us regarding the acquisitions may be inaccurate or misleading. We may overestimate cash flow, underestimate costs, or fail to understand risks. This could materially adversely affect our Company and the trading price of our common stock.

Competition may result in overpaying for acquisitions

Other investors with significant capital may compete with us for attractive investment opportunities. These competitors may include publicly traded companies, private equity firms, privately held buyers, individual investors, and other types of investors. Such competition may increase the price of acquisitions, or otherwise adversely affect the terms and conditions of acquisitions. This could materially adversely affect our Company and the trading price of our common stock.

We may have insufficient resources to cover our operating expenses, dividends owed on our preferred stock, and the expenses of raising money and consummating acquisitions

We have limited cash to cover our operating expenses, dividends owed on our preferred stock, and the expenses incurred in connection with money raising and a business combination. It is possible that we could incur substantial costs in connection with money raising or a business combination. If we do not have sufficient proceeds available to cover our expenses, we may be forced to obtain additional financing, either from our management or third parties. We may not be able to obtain additional financing on acceptable terms, if at all, and neither our management nor any third party is obligated to provide any financing. This could have a negative impact on our Company and our common stock price.

The nature of our proposed future operations is speculative and will depend to a great extent on the businesses which we acquire

While management currently is exclusively exploring potential acquisitions of CBD-Infused Products Companies, there can be no assurance that we will be successful in locating an acquisition candidate meeting our criteria. In the event we complete a merger or acquisition transaction, of which there can be no assurance, our success, if any, will be dependent upon the operations, financial condition and management of the target company, and upon numerous other factors beyond our control. If the operations, financial condition or management of the target company were to be disrupted or otherwise negatively impacted following a transaction, our Company and our common stock price would be negatively impacted.

We may carry out actions that will not require our stockholders’ approval

The terms and conditions of any acquisition could require us to take actions that would not require our stockholders’ approval. In order to acquire certain companies or assets, we may issue additional shares of common or convertible preferred stock, borrow money or issue debt instruments including debt convertible into capital stock. Not all of these actions would require our stockholders’ approval even if these actions dilute our stockholders’ economic or voting interests as shareholders.

Our investigation of potential acquisitions will be limited

Our analysis of new business opportunities will be undertaken by or under the supervision of our Investment Committee. Inasmuch as we will have limited funds available to search for business opportunities and ventures, we will not be able to expend significant funds on a complete and exhaustive investigation of such business or opportunity. We will, however, investigate, to the extent believed reasonable by our Investment Committee, such potential business opportunities or ventures by conducting a “due diligence investigation”. In a due diligence investigation, we intend to obtain and review materials regarding the business opportunity. Typically, such materials will include information regarding a target companies’ products, services, contracts, management, ownership, and financial information. In addition, we intend to cause our Investment Committee to personally meet with management and key personnel of target companies, ask questions regarding the target companies’ prospects, tour facilities, and conduct other reasonable investigation of the target companies to the extent of our limited financial resources and management and technical expertise. Any failure of our typical due diligence investigation to uncover issues and problems relating to target companies could materially adversely affect our Company and the trading price of our common stock.

We will have only a limited ability to evaluate the directors and management of potential acquisitions

We may make a determination that our current directors and Chief Executive Officer should not remain, or should reduce their roles, following money raising or a business combination, based on an assessment of the experience and skill sets of new directors and officers and the management of target companies. We cannot assure you that our assessment of these individuals will prove to be correct. This could have a material adverse effect on our Company and the trading price of our common stock.

We will be dependent on outside advisors to assist us

In order to supplement the business experience of management, we may employ accountants, technical experts, appraisers, attorneys, independent contractors or other consultants or advisors. The selection of any such advisors will be made by management and without any control from shareholders. Additionally, it is anticipated that such persons may be engaged by us on an independent basis without a continuing fiduciary or other obligation to us. This could have a material adverse effect on our Company and the trading price of our common stock.

We may fail to manage our growth effectively

Future growth through acquisitions and organic expansion would place a significant strain on our managerial, operational, technical, training, systems and financial resources. We can give you no assurance that we will be able to manage our expanding operations properly or cost effectively. A failure to properly and cost-effectively manage our expansion could materially adversely affect our Company and the trading price of our common stock.

The management of companies we acquire may lose their enthusiasm or entrepreneurship after the sale of their businesses

We can give no assurance that the management of future companies we acquire will have the same level of enthusiasm for operating their businesses following their acquisition by us; or, if they cease performing services for the acquired businesses, that we will be able to install replacement management with the same skill sets and determination. There also is always a risk that management of companies we acquire will attempt to reenter the market and possibly seek to recruit some of our employees. This could materially adversely affect our business and the trading price of our common stock.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination

We believe we will not be subject to regulation under the Investment Company Act (the “Act”) insofar as we will not be engaged in the business of investing or trading in securities. However, in the event that we engage in business combinations which result in us holding passive investment interests in a number of entities, we may become subject to regulation under the Act. In such event, we may be required to register as an investment company and may incur significant registration and compliance costs. We have obtained no formal determination from the government as to our status under the Act, and consequently, any violation of such Act might subject us to material adverse consequences.

Risk Factors Relating to Accounting and Internal Financial Controls

We do not currently employ a full time chief executive officer or a full time chief financial officer

Our chief executive officer and our chief financial officer are part-time employees. There is no assurance that we will be able to retain full-time officers and compensate them at a level acceptable to us. This could materially adversely affect our Company and the trading price of our common stock.

New accounting standards could adversely impact us

From time to time, the Financial Accounting Standards Board, the SEC and other regulatory bodies may issue new and revised standards, interpretations and other guidance that change Generally Accepted Accounting Principles in the United States (“GAAP”). The effects of such changes may include prescribing an accounting method where none had been previously specified, prescribing a single acceptable method of accounting from among several acceptable methods that currently exist, or revoking the acceptability of a current method and replacing it with an entirely different method, among others. Such changes to GAAP could adversely impact our results of operations, financial condition and other financial measures. Such changes could materially adversely affect our Company and the trading price of our common stock.

Decreased effectiveness of stock options could adversely affect our ability to attract and retain employees

We expect to use stock options, warrants, and/or rights to purchase warrants to purchase common stocks as key components of our employee compensation program in order to align employees’ interests with the interests of our stockholders, encourage employee retention, and to provide competitive compensation packages. Volatility or lack of positive performance in our common stock price may adversely affect our ability to retain key employees or to attract additional highly-qualified personnel. At any given time, a portion of our outstanding employee stock options, warrants, and/or rights to purchase warrants, to purchase common stock may have exercise prices in excess of our then-current common stock price, or may have expired worthless. To the extent these circumstances occur, our ability to retain employees may be adversely affected. As a result, we may have to incur increased compensation costs, change our equity compensation strategy, or find it difficult to attract, retain and motivate employees. Any of these situations could materially adversely affect our Company and the trading price of our common stock.

OTHER PROPOSED ACTIONS

None.

ITEM 2.

STATEMENT THAT PROXIES ARE NOT SOLICITED

WE ARE NOT ASKING FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

ITEM 3.

INTEREST OF CERTAIN PERSONS IN OR

IN OPPOSITION TO MATTERS TO BE ACTED UPON

Gerard M. Jacobs, our CEO, and William C. Jacobs, our President and CFO, are interested in the acquisition of CBD Lion to the extent that the terms of the Merger require them to make certain representations to CBD Lion and enter into a stockholders agreement. In addition, pursuant to their compensation agreements, Messrs. Jacobs and Jacobs are entitled to a step-up in compensation and benefits in the event that the Merger closes. Other than that, none of the persons who have been directors or officers of the Company at any time since the beginning of the last fiscal year, nor any associate of any such persons, has any interest in the matters to be acted upon.  None of our directors has informed us in writing that he intends to oppose any action to be taken by us.  No proposals have been received from any of our stockholders.

ITEM 4.

PROPOSALS BY SECURITY HOLDERS

None.

ITEM 5.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

(a) Unless the Company has received contrary instructions from one or more such stockholder, we will only deliver one copy of this Information Statement to multiple stockholders sharing an address. This practice known as “householding” is intended to reduce the Company’s printing and postage costs. We will, upon request, promptly deliver a separate copy of this Information Statement to a stockholder who shares an address with another stockholder.

(b) We have undertaken to deliver promptly upon written or oral request a separate copy of the annual report to security holders, information statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the registrant that the security holder wishes to receive a separate copy of an annual report to security holders, information statement, or Notice of Internet Availability of Proxy Materials, as applicable;

(c) A stockholder who wishes to receive a separate annual report to security holders, information statement, or Notice of Internet Availability of Proxy Materials, as applicable, in the future by making either a written request to the Company at 31 N. Suffolk Lane, Lake Forest, Illinois 60045, or oral request via telephone at (847) 915-2446.

(d) Stockholders holders sharing an address can request delivery of a single copy of annual reports to security holders, information statements, or Notices of Internet Availability of Proxy Materials if they are receiving multiple copies of annual reports to security holders, information statements, or Notices of Internet Availability of Proxy Materials by making either a written request to the Company at 31 N. Suffolk Lane, Lake Forest, Illinois 60045, or oral request via telephone at (847) 915-2446.

FORWARD-LOOKING STATEMENTS

This Information Statement includes forward-looking statements. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about us.  The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict.  In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement.  The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information.  You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Commission. You can read and copy any materials that the Company files with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.   You can obtain information about the operation of the SEC’s Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission also maintains a Web site that contains information we file electronically with the Commission, which you can access over the Internet at www.sec.gov.

Dated:  October 15, 2019

By Consent of the Board of Directors

/s/ Gerard M. Jacobs

Gerard M. Jacobs

Chairman, Chief Executive Officer and Secretary

EXHIBITS

Exhibit A – Written Consent of the Majority Shareholders

Exhibit B – Articles of Organization of CBD Lion LLC

Exhibit C – Certificate of Amendment Articles of Incorporation of Acquired Sales Corp.

Exhibit D – Agreement and Plan of Merger

Exhibit A –  Written Consent of the Majority Shareholder

ACTIONS BY WRITTEN CONSENT OF THE

STOCKHOLDERS OF

ACQUIRED SALES CORP.

In accordance with Section 78.320 of the Nevada Revised Statutes (the “NRS”) and Article II, Section 2.12 of the Bylaws of Acquired Sales Corp., a Nevada corporation (the “Corporation”), the undersigned, being holders of a majority of the voting power of the Corporation’s Common Stock entitled to vote hereby adopt the following recitals and resolutions effective as of the date this Written Consent has been signed by stockholders holding a majority of the voting power of the Corporation’s Common Stock entitled to vote.

Approval of Merger

WHEREAS, the Corporation desires to acquire CBD LION LLC, an Illinois limited liability company (“Lion”) (the “Merger”), pursuant to the terms and conditions set forth in that certain Agreement and Plan of Merger (the “Plan of Merger,” a copy of which is attached hereto as Exhibit A), by and among the Corporation, Lion and the Corporation and certain principals of the Corporation and Lion), with the Corporation as the surviving corporation, and hereby declaring that all terms not otherwise defined herein shall have the meanings ascribed to them in the Plan of Merger; and

WHEREAS, the total consideration to be paid by the Corporation to Lion is cash in the amount of $2,000,000 plus 5,000,000 shares of the Corporation’s common stock which shall be issued on a pro rata basis for each Lion membership interest issued and outstanding immediately prior to the Effective Time, as defined and described in the Plan of Merger;

WHEREAS, pursuant to the terms of the proposed Merger, each Company Membership Interest issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) such number of shares of AQSP Common Stock equal to the product of (A) the Interest Ratio, multiplied by (B) the Stock Consideration (such product, the “Per Interest Stock Consideration”); (ii) an amount in cash equal to the product of (A) the Interest Ratio, multiplied by (B) the Cash Consideration (such product, the “Per Interest Cash Consideration”); and (iii) any cash in lieu of fractional shares of AQSP Common Stock payable pursuant to Section 2.1(c) of the Plan of Merger (together the “Merger Consideration”); and

WHEREAS, the Corporation Shareholders have determined the Merger (i) to be in the best interests of the Corporation and the Corporation stockholders, and (ii) to be consistent with and in furtherance of the Corporation’s long-term business strategy;

NOW, THEREFORE, BE IT RESOLVED, that the Plan of Merger, pursuant to the terms of which Lion will be merged with and into the Corporation, with the Corporation  being the surviving corporation, such that that holders of Lion equity will be entitled to receive the Merger Consideration thereunder, is hereby approved and adopted;

RESOLVED FURTHER, that the Merger is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

RESOLVED FURTHER, that the appropriate executive officers of the Corporation be, and hereby are, authorized, empowered and directed, in the name and on behalf of the Corporation, to negotiate, execute and deliver the Plan of Merger, other agreements, documents and filings necessary to consummate the Merger, without qualification (collectively, the “Transaction Documents”), and to take such other action as may be necessary or appropriate to comply with the Plan of Merger.

Amendment Articles of Incorporation To Change Name to CBD Lion

WHEREAS, the Corporation’s Board of Directors has declared it advisable and in the best interests of the Corporation and directed that there be submitted to the stockholders a proposed amendment to Article I of the articles of incorporation of the Corporation to change its name from Acquired Sales Corp. to CBD LION CORP. (the "Amended Articles");

WHEREAS, the Corporation’s Board of Directors believes this name change to be in the best interest of the Corporation, because in light of the Corporation’s pending acquisition of Lion pursuant to the Plan of Merger, the name “Acquired Sales Corp.” no longer accurately reflects the Corporation’s operations and interests;

WHEREAS, the Amended Articles have been submitted for the approval of the Corporation’s stockholders in accordance with Section 78.390 of the Nevada Revised Statutes; and

WHEREAS, the Board of Directors of the Corporation has recommended that the stockholders approve the Amended Articles and the filing of the Amended Articles with the Nevada Secretary of State;

NOW THEREFORE, IT IS HEREBY RESOLVED, that the Amended Articles to change the name of the Corporation from Acquired Sales Corp., Inc. to CBD LION CORP. are hereby approved in all respects, and the officers of the Corporation are hereby authorized, on behalf of the Corporation, to execute, deliver, and file the Amended Articles, together with such modifications as may be approved by the Corporation’s officers, with the Nevada Secretary of State;

RESOLVED FURTHER, that the Corporation is authorized to file a certificate of amendment to amend its articles of incorporation to reflect the name change to CBD LION CORP.;

RESOLVED FURTHER, that prior to filing, the officers of the Corporation are hereby authorized, on behalf of the Corporation, to do any and all other things necessary in connection with the Amended Articles as any of them may approve, such approval to be conclusively evidenced by his execution or performance thereof; and

RESOLVED FURTHER, that at any time prior to the effectiveness of the filing of the Amended Articles with the Nevada Secretary of State, the Board of Directors of the Corporation may abandon such Amended Articles without further action by the stockholders.

Omnibus Resolutions

RESOLVED, that all actions of the Board of Directors of the Corporation and the officers of the Corporation previously taken in furtherance of or in connection with the matters described in the foregoing resolutions are hereby fully ratified and confirmed; and

RESOLVED, that the officers of the Corporation, and each of them, are hereby authorized and directed to prepare (or cause to be prepared) and execute any additional documents and to take such additional action as they deem necessary or advisable, to carry out the purposes and accomplish the intent of the foregoing resolutions.

* * *

This Written Consent shall be filed in the Minute Book of the Corporation and shall become a part of the records of the Corporation.  This Written Consent may be executed in counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned holder of Common Stock of the Corporation has duly executed this Written Consent as of the date written below, understanding that this Written Consent will be effective as of the date it has been signed by stockholders holding a majority of the voting power of the Corporation’s Common Stock entitled to vote.

NAME OF SHAREHOLDER: ____________________________________________________

SIGNATURE: _________________________________________________________________

DATE: _______________________________________________________________________

NUMBER OF SHARES OF COMMON STOCK

OF THE CORPORATION OWNED BY SHAREHOLDER:_____________________________

Exhibit B –  Articles of Organization of CBD Lion LLC

Form **LLC-5.5**	**Illinois** **Limited Liability Company Act** **Articles of Organization**	FILE # **06426069**
Secretary of State Jesse White Department of Business Services Limited Liability Division www.cyberdriveillinois.com	**Filing Fee:** **$500** **Expedited Fee:** **$100** **Approved By:** **TLB**	**FILED** **AUG 05 2017** **Jesse White** **Secretary of State**

1. Limited Liability Company Name: CBD LION LLC

2. Address of Principal Place of Business where records of the company will be kept:
   1111 E TOUHY SUITE 230
   DES PLAINES, IL 60018

3. The Limited Liability Company has one or more members on the filing date.

4. Registered Agent's Name and Registered Office Address:

   KENNETH H BROWN
   600 CENTRAL AVE STE 325
   HIGHLAND PARK, IL 60035-5616

5. Purpose for which the Limited Liability Company is organized:
   "The transaction of any or all lawful business for which Limited Liability Companies may be organized under this Act."

6. The LLC is to have perpetual existence.

7. Name and business addresses of all the managers and any member having the authority of manager:

   LUNDGREN, ERIK S
   1111 E TOUHY STE 230
   DES PLAINES, IL 60018

8. **Name and Address of Organizer**
   I affirm, under penalties of perjury, having authority to sign hereto, that these Articles of Organization are to the best of my knowledge and belief, true, correct and complete.

   Dated: AUGUST 05, 2017

   KENNETH H BROWN
   600 CENTRAL
   HIGHLAND PARK, IL 60035

This document was generated electronically at www.cyberdriveillinois.com

Exhibit C –  Certificate of Amendment Articles of Incorporation  Acquired Sales Corp.

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Acquired Sales Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE I

NAME

The name of the Corporation is CBD Lion Corp.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 1,488,974

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

Exhibit D –  Agreement and Plan of Merger